Exhibit 10.2

Note purchase agreement

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of May 14, 2019, by and among GOODRICH PETROLEUM CORPORATION, a Delaware corporation (the “Company”), GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company (the “Subsidiary Guarantor”) and certain funds and accounts managed by Franklin Advisers, Inc., as investment manager (“FAV”) (each such fund or account, together with its successors and assigns, a “Purchaser”).

WHEREAS, each Purchaser has agreed to purchase a principal amount, as set forth on Schedule 1 hereto, of the Company’s 13.50% Convertible Second Lien Senior Secured Notes due 2021 (the “Notes”) under the Indenture, in the form attached as Exhibit A hereto, to be entered into on the Closing Date (defined below) by and among the Company, the Subsidiary Guarantor and Wilmington Trust, National Association, as Trustee and Collateral Agent for the benefit of the Purchaser (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”) on the terms and conditions set forth therein and herein;

WHEREAS, the parties desire to memorialize certain of the Company’s and the Subsidiary Guarantor’s obligations in respect of the purchase of the Notes;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.      DEFINITIONS.

Section 1.01.     Meanings. Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture attached as Exhibit A hereto.

2.      CONDITIONS PRECEDENT

Section 2.01.     Closing Date. On the Closing Date each Purchaser shall purchase the principal amount of Notes at the purchase price as set forth on Schedule 1 hereto next to such Purchaser’s name. The Purchasers shall not be obligated to purchase the Notes until the date on which each of the following conditions is satisfied (or waived by FAV, in FAV’s sole discretion) (such date, the “Closing Date”):

(a)     The Purchasers shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of the reasonable legal fees and expenses of DLA Piper LLP (US), special counsel to the Purchasers, and all other out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(b)     FAV shall have received a certificate of the Secretary or an Assistant Secretary of the Company and the Subsidiary Guarantor setting forth (i) resolutions of the Company’s board of directors and the sole member of the Subsidiary Guarantor with respect to the authorization of the Company or the Subsidiary Guarantor to execute and deliver the Note Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Company or the Subsidiary Guarantor (A) who are authorized to sign the Note Documents to which the Company or the Subsidiary Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Indenture and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Company and the Subsidiary Guarantor, certified as being true and complete. The Purchaser may conclusively rely on such certificate until the Trustee receives notice in writing from the Company to the contrary.

(c)     FAV shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Company and the Subsidiary Guarantor.

(d)     FAV shall have received a compliance certificate, which shall be substantially in the form described in Section 7.04 of the Indenture, duly and properly executed by an officer of the Company and dated as of the Closing Date.

(e)     The Indenture, in the form attached as Exhibit A hereto, the Intercreditor Agreement, in the form attached as Exhibit B hereto, the Registration Rights Agreement, in the form attached as Exhibit C hereto, and the other Note Documents, each in form and substance reasonably satisfactory to the Company and FAV, shall have been duly executed and delivered by the Company and the Subsidiary Guarantor (in such number of counterparts as may be requested by FAV), the Trustee and the Purchasers, and the 144A Global Note, in the form attached to the Indenture, shall have been duly executed and delivered by the Company and the Subsidiary Guarantor and authenticated by the Trustee and shall have been made eligible for clearance and settlement through the facilities of The Depositary Trust Company.

(f)     The Purchasers shall have received an opinion of Vinson & Elkins L.L.P., counsel to the Company and opinions of Copeland Cook Taylor & Bush, P.A., Mississippi counsel, and Cook, Young, King & Galloway, Louisiana counsel for the Company and the Subsidiary Guarantor, all such opinions in form and substance reasonably satisfactory to the Purchasers and the Trustee.

(g)     The Trustee shall have received a certificate of insurance coverage of the Company evidencing that the Company is carrying insurance in accordance with Section 7.07 of the Indenture.

(h)     FAV shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Company and the Subsidiary Guarantor for each jurisdiction requested by the Purchaser other than those being released on or prior to the Closing Date or Liens permitted by Section 7.24 of the Indenture.

(i)     After giving effect to the issuance of Notes on the Closing Date, the Company and its Subsidiaries shall have no outstanding Indebtedness, contingent liabilities or preferred stock, except (a) Indebtedness incurred pursuant to the Indenture and the other Note Documents and (b) such other existing Indebtedness and contingent liabilities that are permitted under the Indenture.

(j)     The Purchasers shall have received such other documents as FAV or DLA Piper LLP (US) may reasonably request.

(k)     No Default under the Indenture or this Agreement or any other Indebtedness of the Company or the Subsidiary Guarantor shall have occurred and be continuing or result from the closing of the Transactions.

(l)     No event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(m)     The Purchasers shall have received a certificate of an officer of the Company dated as of the Closing Date certifying that the representations and warranties of the Company and the Subsidiary Guarantor set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of the date hereof.

(n)     The representations and warranties of the Company and the Subsidiary Guarantor set forth in the Indenture and in the other Note Documents, as applicable, shall be true and correct.

(o)     Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall have received duly executed agreements in form and substance satisfactory to the Collateral Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to Investment Property (as defined in the UCC), or as used in Section 9-104(a) of the UCC as such term relates to deposit accounts) of the deposit accounts of the Company and the Subsidiaries maintained at Wells Fargo Bank, N.A.

(p)     The First Lien Credit Agreement shall be in form and substance reasonably satisfactory to FAV and shall have been executed and delivered on the date hereof.

(q)     The Purchasers shall have received a certificate of an officer of the Company certifying that the Asset Coverage Ratio as of the Closing Date is not less than 1.5 to 1.0.

(r)     The Purchasers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act, in each case to the extent requested at least five Business Days prior to the Closing Date.

(s)     The Company’s 13.50% Convertible Second Lien Senior Secured Notes due 2019 (the “Existing Notes”) shall have been fully redeemed in accordance with the Indenture dated as of October 12, 2016, among the Company, the Subsidiary Guarantor and Wilmington Trust, National Association, as Trustee and Collateral Agent (the “Existing Notes Indenture”), and FAV shall have confirmed in writing to the Company (email being sufficient) receipt by those funds and accounts managed by FAV that hold positions in the Existing Notes (the
“FAV Holders”) of the full amount of the redemption payment provided under the Existing Notes Indenture attributable to the Existing Notes held by the FAV Holders.

3.      REPRESENTATIONS AND WARRANTIES

The Company and the Subsidiary Guarantor represent and warrant to the Purchasers that on the date hereof:

Section 3.01.     Organization; Powers.

Each of the Company and the Subsidiary Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 3.02.     Authority; Enforceability.

The Transactions are within the Company’s and the Subsidiary Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Company or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Note Document to which the Company and the Subsidiary Guarantor is a party has been duly executed and delivered by the Company and the Subsidiary Guarantor and constitutes a legal, valid and binding obligation of the Company and the Subsidiary Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.     Approvals; No Conflicts.

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Company or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Note Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect, other than (i) the recording and filing of the Security Documents as required by the Indenture, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Note Documents and (iii) the filing of any document with the Commission, (b) do not violate any applicable law or regulation in any material respect or the charter, by-laws or other organizational documents of the Company, except any such violation that has been waived prior to the Closing Date, or the Subsidiary Guarantor or any order of any Governmental Authority, (c) will not violate or result in a default under any material agreement or other instrument binding upon the Company or the Subsidiary Guarantor or its Properties, or give rise to a right thereunder to require any payment to be made by the Company or the Subsidiary Guarantor and (d) will not result in the creation or imposition of any Lien on any Property of the Company or the Subsidiary Guarantor (other than the Liens created by the Note Documents).

Section 3.04.     Financial Condition; Independent Accountants; No Material Adverse Change.

(a)     The historical consolidated financial statements of the Company and its Subsidiaries, together with the related schedules (if any) and notes, included in the reports filed with the Commission comply in all material respects with the applicable requirements of the Exchange Act, have been prepared, in all material respects, in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended applied on a consistent basis throughout the periods covered thereby subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements (such financial information, the “Financial Statements”).

(b)     Moss Adams LLP, who have certified certain financial statements of the Company and its subsidiaries included in the reports filed with the Commission, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(c)     Since December 31, 2018, there has been no event, development or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)     Neither the Company nor the Subsidiary Guarantor has on the date hereof any material Indebtedness (including Disqualified Stock) or any material contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 3.05.     Litigation.

Except as set forth on Schedule 3.05 hereto, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or the Subsidiary Guarantor (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Note Document or the Transactions.

Section 3.06.     Environmental Matters.

Except for such matters as set forth on Schedule 3.06 hereto or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)     The Company and the Subsidiary Guarantor and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b)     The Company and the Subsidiary Guarantor have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and neither the Company nor the Subsidiary Guarantor have received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c)     There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Company’s knowledge, threatened against the Company or the Subsidiary Guarantor or any of their respective Properties or as a result of any operations at such Properties.

(d)     None of the Properties of the Company or the Subsidiary Guarantor contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e)     There has been no Release or, to the Company’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Company’s or the Subsidiary Guarantor’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Company, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real Property.

(f)     Neither the Company nor the Subsidiary Guarantor has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real Properties offsite the Company’s or the Subsidiary Guarantor’s Properties and, to the Company’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g)     There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Company’s or the Subsidiary Guarantor’s Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h)     The Company and the Subsidiary Guarantor have provided to the Purchaser complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters relating to any alleged or potential non-compliance with or liability under Environmental Laws that are in any of the Company’s or the Subsidiary Guarantor’s possession or control and relating to their respective Properties or operations thereon.

Section 3.07.     Compliance with the Laws and Agreements; No Defaults.

(a)     Each of the Company and the Subsidiary Guarantor is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)     No Default has occurred and is continuing.

Section 3.08.     Investment Company Act.

Neither the Company nor the Subsidiary Guarantor is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09.     Taxes.

The Company and the Subsidiary Guarantor have each timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and the Subsidiary Guarantor in respect of Taxes and other governmental charges are, in the reasonable opinion of the Company, adequate. No Tax Lien (other than a Permitted Lien) has been filed and, to the knowledge of the Company, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 3.10.     ERISA.

(a)     The Company, the Subsidiary Guarantor and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)     Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c)     No act, omission or transaction has occurred which could result in imposition on the Company, the Subsidiary Guarantor or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)     Full payment when due has been made of all amounts which the Company, the Subsidiary Guarantor or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e)     Neither the Company, the Subsidiary Guarantor nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Company, the Subsidiary Guarantor or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f)     Neither the Company, the Subsidiary Guarantor nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 3.11.     Disclosure; No Material Misstatements.

(a)      None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company or the Subsidiary Guarantor to the Trustee or the Purchaser or any of its Affiliates in connection with the negotiation of the Indenture or any other Note Document or delivered hereunder or under any other Note Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and it further being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each reserve report are necessarily based upon professional opinions, estimates and projections and that the Company and the Subsidiary Guarantor do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b)      Since December 31, 2018, the documents filed by the Company with the Commission, when they were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.12.     Insurance.

The Company and the Subsidiary Guarantor have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Company and the Subsidiary Guarantor. The Trustee has been named as an additional insured in respect of such liability insurance policies and the Trustee has been named as loss payee with respect to Property loss insurance.

Section 3.13.     Restriction on Liens.

Neither the Company nor the Subsidiary Guarantor is a party to any material agreement or arrangement (other than the Note Documents, any Capitalized Lease Obligations permitted by clause (10) of the definition of Permitted Liens and the First Lien Credit Agreement), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Trustee and the Purchaser on or in respect of their Properties to secure the Indebtedness in respect of the Notes and the Note Documents.

Section 3.14.     Subsidiaries.

All of the Subsidiaries of the Company and the Subsidiary Guarantor, if any, are set forth on Schedule 3.14 hereto or as may be disclosed in writing to the Trustee (which shall promptly furnish a copy to the Purchaser), which shall be deemed a supplement to Schedule 3.14 hereto. All Subsidiaries listed on Schedule 3.14 hereto, if any, are Wholly-Owned Subsidiaries.

Section 3.15.     Location of Business and Offices.

The Company’s jurisdiction of organization is Delaware; the name of the Company as listed in the public records of its jurisdiction of organization is Goodrich Petroleum Corporation; and the organizational identification number of the Company in its jurisdiction of organization is 2675735. The Subsidiary Guarantor’s jurisdiction of organization is Louisiana; the name of the Subsidiary Guarantor as listed in the public records of its jurisdiction of organization is Goodrich Petroleum Company, L.L.C.; and the organizational identification number of the Subsidiary Guarantor in its jurisdiction of organization is 34719938K. The Company’s and the Subsidiary Guarantor’s principal place of business and chief executive offices are located at the address specified in Section 16.02 of the Indenture.

Section 3.16.     Properties; Titles, Etc.

(a)     The Company and the Subsidiary Guarantor have good and defensible title to the Proved Oil and Gas Properties evaluated in the most recently prepared reserve report and good title to all their personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 7.24 of the Indenture. On the date hereof all of the Proved Oil and Gas Properties of the Company and the Subsidiary Guarantor are Mortgaged Properties. After giving full effect to any Permitted Liens, the Company and the Subsidiary Guarantor own the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently prepared reserve report, and the ownership of such Properties shall not in any material respect obligate the Company or any Subsidiary Guarantor to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently prepared reserve report that is not offset by a corresponding proportionate increase in the Company’s or such Subsidiary Guarantor’s net revenue interest in such Property.

(b)     All material leases and agreements necessary for the conduct of the business of the Company and the Subsidiary Guarantor are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)     The rights and Properties presently owned, leased or licensed by the Company and the Subsidiary Guarantor including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Company and the Subsidiary Guarantor to conduct their businesses in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)     All of the Properties of the Company and the Subsidiary Guarantor which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)     The Company and the Subsidiary Guarantor own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to their businesses, and the use thereof by the Company or such Subsidiary Guarantor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company and the Subsidiary Guarantor either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in its businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 3.17.     Maintenance of Properties.

Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties of the Company and the Subsidiary Guarantor have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Company and the Subsidiary Guarantor. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Company or any Subsidiary Guarantor is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Company or any Subsidiary Guarantor is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Company or any Subsidiary Guarantor that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Company or such Subsidiary Guarantor, in a manner consistent with the Company’s or such Subsidiary Guarantor’s past practices (other than those the failure of which to maintain in accordance with this Section 3.17 could not reasonably be expected to have a Material Adverse Effect).

Section 3.18.     Solvency.

After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Company and the Subsidiary Guarantor, taken as a whole, will exceed the aggregate Indebtedness of the Company and the Subsidiary Guarantor on a consolidated basis, (b) each of the Company and the Subsidiary Guarantor will not have incurred or intended to incur, and will not believe that it will incur, Indebtedness beyond its ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by each of the Company and the Subsidiary Guarantor and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness becomes absolute and matures and (c) each of the Company and the Subsidiary Guarantor will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 3.19.     Sanctions Laws and Regulations.

(a)     Neither the Company nor the Subsidiary Guarantor, or any directors or officers of the Company or the Subsidiary Guarantor or, to the knowledge of the Company and the Subsidiary Guarantor, any brokers or other agents acting at the direction of the foregoing in connection with the Indenture or any other Note Document:

(i)     is (A) the target of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (collectively, “Sanctions”), or (B) located, organized or resident in a Sanctioned Country; or

(ii)     is a Designated Person.

(b)     Neither the Company nor the Subsidiary Guarantor will, directly or, to the knowledge of the Company and the Subsidiary Guarantor, indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Notes, whether as underwriter, advisor, investor, or otherwise).

(c)     The Company and the Subsidiary Guarantor have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, such continued compliance with Sanctions.

Section 3.20.     Foreign Corrupt Practices.

Neither the Company nor the Subsidiary Guarantor, nor, to the knowledge of the Company and the Subsidiary Guarantor, any director, officer, agent, employee or Subsidiary of the Company or the Subsidiary Guarantor, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other Property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Company and the Subsidiary Guarantor, and their Subsidiaries have conducted their business in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, such continued compliance therewith.

Section 3.21.     Money Laundering Laws; Embargoed Persons.

(a)     The operations of each of the Company and the Subsidiary Guarantor are and have been conducted by such Person at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the rules and regulations thereunder, and any related or similar laws, regulations or guidelines, issued, administered or enforced by any governmental agency of the United States (including, without limitation, the USA Patriot Act, the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), and the Executive Order) (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiary Guarantor with respect to the Money Laundering Laws is pending or threatened in writing.

(b)     Neither the Company nor the Subsidiary Guarantor is, and, to the knowledge of the Company and the Subsidiary Guarantor, none of their respective officers or directors that is acting or benefiting in any capacity in connection with the Notes is, an Embargoed Person.

(c)     Neither the Company nor the Subsidiary Guarantor is, and, to the knowledge of the Company and the Subsidiary Guarantor, none of their respective officers or directors that is acting or benefiting in any capacity in connection with the Notes (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any Property or interests in Property blocked pursuant to any Money Laundering Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Money Laundering Law.

Section 3.22     Federal Reserve Regulations; Exchange Act.

(a)     None of the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock.

(b)     No portion of the proceeds of any Note shall be used in any manner whether directly or indirectly, that causes or could reasonably be expected to cause, such Note or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board or any other regulation thereof or to violate the Exchange Act.

4.      Note document. This Agreement shall constitute a Note Document for all purposes of the Notes and the other Note Documents.

5.      GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of New York.

6.      COUNTERPARTS. This Agreement may be simultaneously executed in several counterparts each of which shall be an original and all of which shall constitute but one and the same instrument.

7.      AUTHORITY. Each of the undersigned represent that he or she has the authority to execute this Agreement on behalf of the respective party.

8.      BINDING EFFECT; SURVIVAL. This Agreement shall be binding upon and inure to the benefit of the Issuer, the Subsidiary Guarantor, the Purchaser and their respective successors and permitted assigns pursuant to the terms of the Indenture; provided that the Issuer and the Subsidiary Guarantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Purchaser.

9.      AMENDMENTS. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Sections 12.01 and 12.02 of the Indenture.

10.      SEVERABILITY. In the event any provision of this Agreement shall be held invalid, such provision shall be deemed severable and the remaining provisions hereof shall remain in full force and effect.

11.      INTEGRATION. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter of this Agreement except as are fully expressed herein.

12.      SEVERAL OBLIGATIONS OF PURCHASERS. Notwithstanding anything herein to the contrary, the obligations of the Purchasers under this Agreement shall be several, not joint, with respect to each Purchaser.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first-above written.

SUBSIDIARY GUARANTOR:	GOODRICH PETROLEUM COMPANY, L.L.C. By: /s/ Michael J. Killelea Name:Michael J. Killelea Title:Executive Vice President, General Counsel and Corporate Secretary

COMPANY:	GOODRICH PETROLEUM CORPORATION By: /s/ Michael J. Killelea Name:Michael J. Killelea Title:Executive Vice President, General Counsel and Corporate Secretary

PURCHASER:

Funds and Accounts set forth on Schedule 1 hereto

By: Franklin Advisers, Inc., as Investment Manager

By: /s/ Glenn Voyles

Name: Glenn Voyles

Title:     Senior Vice President

Schedule 1

Purchaser	Principal Amount	Purchase Price
Franklin High Income Trust-Franklin High Income Fund	$11,500,000	$11,500,000
FT Opportunistic Distressed Fund, Ltd.	$500,000	$500,000
Total	$12,000,000	$12,000,000

Schedule 3.05

Litigation

None.

Schedule 3.06

Environmental Matters

None.

Schedule 3.14

Subsidiaries

1.     Goodrich Petroleum Company, L.L.C., a Louisiana Limited Liability Company and wholly owned subsidiary of Goodrich Petroleum Corporation.

Exhibit A

Goodrich Petroleum Corporation, as Issuer

the Subsidiary Guarantor named herein

and

Wilmington Trust, National Association,

as Trustee and Collateral Agent

_________________________

INDENTURE

Dated as of May [ ], 2019

_________________________

13.50% Convertible Second Lien Senior Secured Notes due 2021

_________________________

Reference is made to the Intercreditor Agreement, dated as of the date hereof, between SunTrust Bank, as Priority Lien Agent (as defined therein), and Wilmington Trust, National Association, as Second Lien Agent (as defined therein) and acknowledged and agreed by Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C. and certain of its subsidiaries (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”). Each holder of Second Lien Obligations (as defined therein), by its acceptance of such Second Lien Obligations i) consents to the subordination of Liens provided for in the Intercreditor Agreement, ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and iii) authorizes and instructs the Second Lien Agent (as defined therein) on behalf of each Second Lien Secured Party (as defined therein) to enter into the Intercreditor Agreement as Second Lien Agent on behalf of such Second Lien Secured Parties. The foregoing provisions are intended as an inducement to the lenders under the Priority Lien Documents (as defined in the Intercreditor Agreement) to extend credit to Goodrich Petroleum Company, L.L.C. and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

TABLE OF CONTENTS

PAGE

ARTICLE One DEFINITIONS AND INCORPORATION BY REFERENCE                    1

Section 1.01.               Definitions                                                                                          1

Section 1.02.               Other Definitions                                                                                42

Section 1.03.               Incorporation by Reference of Trust Indenture Act                           43

Section 1.04.               Rules of Construction                                                                         43

ARTICLE Two THE NOTES                                                                                                44

Section 2.01.               Form And Dating                                                                               44

Section 2.02.               Execution and Authentication                                                            45

Section 2.03.               Methods of Receiving Payments on the Notes                                  45

Section 2.04.               Registrar, Paying Agent and Conversion Agent                                46

Section 2.05.               Paying Agent to Hold Money in Trust                                               46

Section 2.06.               Holder Lists                                                                                        47

Section 2.07.               Transfer and Exchange                                                                       47

Section 2.08.               Replacement Notes                                                                             59

Section 2.09.               Outstanding Notes                                                                              59

Section 2.10.               Treasury Notes                                                                                    60

Section 2.11.               [Reserved].                                                                                          60

Section 2.12.               Cancellation                                                                                        60

Section 2.13.               Defaulted Interest                                                                               60

Section 2.14.               PIK Interest                                                                                        60

Section 2.15.               CUSIP Numbers                                                                                 61

Section 2.16.               Use of Proceeds                                                                                  61

ARTICLE Three REDEMPTION AND PREPAYMENT                                                     62

Section 3.01.               Notice to Trustee                                                                                62

Section 3.02.               Selection of Notes to Be Redeemed                                                  62

Section 3.03.               Notice of Redemption                                                                       62

Section 3.04.               Effect of Notice of Redemption                                                        63

Section 3.05.               Deposit of Redemption Price                                                            63

Section 3.06.               Notes Redeemed in Part                                                                     64

Section 3.07.               Optional Redemption                                                                         64

Section 3.08.               Mandatory Redemption                                                                      64

Section 3.09.               Application of Trust Money                                                               66

ARTICLE FOUR CONVERSION                                                                                         66

Section 4.01.               Conversion Privilege                                                                           66

Section 4.02.               Conversion Procedure                                                                         67

Section 4.03.               Company to Provide Stock                                                                 68

Section 4.04.               Conversion Price Adjustment                                                             69

Section 4.05.               Notice of Adjustment                                                                         71

Section 4.06.               Option to Satisfy Conversion Obligation with Cash, Common Stock or Combination Thereof                71

Section 4.07.               Effect of Reclassifications, Business Combinations, Asset Sales and Corporate Events                           72

Section 4.08.               Trustee’s Disclaimer                                                                            73

Section 4.09.               Conversion Limitation                                                                        73

ARTICLE FIVE [Reserved].                                                                                                 74

ARTICLE SIX [Reserved].                                                                                                    74

ARTICLE SEVEN COVENANTS                                                                                       74

Section 7.01.               Payment of Notes                                                                               74

Section 7.02.               Maintenance of Office or Agency                                                      75

Section 7.03.               Reports                                                                                                75

Section 7.04.               Compliance Certificate                                                                       76

Section 7.05.               Taxes                                                                                                   76

Section 7.06.               Stay, Extension and Usury Laws                                                        77

Section 7.07.               Insurance                                                                                             77

Section 7.08.               Further Assurances                                                                             77

Section 7.09.               [Reserved].                                                                                          78

Section 7.10.               Certificate of Financial Officer – Asset Coverage                             78

Section 7.11.               [Reserved]                                                                                           78

Section 7.12.               Existence; Conduct of Business                                                         78

Section 7.13.               Operation and Maintenance of Properties                                          78

Section 7.14.               Compliance with Laws                                                                       78

Section 7.15.               Environmental Matters                                                                       79

Section 7.16.               ERISA Compliance                                                                            79

Section 7.17.               Compliance with Anti-Terrorism Laws                                              80

Section 7.18.               Compliance with FCPA                                                                      80

Section 7.19.               Use of Proceeds                                                                                  80

Section 7.20.               ERISA Compliance                                                                            81

Section 7.21.               [Reserved].                                                                                          81

Section 7.22.               Limitation on Indebtedness and Preferred Stock                               81

Section 7.23.               Limitation on Restricted Payments                                                    85

Section 7.24.               Limitation on Liens                                                                             91

Section 7.25.               Limitation on Restrictions on Distributions from Restricted Subsidiaries          91

Section 7.26.               Limitation on Sales of Assets and Subsidiary Stock                          94

Section 7.27.               Limitation on Affiliate Transactions                                                   95

Section 7.28.               Future Subsidiary Guarantors                                                             97

Section 7.29.               Business Activities                                                                              97

Section 7.30.               Offer to Repurchase Upon a Change of Control                                97

Section 7.31.               Asset Coverage Ratio                                                                         100

Section 7.32.               [Reserved]                                                                                           100

Section 7.33.               Termination of Covenants                                                                  100

ARTICLE EIGHT SUCCESSORS                                                                                       101

Section 8.01.               Merger and Consolidation                                                                  101

ARTICLE NINE DEFAULTS AND REMEDIES                                                                 103

Section 9.01.               Events of Default                                                                               103

Section 9.02.               Acceleration                                                                                        105

Section 9.03.               Other Remedies                                                                                  106

Section 9.04.               Waiver of Past Defaults                                                                      106

Section 9.05.               Control by Majority                                                                            107

Section 9.06.               Limitation on Suits                                                                             107

Section 9.07.               Rights of Holders of Notes to Receive Payment                               107

Section 9.08.               Collection Suit by Trustee                                                                  107

Section 9.09.               Trustee May File Proofs of Claim                                                       108

Section 9.10.               Priorities                                                                                              108

Section 9.11.               Undertaking for Costs                                                                          109

ARTICLE TEN TRUSTEE                                                                                                    109

Section 10.01.            Duties of Trustee                                                                                109

Section 10.02.            Certain Rights of Trustee                                                                    110

Section 10.03.            Individual Rights of Trustee                                                               112

Section 10.04.            Trustee’s Disclaimer                                                                            112

Section 10.05.            Notice of Default                                                                                112

Section 10.06.            Reports by Trustee to Holders of the Notes                                       112

Section 10.07.            Compensation and Indemnity                                                              113

Section 10.08.            Replacement of Trustee                                                                      114

Section 10.09.            Successor Trustee by Merger, Etc                                                       115

Section 10.10.            Eligibility; Disqualification                                                                 115

Section 10.11.            Preferential Collection of Claims Against Company                          115

Section 10.12.            Trustee in Other Capacities                                                                 115

Section 10.13.            Credit Bid                                                                                           115

ARTICLE ELEVEN DEFEASANCE AND COVENANT DEFEASANCE                       116

Section 11.01.            Option to Effect Legal Defeasance or Covenant Defeasance            116

Section 11.02.            Legal Defeasance and Discharge                                                        116

Section 11.03.            Covenant Defeasance                                                                         117

Section 11.04.            Conditions to Legal Defeasance or Covenant Defeasance                117

Section 11.05.            Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions    119

Section 11.06.            Repayment to the Company                                                               119

Section 11.07.            Reinstatement                                                                                     119

ARTICLE TWELVE AMENDMENT, SUPPLEMENT AND WAIVER                           120

Section 12.01.            Without Consent of Holders of Notes                                               120

Section 12.02.            With Consent of Holders of Notes                                                     121

Section 12.03.            Compliance with Trust Indenture Act                                                123

Section 12.04.            Revocation and Effect of Consents                                                   123

Section 12.05.            Notation on or Exchange of Notes                                                     123

Section 12.06.            Trustee to Sign Amendments, Etc                                                      123

ARTICLE THIRTEEN SUBSIDIARY GUARANTEES                                                      124

Section 13.01.            Subsidiary Guarantee                                                                          124

Section 13.02.            Limitation on Subsidiary Guarantor Liability                                     125

Section 13.03.            Execution and Delivery of Notation of Guarantee                             125

Section 13.04.            Releases of Subsidiary Guarantors                                                     126

ARTICLE FOURTEEN COLLATERAL AND SECURITY                                                126

Section 14.01.            The Collateral Agent                                                                           126

Section 14.02.            Authority Of Collateral Agent To Release Collateral And Liens      131

Section 14.03.            Security Documents                                                                            131

Section 14.04.            Intercreditor Agreement                                                                     133

Section 14.05.            Release of Collateral                                                                           133

Section 14.06.            Form and Sufficiency of Release                                                       134

Section 14.07.            After-Acquired Property                                                                    135

ARTICLE FIFTEEN SATISFACTION AND DISCHARGE                                              135

Section 15.01.            Satisfaction and Discharge                                                                 135

Section 15.02.            Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions    136

Section 15.03.            Repayment to the Company                                                               136

Section 15.04.            Reinstatement                                                                                     137

ARTICLE SIXTEEN MISCELLANEOUS                                                                          137

Section 16.01.            No Adverse Interpretation of Other Agreements                               137

Section 16.02.            Notices                                                                                                137

Section 16.03.            Communication by Holders of Notes with Other Holders of Notes  138

Section 16.04.            Certificate and Opinion as to Conditions Precedent                          138

Section 16.05.            Statements Required in Certificate or Opinion                                  138

Section 16.06.            Rules by Trustee and Agents                                                              139

Section 16.07.            No Personal Liability of Directors, Officers, Employees and Stockholders           139

Section 16.08.            Governing Law                                                                                   139

Section 16.09.            Trust Indenture Act Controls                                                             140

Section 16.10.            Successors                                                                                           140

Section 16.11.            Severability                                                                                         140

Section 16.12.            Counterpart Originals                                                                         140

Section 16.13.            Acts of Holders                                                                                  140

Section 16.14.            Benefit of Indenture                                                                           142

Section 16.15.            Table of Contents, Headings, Etc                                                       142

EXHIBITS AND SCHEDULES

Exhibit A          Form of Note

Exhibit B-1      Form of Certificate of Transfer

Exhibit B-2      Form of Certificate from Acquiring Institutional Accredited Investors

Exhibit C          Form of Certificate of Exchange

Exhibit D          Form of Notation of Guarantee

Exhibit E          Form of Guarantor Supplemental Indenture

Schedule 7.27	Affiliate Transactions

INDENTURE (this “Indenture”), dated as of May [ ], 2019, by and between Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), Goodrich Petroleum Company, L.L.C., as the initial Subsidiary Guarantor, and Wilmington Trust, National Association, as trustee (the “Trustee”) and Collateral Agent (the “Collateral Agent”).

R E C I T A L S

A.     The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 13.50% Convertible Second Lien Senior Secured Notes due 2021 (as further defined herein, the “Notes”):

ARTICLE One
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.     Definitions.

“144A Global Note” means one or more permanent global Notes in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, representing Initial Notes or PIK Interest Notes transferred or exchanged in reliance on Rule 144A and any PIK Interest paid in respect of such Initial Notes or PIK Interest Notes.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)     any properties or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(2)     the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)     Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of the Company means (without duplication), as of the date of determination, the remainder of:

(a)     the sum of:

(1)     discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state or federal income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A)     estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B)     estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenues from estimated development costs incurred and the accretion of discount since such year end), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C)     estimated proved oil and gas reserves produced or disposed of since such year end, and

(D)     estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and in accordance with Commission guidelines, in the case of clauses (A) through (D) utilizing prices and costs calculated in accordance with Commission guidelines as of such year end; provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s petroleum engineers;

(2)     the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements;

(3)     the Net Working Capital of the Company and its Restricted Subsidiaries on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(4)     the greater of

(A)     the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements, and

(B)     the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements; provided, however that, if no such appraisal has been performed the Company shall not be required to obtain such an appraisal and only clause (4)(A) of this definition shall apply;

minus

(b)     the sum of:

(1)     Minority Interests;

(2)     any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital of the Company in accordance with clause (a)(3) above of this definition);

(3)     to the extent included in (a)(1) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing prices and costs calculated in accordance with Commission guidelines as of such year end), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(4)     to the extent included in (a)(1) above, the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(1) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to such Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the successful efforts method of accounting.

“Affiliate” of any specified Person means, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After Acquired Property” means any and all assets or property (other than Excluded Assets) acquired by the Company or any Subsidiary Guarantor after the Issue Date that is not automatically subject to a perfected security interest under the Collateral Agreement and that constitutes Collateral.

“Agent” means any Registrar, Paying Agent or Conversion Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficial Ownership Limitation” means 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock as set forth in the applicable Conversion Notice.

“Bloomberg” means Bloomberg Financial Markets.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

“Board Resolution” means, with respect to a Board of Directors, a copy of a resolution certified by the Secretary or an Assistant Secretary of the Person or, in the case of a Person that is a partnership that has no such officers, the Secretary or an Assistant Secretary of a general partner of such Person, to have been duly adopted by such Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, Houston, Texas or a place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the FASB on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to Section 7.03.

“Cash Equivalents” means:

(1)     securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided, however that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)     marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either S&P or Moody’s;

(3)     certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short-term deposit of which is rated at the time of acquisition thereof at least “A2” or the equivalent thereof by S&P, or “P-2” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $100.0 million;

(4)     repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)     commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)     interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Cash Interest” means any interest on the Notes payable in cash.

“Cash Management Obligations” means obligations under any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $1,000,000.

“Change of Control” means:

(1)     any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) other than as a result of any merger or consolidation in which the holders of the Voting Stock of the Company immediately prior to such transaction will, immediately after such transaction, hold or own Voting Stock of the surviving or successor entity or any parent thereof representing a majority of the voting power of the Voting Stock of such entity (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

(2)     the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

(3)     the first day on which a majority of the members of the Board of Directors of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) are not Continuing Directors; or

(4)     the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Price” means, for any security as of any date, the closing price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the closing price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Collateral” means, at any time, all Property that is, or is required under the terms of this Indenture to be, subject to the Liens created by the Security Documents to secure the Notes and the Subsidiary Guarantees.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as Collateral Agent under the Security Documents (together with its successors in such capacity).

“Collateral Agreement” means the second lien collateral agreement, dated as of the date hereof, among the Collateral Agent, the Company and the Subsidiary Guarantors party thereto from time to time, as amended, amended and restated, supplemented, waived, modified, renewed or replaced from time to time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act and the Exchange Act, then the body performing such duties at such time.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock. Unless otherwise specified, “Common Stock” means Common Stock of the Company.

“Company” means Goodrich Petroleum Corporation, a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Confirmation Order” has the meaning assigned to such term in the Recitals.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDAX of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)     if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

(2)     if the Company or any Restricted Subsidiary has Incurred, repaid, repurchased, defeased or otherwise discharged any Indebtedness (other than Indebtedness described in clause (1) above) since the beginning of the period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Incurrence, repayment, repurchase, defeasement or other discharge of Indebtedness as if such Incurrence, repayment, repurchase, defeasement or other discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving Credit Facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)     if, since the beginning of such period, the Company or any Restricted Subsidiary has made any sale, assignment or other transfer of Property or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such a sale, assignment or other transfer of Property, the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such sale, assignment or other transfer of Property for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with or with the proceeds from such sale, assignment or other transfer of Property for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)     if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made under this Indenture, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

(5)     if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) made any sale, assignment or other transfer of Property or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such sale, assignment or other transfer of Property or Investment or acquisition of assets had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided, however that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the Commission); provided, however that the aggregate amount of pro forma expense and cost reductions to be included in calculating Consolidated EBITDAX pursuant to this sentence shall not exceed 10% of Consolidated EBITDAX (determined before giving effect to this sentence) for such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated EBITDAX” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(1)     Consolidated Interest Expense;

(2)     Consolidated Income Tax Expense;

(3)     consolidated depletion and depreciation expense of the Company and its Restricted Subsidiaries;

(4)     consolidated amortization expense or asset impairment charges of the Company and its Restricted Subsidiaries;

(5)     other non-cash charges of the Company and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

(6)     consolidated exploration and abandonment expense of the Company and its Restricted Subsidiaries,

if applicable for such period; and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period).

Notwithstanding the preceding sentence, clauses (1) through (6) relating to amounts of a Restricted Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated EBITDAX of such Person only in the same proportion that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Income Tax Expense” means, with respect to any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense (less interest income) of the Company and its Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense and without duplication:

(1)     interest expense attributable to Capitalized Lease Obligations;

(2)     amortization of debt discount and debt issuance cost (provided, however that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)     non-cash interest expense (to the extent deducted in the calculation of Consolidated Net Income);

(4)     commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)     the interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of its Restricted Subsidiaries or secured by a Lien on assets of the Company or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

(6)     cash costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate Agreements result in net cash benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)     the consolidated interest expense of the Company and its Restricted Subsidiaries that was capitalized during such period; and

(8)     all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of the Company or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, minus, to the extent included above, any interest attributable to Dollar-Denominated Production Payments; provided, however that for the purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of Indebtedness to which such Consolidated Interest Expense relates.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in clause (d) of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (8) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in clause (d) of the definition of “Indebtedness.”

“Consolidated Net Income” means, for any period, the aggregate net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP and after any reduction in respect of Preferred Stock dividends of such Person; provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

(1)     any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(a)     subject to the limitations contained in clauses (3) and (4) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)     the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary during such period;

(2)     any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)     subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)     the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)     any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(4)     any nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

(5)     the cumulative effect of a change in accounting principles;

(6)     any “ceiling limitation” or other asset impairment writedowns on Oil and Gas Properties under GAAP or Commission guidelines;

(7)     any unrealized non-cash gains or losses or charges in respect of Hedging Obligations;

(8)     income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(9)     any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

provided further, for the purposes of calculating Consolidated Net Income, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of Indebtedness.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Conversion Agent” means the office or agency appointed by the Company where Notes may be presented for conversion. The Conversion Agent appointed by the Company shall initially be the Trustee.

“Conversion Amount” means the sum of (A) the portion of the outstanding principal amount of the Note to be converted, with respect to which this determination is being made, and (B) any accrued and unpaid interest on the outstanding principal amount of such Note as at the Conversion Date, if any.

“Conversion Date” means any date on which any Holder shall convert any Conversion Amount into shares of Common Stock.

“Conversion Price” means $21.33, subject to adjustment from time to time as set forth herein.

“Conversion Rate” means the number of shares of Common Stock issuable upon conversion of any Conversion Amount, which shall be determined by dividing (x) such Conversion Amount by (y) the then applicable Conversion Price.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 16.02 or such other address as to which the Trustee may give notice to the Company.

“Credit Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the First Lien Credit Agreement), indentures or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital market transactions or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original First Lien Credit Agreement or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Current Market Price” on any date in question means, with respect to any adjustment in conversion rights as set forth herein, the average of the daily Closing Prices for the Common Stock for the five consecutive Trading Days selected by the Board of Directors commencing not more than 20 Trading Days before, and ending not later than, the earlier of the date in question and the day before the Ex Date with respect to the transaction requiring such adjustment; provided, however that (i) if any other transaction occurs requiring a prior adjustment to the Conversion Price and the Ex Date for such other transaction falls after the first of the five consecutive Trading Days so selected by the Board of Directors, the Closing Price for each such Trading Day falling prior to the Ex Date for such other transaction shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other transaction and (ii) if any other transaction occurs requiring a subsequent adjustment to the Conversion Price and the Ex Date for such other transaction falls on or before the last of the five consecutive Trading Days so selected by the Board of Directors, the Closing Price for each such Trading Day falling on or after the Ex Date for such other transaction shall be adjusted by dividing such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other transaction.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04(b) as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Persons” means a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any Executive Order; (ii) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or (iii) that is otherwise the subject of any Sanctions Laws and Regulations in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Disposition” or “Dispose” means the sale, transfer, license, lease, abandonment, or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any assignment, termination, close out, or restructuring of any swap agreement outside of the ordinary course of business.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

(1)     matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)     is convertible or exchangeable for Disqualified Stock or other Indebtedness (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)     is redeemable at the option of the holder of the Capital Stock in whole or in part (other than, including at the issuer’s election, solely in exchange for Capital Stock which is not Disqualified Stock), in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided, however that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that (i) the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with Sections 7.26 and 7.30 and (ii) such repurchase or redemption will be permitted solely to the extent also permitted in accordance with Section 7.23.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.

“Effective Date” means the date hereof.

“Embargoed Person” shall mean any party that is (a) a Designated Person or (ii) publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other requirement of law.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Company or any Subsidiary Guarantor is conducting, or at any time has conducted, business, or where any Property of the Company or any Subsidiary Guarantor is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company or the Subsidiary Guarantors would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“Ex Date” means (i) when used with respect to any dividend, distribution or issuance, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price is obtained without the right to receive such dividend, distribution or issuance, (ii) when used with respect to any subdivision or combination of shares of Common Stock, the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, (iii) when used with respect to any tender or exchange offer, the first date on which the Common Stock trades regular way on such exchange or in such market after such tender or exchange offer expires and (iv) when used with respect to any other transaction, the date of consummation of such transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated pursuant thereto.

“First Lien Administrative Agent” means Suntrust Bank, as “Administrative Agent” under the First Lien Credit Agreement (together with its successors in such capacity).

“First Lien Credit Agreement” means the Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of May 14, 2019 among the Company, as parent, the initial Subsidiary Guarantor, as borrower, the First Lien Administrative Agent, and the other lenders parties thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, amendment and restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided, however that such increase in borrowings is permitted under Section 7.22).

“First Lien Secured Indebtedness” means the “Secured Obligations” as defined in the First Lien Credit Agreement as in effect on the Issue Date.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding any other provision contained in this Indenture, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations

“Global Note Legend” means the legend set forth in Section 2.07(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, as appropriate, issued in accordance with Sections 2.01, 2.07(b)(3), 2.07(b)(4), 2.07(d)(1), 2.07(d)(2) or 2.07(d)(3) of this Indenture that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Grantors” shall have the meaning assigned to such term in the Collateral Agreement.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)     entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the Guarantor that is not Disqualified Stock. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hazardous Materials” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means,

(a)     with respect to any Person on any date of determination (without duplication, whether or not contingent):

(1)     the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)     the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)     the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and except to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation is satisfied within 30 days of payment on the letter of credit);

(4)     the principal component of all obligations of such Person (other than obligations payable solely in Capital Stock that is not Disqualified Stock) to pay the deferred and unpaid purchase price of property (except as described in clause (8) of the penultimate paragraph of this definition of “Indebtedness”), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as a liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

(5)     Capitalized Lease Obligations of such Person to the extent such Capitalized Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

(6)     the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)     the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)     the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)     to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute “Indebtedness.”

(b)     The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

(c)     Notwithstanding the preceding, “Indebtedness” shall not include:

(1)     Production Payments and Reserve Sales;

(2)     any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(3)     any Hedging Obligations; provided, however that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are designed to offset changes in currency or commodity prices and are entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of this Indenture;

(4)     any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided, however that such Indebtedness is not reflected on the face of the balance sheet of the Company or any Restricted Subsidiary;

(5)     any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however that such Indebtedness is extinguished within five Business Days of Incurrence;

(6)     in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(7)     all contracts and other obligations, agreements, instruments or arrangements described in clauses (19), (20), (21) or (27)(a) of the definition of “Permitted Liens;” and

(8)     accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days past the invoice or billing date or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

(d)     In addition, “Indebtedness” of any Person shall include Indebtedness described in the first paragraph of this definition of “Indebtedness” that would not appear as a liability on the balance sheet of such Person if:

(1)     such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)     such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture’s liabilities (a “General Partner”); and

(3)     there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)     the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)     if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is with recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by such Person and its Restricted Subsidiaries.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means Notes issued on the Issue Date in the form of Exhibit A attached hereto.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time) among the Collateral Agent, for itself and on behalf of the Holders, and the First Lien Administrative Agent, for itself and on behalf of the “Lenders” under the First Lien Credit Agreement.

“Interest Payment Date” has the meaning stated in Exhibit A hereto, as applicable.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however that none of the following will be deemed to be an Investment:

(1)     Hedging Obligations entered into in the ordinary course of business, not for speculative purposes and in compliance with this Indenture;

(2)     endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)     an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock (other than Disqualified Stock) of the Company.

The amount of any Investment shall not be adjusted for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

For purposes of the definition of “Unrestricted Subsidiary” and Section 7.23:

(1)     “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)     the Company’s “Investment” in such Subsidiary at the time of such redesignation less,

(b)     the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)     any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than:

(1)     Baa3 (or the equivalent) by Moody’s; and

(2)     BBB- (or the equivalent) by S&P,

or, if either such Rating Agency ceases to make a rating on the Notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Rating Event” means the first day on which the Notes have an Investment Grade Rating from each Rating Agency, and no Default has occurred and is then continuing under this Indenture.

“Issue Date” means the first date on which the Notes are issued under this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC; provided, however that in no event shall an operating lease be deemed to constitute a Lien.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Company and its Subsidiaries in excess of $1,000,000 for any single acquisition or series of related acquisitions of Property.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, or financial condition of the Company and the Subsidiary Guarantors taken as a whole, (b) the ability of the Company or any Subsidiary Guarantor to perform any of its obligations under any Note Document, (c) the validity or enforceability of any Note Document or (d) the rights and remedies of or benefits available to the Trustee or the Collateral Agent under any Note Document.

“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $1,000,000 for any single Disposition or series of related Dispositions of Property.

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

“Money-Laundering Laws” means, collectively, the Currency and Foreign Transactions Reporting Act of 1970, as amended, the rules and regulations thereunder, and any related or similar laws, regulations or guidelines, issued, administered or enforced by any governmental agency of the United States (including, without limitation, the USA Patriot Act, the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), and the Executive Order).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Property” means any Property owned by the Company or any Subsidiary Guarantor, which is subject to the Liens existing and to exist under the terms of the Security Documents.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or any contribution to equity capital, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to Oil and Gas Properties, (ii) included in Indebtedness and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)     as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)     no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)     the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Intercreditor Agreement, the Security Documents, the Registration Rights Agreements and the Purchase Agreement.

“Notes” has the meaning stated in the second paragraph of this Indenture and more particularly means any Notes authenticated and delivered under this Indenture. Except as otherwise specified herein, including Article Four, for all purposes of this Indenture the term “Notes” shall include the Initial Notes and any PIK Interest Notes, all references to “principal amount” of the Notes shall include any increase in the principal amount thereof in respect of PIK Interest paid in accordance with the terms of this Indenture, and all such Notes shall be treated as a single class of securities for all purposes under this Indenture, including, without limitation, directions, waivers, amendments, consents, redemptions and offers to purchase.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company.

“Oil and Gas Business” means:

(1)     the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other Hydrocarbon, mineral and renewable energy properties or products produced in association with any of the foregoing;

(2)     the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons, minerals and renewable energy obtained from unrelated Persons;

(3)     any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons, minerals and renewable energy produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participate;

(4)     any business relating to oil field sales and service or drilling rigs; and

(5)     any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition Indebtedness” means Indebtedness (including Disqualified Stock) of the Company or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

(1)     of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

(2)     of a Person that was merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation, provided, however that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test described in Section 7.22(a)(1).

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil, natural gas or other Hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties including:

(1)     ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(2)     Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

(3)     direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Reserve Based Facility” means a reserve based credit facility (a) with lenders holding a majority in principal amount of the commitments thereunder that are (i) commercial bank lenders, (ii) investment banks or (iii) Affiliates of Persons described in clauses (i) and (ii), which, in each case, have experience participating in reserve based credit facilities and (b) which shall contain a borrowing base determined on a basis substantially consistent with customary terms and advance rates for oil and gas reserve based lending practices. For the avoidance of doubt, the First Lien Credit Agreement (including the lenders parties thereto on the date hereof, the methodology for borrowing base determinations and the initial borrowing base determination on May 14, 2019) shall be deemed to be a Permitted Reserve Based Facility.

“Permitted Holder” means each Person that directly or indirectly owns Voting Stock of the Company on the date hereof and any Affiliate of such Person.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)     the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary;

(2)     another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided, however that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)     cash and Cash Equivalents;

(4)     receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)     payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)     loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7)     Capital Stock, obligations or securities received in settlement of debts (x) created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or (y) pursuant to any plan of reorganization or similar arrangement in a bankruptcy or insolvency proceeding;

(8)     any Person as a result of the receipt of non-cash consideration from a sale, assignment or other transfer of Property that was made pursuant to and in compliance with Section 7.26;

(9)     Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 7.22;

(10)     Guarantees issued in accordance with Section 7.22;

(11)     Permitted Business Investments;

(12)     any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(13)     any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(14)     Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(15)     Investments in the Notes;

(16)     Investments in existence on the Issue Date; and

(17)     Investments by the Company or any of its Restricted Subsidiaries (other than Investments in any Unrestricted Subsidiary), together with all other Investments pursuant to this clause (17), in an aggregate amount outstanding at the time of such Investment not to exceed the greater of $7.5 million and 1.0% of the Company’s Adjusted Consolidated Net Tangible Assets (with the Fair Market Value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1)     Liens on the Collateral securing Indebtedness and related obligations Incurred under Section 7.22(b)(1); provided, however that the collateral agent, trustee or other security representative for the holders of such Indebtedness shall have become a party to the Intercreditor Agreement;

(2)     pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)     statutory and contractual Liens of landlords and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)     Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided, however that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof;

(5)     Liens in favor of issuers of surety or performance bonds or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)     survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

(7)     Liens securing Hedging Obligations permitted from time to time under this Indenture which are not included in the definition of Indebtedness pursuant to clause (c)(3) of the definition thereof;

(8)     leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)     prejudgment Liens and judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)     Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided, however that:

(A)     the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(B)     such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)     Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided, however that:

(A)     such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(B)     such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)     Liens arising from UCC financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)     Liens (other than for borrowed money) existing on the Issue Date;

(14)     Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(15)     Liens on property at the time the Company or any of its Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(16)     Liens securing the Notes, any increase in principal amount as the result of a PIK Payment and any PIK Interest Notes in respect thereof and the Subsidiary Guarantees;

(17)     Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured and that is being refinanced pursuant to Section 7.22(b)(4)(c) of this Indenture; provided, however that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(18)     any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided, however that such Liens do not extend to any property or asset that is not leased property subject to such Capitalized Lease Obligation or operating lease;

(19)     Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(20)     Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(21)     Liens on pipelines or pipeline facilities that arise by operation of law;

(22)     Liens in favor of the Company or any Subsidiary Guarantor;

(23)     deposits made in the ordinary course of business to secure liability to insurance carriers;

(24)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25)     Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.22; provided, however that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26)     Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27)     any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(28)     Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(29)     Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(30)     Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 7.23;

(31)     Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Company or any Subsidiary of the Company on deposit with or in possession of such bank;

(32)     Liens on any cash, Cash Equivalents or other securities to secure Cash Management Obligations owing to the banks or other financial entities holding such cash, Cash Equivalents or securities; and

(33)     Liens securing Indebtedness in an aggregate principal amount outstanding at any one time, added together with all other Indebtedness secured by Liens Incurred pursuant to this clause (33), not to exceed $5.0 million.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Per Share Premium Amount” means, with respect to any tender or exchange offer, (i) the Premium Amount paid as part of such tender or exchange offer divided by (ii) the Post-Tender Offer Number of Common Shares.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Company, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Company, the Subsidiary Guarantors or an ERISA Affiliate.

“Plan of Reorganization” has the meaning assigned to such term in the Recitals.

“Post-Tender Offer Number of Common Shares” means, with respect to any tender or exchange offer, the number of shares of Common Stock outstanding at the close of business on the date of expiration of such tender or exchange offer (before giving effect to the acquisition of shares of Common Stock pursuant thereto) minus the number of shares of Common Stock acquired pursuant thereto.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Indebtedness as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.08 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Indebtedness as the lost, destroyed or stolen Note.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Premium Amount” means, with respect to any tender or exchange offer, (i) the Tender Consideration paid in such tender or exchange offer minus (ii) the product of the Current Market Price on the date of expiration of such tender or exchange offer and the number of shares of Common Stock acquired pursuant to such tender or exchange offer.

“Prepayment Premium” means, with respect to any Note on any applicable redemption date (whether voluntary, mandatory or otherwise) the applicable redemption price for such Note as set forth in Section 3.07.

“Principal Market” means NYSE American, LLC.

“Prior Lien” means a Lien on any Collateral that has priority (whether by law or pursuant to any agreement) over the Liens of the Security Documents.

“Private Placement Legend” means the legend set forth in Section 2.07(g)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Developed Producing Properties” means Oil and Gas Properties which are categorized as “Proved Reserves” that are both “Developed” and “Producing”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Oil and Gas Properties” means Oil and Gas Properties containing Proved Reserves.

“Proved Reserves” means reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”; (b) “Developed Non-Producing Reserves”; or (c) “Undeveloped Reserves”.

“Purchase Agreement” means that certain purchase agreement with respect to the Notes dated as of the Issue Date by and among the Company and the other parties thereto, as such agreement may be amended from time to time.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P or Moody’s, or both, as the case may be.

“RCRA” has the meaning assigned to such term in the definition of Environmental Laws.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance” and “refinances” and “refinanced” shall have correlative meanings) any Indebtedness (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary Guarantor and Indebtedness of any Subsidiary Guarantor that refinances Indebtedness of another Subsidiary Guarantor, but excluding Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor), including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)     (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)     the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)     such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith); and

(4)     if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced.

“Registration Rights Agreement” means that certain registration rights agreement with respect to the Notes dated as of the Issue Date by and among the Company and the other parties thereto, as such agreement may be amended from time to time.

“Registration Statement” means a registration statement that may be filed with the Commission pursuant to the Registration Rights Agreement.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Permanent Global Note” means a Global Note bearing the Global Note Legend and the Private Placement Legend, representing Initial Notes or PIK Interest Notes transferred or exchanged in reliance on Regulation S and any PIK Interest paid in respect of such Initial Notes or PIK Interest Notes.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Sanctioned Country” means, at any time, a country or territory which is itself or whose government is, the subject or target of any Sanctions (at the time of this Indenture, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means, collectively, any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or her Majesty’s Treasury of the United Kingdom.

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

“Security Documents” means the Collateral Agreement, mortgages, deeds of trust and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Company or any other Person in connection with, or as security for the payment or performance of the Notes, the Subsidiary Guarantees or this Indenture, as such agreements may be amended, modified, supplemented or restated from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission, as in effect on the Issue Date, measured as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary (other than in this definition) will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Subsidiary Guarantors” means Goodrich Petroleum Company, L.L.C., as the initial guarantor of the Notes, and any Person that after the Issue Date guarantees the Notes pursuant to Section 7.28 or otherwise, in each case until a successor replaces such Person pursuant to the applicable provisions of this Indenture and, thereafter, means such successor, in each case until such Person is released from its guarantee of the Notes in accordance with this Indenture.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority.

“Tender Consideration” means, with respect to any tender or exchange offer, the aggregate of the Cash plus the Fair Market Value of all non-Cash consideration paid in respect of such tender or exchange offer.

“Test Date” means (A) each January 1 and July 1 of each year commencing with July 1, 2019 and (B) the date of any Material Acquisition or Material Disposition by the Company or its Restricted Subsidiaries of the Oil and Gas Properties (and after giving effect thereto, including any change in Indebtedness of the Company and its Restricted Subsidiaries as a result thereof).

“Total Proved PV10%” means, as of any date of determination thereof with respect to the Oil and Gas Properties described in the most recently prepared reserve report, the net present value, determined using a discount rate of ten percent (10%) per annum, of the future net revenues expected to accrue to the Company’s and the Subsidiary Guarantors’ collective interest in such Oil and Gas Properties during the remaining expected economic lives of such Oil and Gas Properties. Each calculation of such expected future net revenues shall be made by the Company in accordance with the then existing standards of the Society of Petroleum Engineers; provided, however that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes and for operating, gathering, transportation and marketing costs, required for the production and sale of Hydrocarbons from such Oil and Gas Properties, (b) the pricing assumptions used in determining Total Proved PV10% for any Oil and Gas Properties shall be based upon the Strip Price on such date, adjusted in a reasonable manner to reflect the Company’s and the Subsidiary Guarantors’ Commodity Agreements in respect of forecasted production from Proved Developed Producing Properties and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential in a reasonable manner. The amount of Total Proved PV10% at any time shall be calculated on a pro forma basis for dispositions and acquisitions of Oil and Gas Properties consummated since the date of the most recently prepared reserve report (provided, however that, in the case of any such acquisition or disposition, as the case may be, the Company shall have prepared a reserve report evaluating all categories of Proved Reserves attributable to the Oil and Gas Properties subject thereto).

“Total Secured Debt” means, at any time, the aggregate principal amount of Indebtedness in respect of the First Lien Credit Agreement outstanding at such time plus the aggregate principal amount of Indebtedness in respect of the Notes outstanding at such time.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided, however that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

“Transactions” means, with respect to (a) the Company, the execution, delivery and performance by the Company of this Indenture and each other Note Document to which it is a party, the issuance of the Notes, the use of the proceeds thereof, and the grant of Liens by the Company on Mortgaged Properties and other Properties pursuant to the Security Documents and (b) each Subsidiary Guarantor, the execution, delivery and performance by such Subsidiary Guarantor of each Note Document to which it is a party, the guaranteeing of the Indebtedness in respect of the Notes and the other obligations under this Indenture by such Subsidiary Guarantor and such Subsidiary Guarantor’s grant of the security interests and provision of collateral under the Security Documents, and the grant of Liens by such Subsidiary Guarantor on Mortgaged Properties and other Properties pursuant to the Security Documents.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended, or any successor statute.

“Trustee” means Wilmington Trust, National Association until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unrestricted Cash” means cash and cash equivalents that satisfy each of the following criteria: (A) are held in a bank account subject to the “control” as defined in Article 9 of the UCC of the Trustee, (B) are not subject to any Lien other than the Liens in respect of the Notes and Permitted Liens described in either clause (1) or clause (11) of the definition thereof and (C) are not held in a restricted account, payroll account, tax account, trust account, pension account, royalty account or other similar type of account.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)     any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)     any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)     such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)     all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)     on the date of such designation, such designation and the Investment of the Company or a Restricted Subsidiary in such Subsidiary complies with Section 7.23 of this Indenture;

(4)     such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(A)     to subscribe for additional Capital Stock of such Person; or

(B)     to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)     on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under Section 7.22(a)(1) on a pro forma basis taking into account such designation

“Unsecured Debt” of any Person means Indebtedness that is not secured by a Lien on any property or asset now owned or hereafter owned by such Person, or on any income or profits therefrom, or any assignment or conveyance of any right to receive income therefrom.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided, however that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Section 1.02.     Other Definitions.

Term	Defined in
Act	Section 16.13
Affiliate Transaction Asset Coverage Ratio	Section 7.27 Section 7.31
Authentication Order	Section 2.02
Change of Control Offer	Section 7.30
Change of Control Payment Date	Section 7.30
Change of Control Payment	Section 7.30
Conversion Obligation	Section 4.06
Covenant Defeasance	Section 11.03
DTC	Section 2.01
Event of Default	Section 9.01
Excess Proceeds	Section 7.26
Funds in Trust	Section 9.04
IAI	Section 2.01
Institutional Accredited Investor Global Note	Section 2.01
Legal Defeasance	Section 9.02
Paying Agent	Section 2.04
payment default	Section 9.01
Reference Property	Section 7.07
Registrar	Section 2.04
Remedial Work	Section 7.15
Reorganization Event	Section 7.07
Restricted Payments	Section 7.23
Restricted Payments Basket	Section 7.23
Subject Debt	Section 7.26
Successor Company	Section 8.01

Section 1.03.     Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

All terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.04.     Rules of Construction.

Unless the context otherwise requires:

(a)     a term has the meaning assigned to it;

(b)     an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)     words in the singular include the plural, and in the plural include the singular;

(d)     references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time;

(e)     “or” is not exclusive, and “including” means “including without limitation”, “including but not limited to” or words of similar import; and

(f)     the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Indenture in its entirety and not to any particular provision.

ARTICLE Two
THE NOTES

Section 2.01.     Form And Dating.

(a)     General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in registered, global form without interest coupons and only shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (or, with respect to PIK Interest Notes, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, any Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)     Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and PIK Payments. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, as Custodian, in accordance with instructions given by the Holder thereof as required by Section 2.07.

(c)     Institutional Accredited Investor Global Notes. The Notes initially will be, and, except as specified herein, any Notes transferred to QIBs in reliance on Rule 144A or an initial resale thereof in reliance on Regulation S to “institutional accredited investors” (as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act) who are not QIBs (“IAIs”) in the United States of America in accordance with the procedures described herein will be issued in the form of a permanent global Note (an “Institutional Accredited Investor Global Note”) deposited with the Trustee, as Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. An Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by The Depository Trust Company’s (“DTC”) rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of an Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Custodian, as hereinafter provided. The Institutional Accredited Investor Global Note shall contain the Private Placement Legend.

(d)     Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02.     Execution and Authentication.

(a)     One Officer of the Company shall sign the Notes for the Company by manual or facsimile signature.

(b)     The Trustee shall, upon a written order of the Company signed by an Officer of the Company (an “Authentication Order”) delivered to the Trustee at least two Business Days prior to the Effective Date, authenticate Notes for original issue that may be validly issued under this Indenture, including any PIK Interest Notes as a result of a PIK Payment in accordance with Section 2.14 hereof, and increase the principal amount of any Global Note as a result of a PIK Payment. Such order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or PIK Interest Notes, the registered holder of each of the Notes and delivery instructions. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.08 hereof.

(c)     If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(d)     A Note shall not be valid until authenticated by the manual signature of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(e)     The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture shall not exceed $12.0 million plus the amount of any PIK Payments.

(f)     The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03.     Methods of Receiving Payments on the Notes.

If a Holder of Notes has given wire transfer instructions to the Company or the Paying Agent at least 10 Business Days before payment is due, the Company shall pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions to an account in the United States. All other payments on Notes shall be made at the office or agency of the Paying Agent designated by the Company unless the Company elects to make Cash Interest payments by check, or PIK Payments by PIK Interest Notes mailed to the Holders at their addresses set forth in the register of Holders. Payments of Cash Interest to the Trustee as Paying Agent, if the Trustee then acts as Paying Agent, with respect to any Interest Payment Date shall be made by the Company in immediately available funds for receipt by the Trustee no later than 11:00 a.m. New York Time on such Interest Payment Date. The Company will pay principal of, premium, if any, and Cash Interest on, Global Notes held by the Depositary or its nominee, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered holder of such Global Note. The Company will make PIK Payments on Global Notes held by the Depositary or its nominee, to the Depositary or its nominee, as the case may be, as the registered holder of such Global Note.

Section 2.04.     Registrar, Paying Agent and Conversion Agent.

(a)     The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), which initially will be the office of the Trustee located at Wilmington Trust, National Association, 15950 N. Dallas Parkway, Suite 550, Dallas, TX 75248, an office or agency where Notes may be presented for payment (“Paying Agent”), which initially will be the office of the Trustee located at 15950 N. Dallas Parkway, Suite 550, Dallas, TX 75248 and an office or agency where Notes may be presented for conversion (“Conversion Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars, one or more additional paying agents or one or more additional conversion agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar, Paying Agent or Conversion Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent (except for purposes of Article Eleven or Fourteen of this Indenture) or Registrar.

(b)     The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

(c)     The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Conversion Agent.

Section 2.05.     Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by it for the making of payments in respect of the Notes and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require such Paying Agent to pay all money held by it to the Trustee. The Company at any time may require the Paying Agent to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any default, upon written request to the Paying Agent, require such Paying Agent to pay forthwith to the Trustee all money so held in trust by such Paying Agent. Upon doing so, the Paying Agent shall have no further liability for such money. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06.     Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA §312(a).

Section 2.07.     Transfer and Exchange.

(a)     Transfer and Exchange of Global Notes. A Global Note may be transferred, as a whole and not in part, by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes only if (i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary or (ii) the Company executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Notes shall be so exchangeable. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07; however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07 (b) or (c) hereof.

(b)     Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either clause (1) or (2) below, as applicable, as well as one or more of the other following clauses, as applicable:

(1)     Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. Except as may be required by any Applicable Procedures, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(1).

(2)     All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in the Global Notes that are not subject to Section 2.07(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)     (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)     (1) if permitted under Section 2.07(a) hereof, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.07(h) hereof.

(3)     Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(2) above and the Registrar receives the following:

(A)     if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto, including the certifications in item (1) thereof;

(B)     if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto, including the certifications in item (2) thereof; or

(C)     if the transferee shall take delivery in the form of a beneficial interest in the Institutional Accredited Investor Global Note, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto, including the certifications in item (3)(c) thereof, a certificate from the transferee in the form of Exhibit B-2 hereto required thereby, and, if requested by the Company or the Registrar, an opinion of counsel, certificate and/or information satisfactory to each of them.

(4)     Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.07(b)(2) above and the Registrar receives the following:

(A)     if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, an opinion of counsel reasonably satisfactory to the Company and a letter of representations from the Holder to the effect that the Private Placement Legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, together with any other certifications that the Company may reasonably request from the Holder; or

(B)     if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from the transferor in the form of Exhibit B-1 hereto, including the certifications in item (3)(a) thereof, and any opinions of counsel or certifications as the Company may reasonably request to evidence compliance with the provisions of the Securities Act.

If any such transfer is effected pursuant to clause (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests exchanged or transferred pursuant to clause (A) or (B) above.

(5)     Transfer or Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note Prohibited. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)     Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)     Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. Subject to Section 2.07(a) hereof, if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)     if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (a) thereof;

(B)     if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B-1 hereto, including the certifications in item (1) thereof;

(C)     if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction (as defined in Section 902(h) of Regulation S) in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B-1 hereto, including the certifications in item (2) thereof;

(D)     if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B-1 hereto, including the certifications in item (3)(b) thereof; or

(E)     if such beneficial interest is transferred to an IAI, a certificate to the effect set forth in Exhibit B-1 hereto, including the certifications in item (3)(c) thereof, a certificate from the transferee in the form of Exhibit B-2 hereto required thereby, and, if requested by the Company or the Registrar, an opinion of counsel, certificate and/or information satisfactory to each of them, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(1) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)     Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.07(a) hereof, a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)     if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, an opinion of counsel reasonably satisfactory to the Company and a letter of representations from the Holder to the effect that the Private Placement Legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, together with any other certifications that the Company may reasonably request from the Holder; or

(B)     if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from the transferor in the form of Exhibit B-1 hereto, including the certifications in item (3)(a) thereof, and any opinions of counsel or certifications as the Company may reasonably request to evidence compliance with the provisions of the Securities Act.

Upon satisfaction of any of the conditions of any of the clauses of this Section 2.07(c)(2), the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver a Definitive Note that does not bear the Private Placement Legend in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder, and the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.07(h), the aggregate principal amount of the applicable Restricted Global Note.

(3)     Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(2) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(3) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(4) shall not bear the Private Placement Legend.

(d)     Transfer and Exchange of Definitive Notes for Beneficial Interests. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(d), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(d).

(1)     Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)     if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)     if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B-1 hereto, including the certifications in item (1) thereof;

(C)     if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction (as defined in Rule 902(k) of Regulation S) in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B-1 hereto, including the certifications in item (2) thereof;

(D)     if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B-1 hereto, including the certifications in item (3)(b) thereof; or

(E)     if such beneficial interest is transferred to an IAI, a certificate to the effect set forth in Exhibit B-1 hereto, including the certifications in item (3)(c) thereof, a certificate from the transferee in the form of Exhibit B-2 hereto required thereby, and, if requested by the Company or the Registrar, an opinion of counsel, certificate and/or information satisfactory to each of them, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of the appropriate Restricted Global Note.

(2)     Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)     if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, an opinion of counsel reasonably satisfactory to the Company and a letter of representations from the Holder to the effect that the Private Placement Legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, together with any other certifications that the Company may reasonably request from the Holder; or

(B)     if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from the transferor in the form of Exhibit B-1 hereto, including the certifications in item (3)(a) thereof, and any opinions of counsel or certifications as the Company may reasonably request to evidence compliance with the provisions of the Securities Act.

Upon satisfaction of any of the conditions of any of the clauses of this Section 2.07(d)(2), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)     Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased in a corresponding amount the aggregate principal amount of one of the Unrestricted Global Notes;

(4)     Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited. An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(5)     Issuance of Unrestricted Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so exchanged or transferred.

(e)     Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(1)     Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)     if the transfer shall be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto, including the certifications in item (1) thereof;

(B)     if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto, including the certifications in item (2) thereof;

(C)     if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B-1 hereto, including the certifications in item (3)(b) thereof; and

(D)     if such beneficial interest is transferred to an IAI, a certificate to the effect set forth in Exhibit B-1 hereto, including the certifications in item (3)(c) thereof, a certificate from the transferee in the form of Exhibit B-2 hereto required thereby, and, if requested by the Company or the Registrar, an opinion of counsel, certificate and/or information satisfactory to each of them.

(2)     Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)     if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, an opinion of counsel reasonably satisfactory to the Company and a letter of representations from the Holder to the effect that the Private Placement Legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, together with any other certifications that the Company may reasonably request from the Holder; or

(B)     if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from the transferor in the form of Exhibit B-1 hereto, including the certifications in item (3)(a) thereof, and any opinions of counsel or certifications as the Company may reasonably request to evidence compliance with the provisions of the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.07(e)(2), the Trustee shall cancel the prior Restricted Definitive Note and the Company shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the Holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such Holder.

(3)     Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)     [Reserved].

(g)     Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)     Private Placement Legend. Except as permitted below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER THE LAWS OF ANY STATE OR OTHER JURISDICTION AND THIS SECURITY MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, INCLUDING (X) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (Y) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRASNACTION IN COMPLIANCE WITH RULE 904 OF THE SECURITIES ACT (IF AVAILABLE) OR (Z) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (III) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION TO THE COMPANY, THE TRUSTEE AND THE REGISTRAR REASONABLY SATISFACTORY TO THEM, AND, IN EACH OF CASES (I) THROUGH (III), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.07 (and all Notes issued in exchange therefor or substitution thereof) (and any note not required by law to have such a legend), shall not bear the Private Placement Legend. In addition, the foregoing legend may be adjusted for future issuances in accordance with applicable law.

In addition, the foregoing legend may be adjusted for future issuances in accordance with applicable law.

(2)     Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

(3)     Common Stock Legend. Except as permitted below, any Common Stock issued pursuant to Article 4 of this Indenture shall bear the legend in substantially the final form:

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER THE LAWS OF ANY STATE OR OTHER JURISDICTION AND THIS SECURITY MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (III) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION TO THE COMPANY, THE TRUSTEE AND THE REGISTRAR REASONABLY SATISFACTORY TO THEM, AND, IN EACH OF CASES (I) THROUGH (III), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

(h)     Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)     General Provisions Relating to Transfers and Exchanges.

(1)     To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(2)     No service charge shall be made to a holder of a beneficial interest in a Global Note or to a holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental taxes and fees payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 7.26, 7.30 and 11.05).

(3)     The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part.

(4)     All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)     The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6)     Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)     The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(8)     All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile with the original to follow by first class mail or delivery service.

(9)     Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book-entry.

(10)     The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(11)     None of the Trustee, Registrar, Paying Agent or Conversion Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.08.     Replacement Notes.

(a)     If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company or the Trustee may charge for their expenses in replacing a Note. If, after the delivery of such replacement Note, a protected purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company, the Trustee and any Agent in connection therewith.

(b)     Subject to the provisions of the final sentence of the preceding paragraph, every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09.     Outstanding Notes.

(a)     The Notes outstanding at any time are all the Notes (including PIK Interest Notes) authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions of this Indenture, and those described in this Section as not outstanding. Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b)     If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

(c)     If the principal amount of any Note is considered paid under Section 7.01, it ceases to be outstanding and interest on it ceases to accrue.

(d)     If any Initial Note is converted in accordance with Article Four, then on the date of such conversion, such Initial Note shall cease to be outstanding and interest on such Initial Note shall cease to accrue, unless there shall be a default in the delivery of the consideration payable hereunder upon such conversion.

(e)     If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any of the foregoing) holds as of 1:00 p.m. New York Time, on a redemption date, repurchase date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10.     Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee actually knows are so owned shall be so disregarded.

Section 2.11.     [Reserved].Section 2.12.     Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar, the Paying Agent and the Conversion Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, payment or conversion. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, conversion, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act). Certification of the disposition of all canceled Notes shall be delivered to the Company upon written request. The Company may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation or that any Holder has converted pursuant to Article Four.

Section 2.13.     Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on the record date for the interest payment or a subsequent special record date, in each case at the rate provided in the Notes and in Section 7.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided, however that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14.     PIK Interest.

For any interest period the Company may elect to pay all or any portion of interest in kind (“PIK Interest”) on the then outstanding principal amount of the Notes (a “PIK Payment”) by (a) in the case of interest on any Global Note, by increasing the principal amount of such Global Note and (b) with respect to a Definitive Note, by issuing to the Holder of such Definitive Note an additional Definitive Note, the principal amount of which shall be rounded up to the nearest whole dollar (a “PIK Interest Note”).

Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or repurchase of the Notes as described under Section 3.07 or 3.08 hereof will be made solely in cash. If the Company elects to pay interest on the Notes as a combination Cash Interest and PIK Interest, such Cash Interest and PIK Interest shall be paid on the Notes on a pro rata basis. In the event that the Company shall elect to pay PIK Interest for any interest period, then the Company shall deliver a notice to the Trustee and the Holders not less than five Business Days prior to the applicable record date for the relevant Interest Payment Date of the relevant interest period, which notice shall state the total amount of interest to be paid on such Interest Payment Date and the total amount of PIK Interest.

Unless otherwise agreed between the Company and the Trustee, with respect to the payment of any PIK Interest, the Company shall deliver to the Trustee no later than two Business Days prior to the applicable Interest Payment Date, (a) with respect to Definitive Notes, the required amount of new Definitive Notes (rounded up to the nearest whole dollar) and an Authentication Order to authenticate and deliver such PIK Interest Notes on the relevant Interest Payment Date or (b) with respect to Global Notes, unless prohibited by the procedures of the Depositary, a written order from an Officer of the Company to the Trustee to increase the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar).

Any PIK Interest Note shall, after being executed and authenticated pursuant to Section 2.02 hereof, be mailed to the Person entitled thereto as shown on the register for the Definitive Notes as of the relevant Record Date.

Any PIK Payment shall be made in such form and on terms as specified in this Section 2.14, and the Company shall and the Trustee may take additional steps as necessary to effect such PIK Payment.

Section 2.15.     CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use such numbers in notices, including notices of redemption as a convenience to Holders; provided, however that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company shall promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

Section 2.16.     Use of Proceeds.

Subject to the terms and conditions herein, the proceeds of the Notes shall be applied to repay, in part, outstanding obligations under the First Lien Credit Agreement.

ARTICLE Three
REDEMPTION AND PREPAYMENT

Section 3.01.     Notice to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 or is required to redeem the Notes pursuant to the mandatory redemption provisions of Section 3.08, it shall furnish to the Trustee, at least 10 days (unless the Trustee consents to a shorter period) before giving a notice of redemption pursuant to Section 3.03, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price, if then determined and otherwise the method of its determination.

Section 3.02.     Selection of Notes to Be Redeemed.

(a)     If less than all of the Notes are to be redeemed at any time, the Company shall select the Notes to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (and the Company shall notify the Trustee of any such listing) or, if the Notes are not so listed, then on a pro rata basis, by lot or by such other method as the Company in its sole discretion will deem to be fair and appropriate (or, in the case of Global Notes, the Company will select Notes for redemption based on the Depositary’s method that most nearly approximates a pro rata selection).

(b)     The Company shall promptly notify the Trustee in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof to be redeemed. No Notes in amounts of $2,000 or less shall be redeemed in part (or $1.00 following any PIK Payment). The Company may select for redemption portions of the principal of Notes that have denominations larger than $2,000 (or $1.00 following any PIK Payment). Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof (or $1.00 or an integral multiple thereof following any PIK Payment); except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 or $1.00, as applicable, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.     Notice of Redemption.

(a)     At least 15 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, or electronically if held by DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address and send a copy to the Trustee at the same time.

The notice shall identify the Notes (including CUSIP or ISIN number(s)) to be redeemed and shall state:

(1)     the redemption date;

(2)     the redemption price, if then determined and otherwise the method of its determination;

(3)     if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

(4)     the name and address of the Paying Agent;

(5)     that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;

(6)     that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)     the paragraph of the Notes and/or section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

and

(8)     that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

(b)     At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, as provided in Section 3.01, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. The notice, if mailed in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice.

Section 3.04.     Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05.     Deposit of Redemption Price.

(a)     Prior to 1:00 p.m. New York Time on the Business Day that is the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

(b)     If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Holder in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 7.01.

Section 3.06.     Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered. No Notes in principal amount of $2,000 or less (or $1.00 following any PIK Payment) will be redeemed in part.

Section 3.07.     Optional Redemption.

(a)     The Company may redeem, in whole or in part, at any time prior to May [ ], 2020, the Notes, at a redemption price equal to 101% of the principal amount of the Notes redeemed plus accrued and unpaid interest thereon, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date).

(b)     The Company may redeem, in whole or in part, at any time on or after May [ ], 2020, the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to, the applicable redemption date (subject to the right of Holders of record on relevant record date to receive interest due on an Interest Payment Date).

(c)     Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 and shall be made on a pro rata basis, subject to adjustment in a manner that most nearly approximates a pro rata basis.

Section 3.08.     Mandatory Redemption.

Subject to the terms of the Intercreditor Agreement and to the extent not required to be used to prepay the Indebtedness in respect of the First Lien Credit Agreement as in effect on the date hereof:

(a)     Prior to or within two Business Days following the consummation of any disposition of Property permitted pursuant to Section 7.26(i) or (j), the Company shall notify the Trustee pursuant to Section 3.01 it is required to redeem the Notes (and shall promptly thereafter provide notice of redemption to the Holders pursuant to Section 3.03(a)) in an aggregate principal amount of the net cash proceeds of such disposition (net of (1) all reasonable and documented fees and expenses of accountants, lawyers and other professional advisors and brokerage commissions, (2) any taxes directly attributable to such disposition, (3) any Indebtedness or other liabilities required to be paid with the proceeds of such disposition and (4) so long as no Default or Event of Default shall have occurred and be continuing, any such proceeds that are (or are intended to be) invested within 180 days of receipt thereof in long-term productive assets of the general type used in the business of the Company and the Subsidiary Guarantors (it being understood and agreed that any proceeds that are not actually invested pursuant to this clause (4) within such 180 day period shall be required to be applied to redeem the Notes pursuant to this Section 3.08(a))).

(b)     Prior to or within two Business Days of the Incurrence of any Refinancing Indebtedness in respect of the Notes, the Company shall notify the Trustee pursuant to Section 3.01(a) it is required to redeem the Notes (and shall promptly thereafter provide notice of redemption to the Holders pursuant to Section 3.03(a)) in an aggregate principal amount equal to the net cash proceeds of such Refinancing Indebtedness.

(c)     Except as expressly provided in Section 3.08(a) and Section 3.08(b), any redemption pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.01 through 3.06, shall be subject to payment of the Prepayment Premium, if applicable, and shall be made on a pro rata basis, subject to adjustment in a manner that most nearly approximates a pro rata basis.

(d)     If the Notes are accelerated or otherwise become due prior to their stated maturity date, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)) prior to May [ ], 2020, the amount of principal of, and premium on, the Notes that becomes due and payable shall equal 101% of the principal amount of the Notes redeemed, as if such acceleration were an optional redemption of the Notes accelerated. Any premium payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the redemption and the Company and each Subsidiary Guarantor agree that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes (and/or the Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means prior to May [ ], 2020. THE COMPANY AND EACH SUBSIDIARY GUARANTOR EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company and each Subsidiary Guarantor expressly agree that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Holders and the Company and each Subsidiary Guarantor giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Company and each Subsidiary Guarantor shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company and each Subsidiary Guarantor expressly acknowledge that their agreement to pay the premium to the Holders as herein described is a material inducement to the Holders to purchase the Notes.

Section 3.09.     Application of Trust Money.

All money deposited with the Trustee pursuant to Section 3.05 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE FOUR

CONVERSION

The provisions of this Article Four shall apply to all Notes.

Section 4.01.     Conversion Privilege

(a)      Subject to the terms and conditions of this Article Four, each Holder shall be entitled to convert, at such Holder’s sole option, any portion of the outstanding and unpaid Conversion Amount into fully paid and non-assessable shares of Common Stock, at the Conversion Rate. The Company shall not issue any fractional shares of Common Stock upon any conversion. If the Holder elects to convert its Notes into Common Stock as described in this Section 4.01, the Company shall (i) deliver shares of Common Stock to the Holder, (ii) pay the Holder an amount in Cash equal to the market value of the shares calculated using the Closing Price of the Common Stock on the Conversion Date, or (iii) any combination thereof, in accordance with Section 4.06. If the issuance of Common Stock would result in the issuance of a fractional share of Common Stock, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Closing Price on the Conversion Date. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided, however that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any Person other than the converting Holder or with respect to any income tax due by such Holder with respect to such Common Stock and the Company shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable. Provisions of this Indenture that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

(b)     Notes delivered for conversion will be deemed to have been converted at immediately prior to 5:00 p.m. New York time on the Conversion Date. A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted (or, in accordance with the immediately preceding sentence or with Section 4.02, is deemed to have converted or become a record holder of Common Stock) its Notes to Common Stock and only to the extent such Notes are deemed to have been converted into Common Stock pursuant to this Article Four.

Section 4.02.     Conversion Procedure.

(a)     Optional Conversion. The Holder may convert any Conversion Amount into shares of Common Stock on any Conversion Date by (A) transmitting by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached to the form of Note as Exhibit I (the “Conversion Notice”) to the Company and (B) (i) if the Notes are Definitive Notes, surrendering the Notes to a reputable common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to the Notes in the case of its loss, theft or destruction), and (ii) if the Notes are Global Notes, submitting, directly or through a Participant, a valid instruction into DTC’s ATOP platform (or equivalent platform of the Depositary at the time) in accordance with the procedures of the Depositary in respect of the principal amount of Notes to be converted. On or before the third Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail a notice addressed to the Holder and the Conversion Agent confirming (i) receipt of such Conversion Notice and (ii) the method by which the Company intends to satisfy its Conversion Obligation in accordance with Section 4.06. If Definitive Notes are physically surrendered for conversion and the outstanding principal amount of the Notes (together with any accrued and unpaid interest thereon) is greater than the Conversion Amount being converted, then the Company shall as soon as practicable after, and no later than three Business Days following, receipt of the Notes, and in each case at its own expense, issue, and the Trustee shall authenticate in accordance with the terms of the Note and the Indenture, and the Company shall deliver to the Holder, a new Definitive Note representing the outstanding principal amount of the Notes not converted. For the avoidance of doubt, any accrued and unpaid interest on the outstanding principal amount of the Notes not converted shall remain outstanding and payable at the next Interest Payment Date. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of the Notes shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date. In the event of a partial conversion of the Notes pursuant hereto or to the terms of the Note, the Conversion Amount converted shall be deducted from the aggregate amount of the outstanding principal amount of such Note and any accrued and unpaid interest thereon for the purposes of calculating future interest payments due on such Note pursuant to the terms of this Indenture and such Note following such partial conversion.

(b)     The right of conversion attaching to any Note may be exercised (i) if such Note is represented by a Global Note, by electronic instruction to the Conversion Agent through the facilities of the Depositary in accordance with the Applicable Procedures, or (ii) if such Note is represented by a Definitive Note, by physical delivery of the Definitive Note to the Company in accordance with the terms of such Definitive Note and the Indenture, and upon such exercise the Company shall, provided all of the other requirements for conversion have been satisfied by the Holder, (A) provided that the transfer agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit and Withdrawal at Custodian system or (B) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, in each case by no later than the fourth (4th) Business Day following the date of receipt of such Note (whether through book-entry transfer or physical delivery). To the extent that Common Stock issued upon conversion is represented by certificates, such certificates shall be in such form or forms as shall be approved by the Board of Directors. Such certificate shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by any Officer. Any or all of the signatures on a certificate may be a facsimile. In the event any such Officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office or to be employed by the Company before such certificate is issued, such certificate may be issued by the Company with the same effect as if such Officer had held such office on the date of issue.

(c)     The person in whose name the Note is registered shall be deemed to be a stockholder of record on the Conversion Date; provided, however that no surrender of a Note on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided further that such conversion shall be at the Conversion Rate in effect on the date on which such Note was delivered as if the stock transfer books of the Company had not been closed. Upon conversion of a Note, such person shall no longer be a Holder of such Note. No separate payment or adjustment will be made for accrued and unpaid interest on a converted Security or for dividends or distributions on shares of Common Stock issued upon conversion of a Security except as provided in this Indenture.

Section 4.03.     Company to Provide Stock.

(a)     The Company shall, prior to the issuance of any Notes hereunder, and from time to time as may be necessary, reserve at all times and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock deliverable upon conversion of all of the Notes.

(b)     All shares of Common Stock that may be issued upon conversion of the Notes shall be newly issued shares or shares held in the treasury of the Company, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free of any preemptive rights and free of any lien or adverse claim.

(c)     The Company shall comply with all applicable securities laws regulating the offer and delivery of any Common Stock upon conversion of Notes and shall list or cause to have quoted such shares of Common Stock on each national and regional securities exchange or on Nasdaq or on an over-the-counter market or such other market on which the Common Stock is then listed or quoted.

(d)     Notwithstanding anything herein to the contrary, nothing herein shall give to any Holder any rights as a creditor in respect solely of its right to conversion.

Section 4.04.     Conversion Price Adjustment.

(a)     In case the Company shall pay or make a dividend or other distribution to all or substantially all holders of any class of capital stock of the Company payable in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be (i) such number of shares plus (ii) the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. (For the purposes of determining adjustments to the Conversion Price as set forth herein, shares of Common Stock held in the treasury of the Company, and distributions or issuances in respect thereof shall be disregarded.)

(b)     In case the Company shall issue rights or warrants to all or substantially all holders of its Common Stock entitling them, for a period of not more than 45 days, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be (i) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus (ii) the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator shall be (i) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus (ii) the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such termination. In case any rights or warrants referred to in this paragraph in respect of which an adjustment shall have been made shall expire unexercised, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would then be in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

(c)     In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d)     In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Common Stock referred to in Section 4.04(a), rights or warrants referred to in Section 4.04(b) or a dividend or distribution payable exclusively in cash), the Conversion Price in effect immediately prior to the close of business on the date fixed for the payment of such distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be (i) the Current Market Price on the date fixed for such payment minus (ii) the then Fair Market Value of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets distributed per share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such payment. In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of Common Stock shares of any capital stock of, or other equity interest in, any subsidiary or other business unit of the Company (a “Spin Off”) and, immediately after such distribution, such capital stock or other equity interest is registered under the Exchange Act and listed and publicly traded on a national securities exchange registered under Section 6 of the Exchange Act, then the Conversion Price in effect immediately prior to the close of business on the date fixed for such distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be (i) the Current Market Price on the date fixed for such distribution minus (ii) the average of the Closing Prices of the amount of such capital stock or other equity interests distributed per share of Common Stock on such exchange during the first ten days of such public trading immediately following and including the effective date of the Spin Off and the denominator shall be the Current Market Price on the date fixed for such distribution.

(e)     In case the Company shall, by dividend or otherwise, make a distribution to all or substantially all holders of its Common Stock payable exclusively in cash, the Conversion Price in effect immediately prior to the close of business on the date fixed for such payment shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be (i) the Current Market Price on the date fixed for such payment minus (ii) the amount in cash per share of Common Stock paid in such distribution and the denominator shall be the Current Market Price on the date fixed for such payment, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for such payment. In the event that the amount in cash per share of Common Stock paid in such distribution is greater than or equal to the Current Market Price on the date fixed for such payment, each Holder of Notes shall receive, for each $1,000 principal amount of Notes, without conversion and at the same time and upon the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Business Day immediately preceding the date fixed for such payment for such cash dividend or distribution.

(f)     In case the Company or any subsidiary of the Company shall consummate a tender or exchange offer for all or any portion of the Common Stock, the Conversion Price in effect immediately prior to the close of business on the date of expiration of such tender or exchange offer shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be (i) the Current Market Price on such date of expiration minus the (ii) Per Share Premium Amount paid in such tender or exchange offer and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following such date of expiration.

(g)     In case the Company shall, by dividend or otherwise, make a distribution referred to in Section 4.04(d) or 4.04(e), any Holder converting its Notes (or any portion of the outstanding principal amount of its Notes (together with any accrued and unpaid interest thereon)) subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the Conversion Price adjustment in respect of such distribution shall, in lieu of a conversion adjustment, be entitled to receive, for each share of Common Stock received in respect of the conversion of such Notes (or portion of the outstanding principal amount of such Notes (together with any accrued and unpaid interest thereon) being converted), the portion of the evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock; provided, however that, at the election of the Company (whose election shall be evidenced by a resolution of the Board of Directors) with respect to all Holders so converting, the Company may, in lieu of distributing to such Holder any portion or all of such evidences of indebtedness, shares of capital stock, other securities, cash and assets to which such holder is entitled as set forth above, (i) pay such Holder an amount in Cash equal to the Fair Market Value thereof or (ii) distribute to such Holder a due bill therefor, provided that such due bill (A) meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and (B) requires payment or delivery of such evidences of indebtedness, shares of capital stock, other securities, cash or assets no later than the date of payment thereof to holders of shares of Common Stock receiving such distribution.

(h)     The Company may not engage in any transaction if, as a result thereof, the Conversion Price would be reduced to below the par value per share of the Common Stock.

(i)     No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one tenth of one percent (0.1%) in the Conversion Price; provided, however that any adjustments which by reason of this Section 4.04(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Section 4.05.     Notice of Adjustment.

Whenever the Conversion Price or conversion privilege is adjusted, the Company shall promptly deliver to Holders a notice of the adjustment in accordance with Section 16.02, and furnish to the Trustee and the Conversion Agent an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. Unless and until the Trustee and the Conversion Agent shall receive an Officers’ Certificate setting forth an adjustment of the Conversion Rate, the Trustee and the Conversion Agent may assume without inquiry that the Conversion Rate has not been adjusted and that the last Conversion Rate of which it has knowledge remains in effect.

Section 4.06.     Option to Satisfy Conversion Obligation with Cash, Common Stock or Combination Thereof.

In lieu of delivery of shares of Common Stock in satisfaction of the Company’s obligation upon conversion of the Notes (the “Conversion Obligation”), the Company may elect to deliver cash or a combination of cash and shares of Common Stock in accordance with the provisions of this Indenture; provided that the Company may not elect to deliver cash in respect of any Conversion Obligation in an aggregate amount exceeding 10% of the Conversion Obligation on any Conversion Date. The Company shall notify the Holder(s) in writing (with a copy to the Trustee and the Conversion Agent) of the method by which the Company intends to satisfy its Conversion Obligation as follows: (i) no later than 11 Trading Days immediately preceding the maturity date of the Notes, in respect of Notes to be converted during the period beginning 10 Trading Days immediately preceding the maturity date of the Notes and ending one Trading Day immediately preceding the maturity date of the Notes; and (ii) no later than three Trading Days immediately following the Conversion Date in all other cases. If the Company fails to give the notice described in the preceding sentence within the prescribed time periods, then the Company shall satisfy its Conversion Obligation only in shares of Common Stock (and cash in lieu of fractional shares). If the Company elects to satisfy any portion of its Conversion Obligation in cash, the Company shall specify in such notice the amount to be satisfied in cash either as a percentage of the Conversion Obligation or as a fixed dollar amount. The Company shall treat all Holders converting on the same Trading Day in the same manner. The Company shall not have any obligation to satisfy its Conversion Obligations arising on different Trading Days in the same manner.

Section 4.07.     Effect of Reclassifications, Business Combinations, Asset Sales and Corporate Events.

(a)     If any of the following events occur: (i) any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 4.04(c) applies), (ii) any consolidation, merger, binding share exchange or combination of the Company with another Person, or (iii) any sale or conveyance to another Person of all or substantially all of the property and assets of the Company and its Subsidiaries, in each case as a result of which Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event or transaction, a “Reorganization Event”), then, following the effective time of the Reorganization Event, the right to receive shares of Common Stock upon conversion of Notes, if any, will be changed into a right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have been entitled to receive upon such Reorganization Event in respect of Common Stock, as provided below. If the Reorganization Event causes Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company will notify Holders of the weighted average as soon as practicable after such determination is made. Upon such Reorganization Event, the Company or any Successor Company will enter into a supplemental indenture consistent with the foregoing. Such supplemental indenture shall provide for provisions and adjustments which shall be as nearly equivalent as may be practicable to the provisions and adjustments provided for in this Article 4, as determined in good faith by the Company (which determination shall be conclusive and binding), to make such provisions apply to such other Person if different from the original issuer of the Notes.

(b)     Following the effective time of any such Reorganization Event, settlement of Notes converted shall be in units of Reference Property or cash and units of Reference Property, if applicable, determined in accordance with Section 4.01. The Conversion Rate will relate to units of Reference Property (a “unit” of Reference Property being the kind and amount of reference property that a holder of one share of Common Stock would have received in such transaction); and the Conversion Price will be determined based on the Closing Price of one unit of Reference Property on the Conversion Date.

(c)     The above provisions of this Section 4.07 shall similarly apply to successive Reorganization Events.

(e)     If this Section 4.07 applies to any event or occurrence, Section 4.04 shall not apply in respect of such event or occurrence.

(f)     The Company shall not become a party to any Reorganization Event unless its terms are consistent with the foregoing and it is otherwise permitted by the terms of this Indenture. None of the foregoing provisions shall affect the right of a Holder of Notes to convert the Notes as set forth in and subject to Section 4.01 prior to the effective time of such Reorganization Event.

Section 4.08.     Trustee’s Disclaimer.

Neither the Trustee nor any other Agent shall have any responsibility or duty to calculate the Conversion Prices, to determine when an adjustment under this Article Four should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of that fact or the correctness of any such adjustment set forth in, and shall be protected in relying upon, an Officers’ Certificate, including the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 4.05. Neither the Trustee nor any Agent makes any representation as to the validity or value of any securities or assets issued upon conversion of Notes. Neither the Trustee nor any Agent shall be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock or share certificates or other securities or property upon the surrender of any Note for the purpose of conversion; and the Trustee and any Agent shall not be responsible for the Company’s failure to comply with any provisions of this Article Four.

Section 4.09.     Conversion Limitation.

At no time when the Common Stock is registered under the Section 12 of the Securities Act shall the Company effect any conversion of the Notes and a Holder shall not have the right to convert any portion of the Notes, to the extent that, after giving effect to the conversion as set forth on the applicable Conversion Notice, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation; provided, however that, upon a Holder providing the Company with 61 days’ notice (the “Waiver Notice”) at any time, whether before or after the Common Stock is registered under the Section 12 of the Securities Act, that such Holder wishes to waive the provisions of this Section 4.08 with regard to any or all Common Stock issuable upon conversion of such Holder’s Notes, this Section 4.08 shall be of no force or effect with regard to the Notes referenced in the Waiver Notice. For purposes of the foregoing sentence, the number of shares of Common Stock Beneficially Owned by such Holder, its Affiliates and any Persons acting as a group together with such Holder or its Affiliates shall include the number of shares of Common Stock issuable upon exercise of the Notes with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company Beneficially Owned by such Holder, its Affiliates or any other Persons if such securities are subject to a limitation on conversion or exercise analogous to the limitation contained herein.

ARTICLE FIVE
[Reserved].

ARTICLE SIX
[Reserved].

ARTICLE SEVEN
COVENANTS

Section 7.01.     Payment of Notes.

(a)     The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and Cash Interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 1:00 p.m. New York Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest on the Notes then due. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period provided such payment is made on the next succeeding Business Day. Any PIK Payment shall be considered paid on the date it is due (a) if PIK Interest Notes have been issued therefor, such PIK Interest Notes have been executed by the Company and authenticated by the Trustee on or prior to the date the payment is due in accordance with the terms of this Indenture and (b) if the PIK Payment is made by increasing the principal amount of Global Notes then authenticated, the Company has delivered the written request required by Section 2.14 and the Trustee has increased the principal amount of Global Notes then authenticated by the relevant amount on or prior to the date the payment is due.

(b)     The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, on the Notes from time to time on demand at one percentage point in excess of the rate then in effect on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) from time to time on demand at such higher rate to the extent lawful.

Section 7.02.     Maintenance of Office or Agency.

(a)     The Company shall maintain an office or agency (which may be an office of the Trustee or an agent of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)     The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)     The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.04 of this Indenture.

Section 7.03.     Reports.

(a)     The Company, pursuant to §314(a) of the TIA, shall file with the Trustee, within the time periods specified in the Securities Act with respect to the Company’s filing status, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) that the Company files with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, however that any such information, documents or reports filed electronically with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be deemed filed with, and delivered to, the Trustee; provided, further, the Company shall notify the Trustee if it shall fail to so file any such information, documents or reports with the Commission. In addition, the Company will make such reports and information available to securities analysts and prospective investors upon request.

(b)      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the financial information required by Section 7.03(a) above will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c)     For so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144, the Company and the Subsidiary Guarantors will furnish to the Holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)     The Company shall be deemed to have furnished such reports to the Trustee and the Holders of Notes if it has filed such reports with the Commission using the EDGAR filing system or on the Company’s website and such reports are publicly available. The Trustee shall have no obligation to monitor whether the Company posts such reports, information and documents on its website or the Commission’s EDGAR service, or collect any such reports, information and documents from the Company’s website or the Commission’s EDGAR service.

(e)     The delivery of the foregoing annual reports, information, documents and other reports to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(f)     The Company shall deliver to the Trustee prompt written notice of the occurrence of any Default hereunder or any event of default under the First Lien Credit Agreement.

Section 7.04.     Compliance Certificate.

The Company shall deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, an Officers’ Certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled its obligations under this Indenture and is not in default in the performance or observance of any of the material terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred and be continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto). For purposes of this Section 7.04(a), such compliance shall be determined without regard to any period of grace or requirement of notice provided under the Indenture.

Section 7.05.     Taxes.

The Company shall pay, and shall cause each of its Significant Subsidiaries to pay, prior to delinquency, any material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not have a material adverse effect on the Company and its Restricted Subsidiaries, taken as a whole.

Section 7.06.     Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 7.07.     Insurance.

The Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Subject to the Security Documents and the Intercreditor Agreement, the loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral, as applicable, shall be endorsed in favor of the Collateral Agent as its interests in the Collateral may appear and such policies shall name the Collateral Agent as an “additional insured” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Collateral Agent, it being understood that the Company shall be afforded a period of 30 days following the Issue Date to comply with this Section.

Section 7.08.     Further Assurances.

(a)     The Company at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Trustee or the Collateral Agent all such other documents, agreements and instruments reasonably requested by the Trustee or the Collateral Agent to comply with, cure any defects or accomplish the covenants and agreements of the Company or any Restricted Subsidiary, as the case may be, in this Indenture or the Security Documents, or to further evidence and more fully describe the collateral intended as security for the Notes and the Subsidiary Guarantees, or to correct any omissions in this Indenture or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Indenture or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.

(b)     The Company hereby authorizes each of the Trustee and the Collateral Agent to file one or more financing or continuation statements, and amendments thereto relative to all or any part of the Mortgaged Property without the signature of the Company or any Subsidiary Guarantor where permitted by law; provided, however, that neither the Trustee nor the Collateral Agent shall have any duty to see to any recording, filing, or depositing of any financing or continuation statement evidencing a security interest, and amendments thereto relative to all or any part of the Mortgaged Property or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 7.09.     [Reserved].Section 7.10.     Certificate of Financial Officer – Asset Coverage.

On or before the 45th day after each Test Date, a certificate of a financial officer setting forth, as of such Test Date, a calculation in reasonable detail of the Asset Coverage Ratio as of such Test Date shall be delivered to the Trustee.

Section 7.11.     [Reserved].

Section 7.12.     Existence; Conduct of Business.

Each of the Company and its Restricted Subsidiaries will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.01.

Section 7.13.     Operation and Maintenance of Properties12.01.      .

12.02.      The Company, at its own expense, will operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 7.14.     Compliance with Laws12.03.      .

12.04.      The Company and its Restricted Subsidiaries will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.15.     Environmental Matters12.05.      .

12.06.

12.07.      (a)     The Company and its Restricted Subsidiaries shall each, at its sole expense: (i) comply, and shall cause its Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Restricted Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of its Properties or any other property offsite the Property to the extent caused by its operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of its Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of its Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct its operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a material claim for damages or compensation; and (vi) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that its obligations under this Section 7.15(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(a)      (b)     The Company or its Restricted Subsidiaries, as applicable, will promptly, but in no event later than five days after the occurrence of a triggering event, notify the Trustee and the Holders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Company or its Restricted Subsidiaries or their Properties of which the Company or its Restricted Subsidiaries has knowledge in connection with any Environmental Laws if the Company could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles.

(b)

Section 7.16.     ERISA Compliance.          The Company and its Restricted Subsidiaries will promptly furnish and will cause any ERISA Affiliate to promptly furnish to the Trustee (a) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Company, its Restricted Subsidiaries or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Company, its Restricted Subsidiaries or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 7.17.     Compliance with Anti-Terrorism Laws.     Neither the Company nor any of its Subsidiaries shall:

(c)      (a)     Directly or indirectly, in connection with the Notes, knowingly (i) conduct any operations in violation of any Money-Laundering Laws, (ii) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Money-Laundering Laws.

(d)      (b)     Directly or indirectly, in connection with the Notes, knowingly cause or permit any of the funds of either the Company or its Subsidiaries that are used to repay the Notes to be derived from any unlawful activity with the result that the issuance of the Notes would be in violation of any Money-Laundering Laws.

(e)      (c)     Knowingly cause or permit (i) an Embargoed Person to have any direct or indirect interest in or benefit of any nature whatsoever in either the Company or its Subsidiaries or (ii) any of the funds or properties of either the Company or its Subsidiaries that are used to repay the Notes to constitute property of, or be beneficially owned directly or indirectly by, an Embargoed Person.

Section 7.18.     Compliance with FCPA.

Neither the Company nor any of its Subsidiaries, will use the proceeds of any Notes in a manner that would result in a violation by such Persons of the FCPA or any other applicable anti-corruption law or regulation, including without limitation, an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Company and its Subsidiaries will conduct their business in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, such continued material compliance therewith.

Section 7.19.     Use of Proceeds.

12.08.      (a)     The Company will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 2.16. Neither the Company nor any Person acting on behalf of the Company has taken or will take any action which might cause any of the Note Documents to violate Regulation U, Regulation T or Regulation X of the Board or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

(b)     The Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Notes (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law or regulation, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.20.     ERISA Compliance. The Company and its Restricted Subsidiaries will not at any time:

(a)     engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Company, its Restricted Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)     fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Company, its Restricted Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto; and

(c)     contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.21.     [Reserved].Section 7.22.     Limitation on Indebtedness and Preferred Stock.

(a)     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue Preferred Stock; provided, however, that the Company may Incur Indebtedness and any of the Subsidiary Guarantors may Incur Indebtedness and issue Preferred Stock if on the date of such Incurrence or issuance:

(1)     the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of proceeds); and

(2)     no Default would occur as a consequence of, and no Event of Default would be continuing following, Incurring the Indebtedness or the application of its proceeds.

(b)     Section 7.22(a) will not prohibit the Incurrence of the following Indebtedness:

(1)     Indebtedness under one or more Credit Facilities of the Company or any Restricted Subsidiary constituting a Permitted Reserve Based Facility;

(2)     Guarantees Incurred by the Company or any Subsidiary Guarantor of Indebtedness of the Company or any Subsidiary Guarantor Incurred in accordance with the provisions of this Indenture (including any increase in principal amount as a result of a PIK Payment and any PIK Interest Notes in respect thereof); provided, however that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee to at least the same extent as the Indebtedness being Guaranteed, as the case may be;

(3)     Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however that (a)(i) if the Company is the obligor on such Indebtedness and the obligee is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (ii) if a Subsidiary Guarantor is the obligor of such Indebtedness and the obligee is neither the Company nor a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee and (b)(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause;

(4)     Indebtedness represented by (a) the Notes issued on the Issue Date (together with any PIK Payments in respect thereof) and all Subsidiary Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6) or (7)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or (7) or Incurred pursuant to Section 7.22(a);

(5)     Permitted Acquisition Indebtedness;

(6)     Indebtedness in respect of (a) self-insurance obligations, bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and (b) obligations represented by letters of credit for the account of the Company or a Restricted Subsidiary in order to provide security for workers’ compensation claims (in the case of clauses (a) and (b) other than for an obligation for money borrowed);

(7)     Indebtedness represented by Capitalized Lease Obligations of the Company or any of its Restricted Subsidiaries (whether or not Incurred pursuant to sale and leaseback transactions), mortgage financings or purchase money obligations, Incurred in connection with the acquisition, construction, improvement or development of real or personal, movable or immovable, property, in each case Incurred for the purpose of financing, refinancing, renewing, defeasing or refunding all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Company or such Restricted Subsidiary; provided, however that after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (7), together with any Refinancing Indebtedness Incurred pursuant to clause (4) in respect of such Indebtedness, and then outstanding does not exceed the greater of $5.0 million or 1.0% of the Company’s Adjusted Consolidated Net Tangible Assets, determined as of the date of Incurrence of such Indebtedness after giving effect to such Incurrence and the application of the proceeds therefrom; and

(8)     Cash Management Obligations Incurred in the ordinary course of business; and

(9)     in addition to the items referred to in clauses (1) through (8) above, Indebtedness of the Company and the Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed the greater of $15.0 million or 2.0% of the Company’s Adjusted Consolidated Net Tangible Assets, determined as of the date of Incurrence of such Indebtedness after giving effect to such Incurrence and the application of the proceeds therefrom.

(c)     For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)     in the event an item of that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 7.22(a)-(b), the Company, in its sole discretion, will, in each case, subject to clause (2) below, classify such item of Indebtedness on the date of Incurrence in any manner that complies with this covenant;

(2)     all Indebtedness outstanding on the date of this Indenture under the First Lien Credit Agreement, after giving effect to the initial offering and sale of Notes and the use of proceeds therefrom shall be deemed Incurred on the Issue Date under clause (1) of Section 7.22(b) and may not later be reclassified;

(3)     Guarantees Incurred by the Company or any Subsidiary Guarantor of, or obligations Incurred by the Company or any Subsidiary Guarantor in respect of letters of credit supporting, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)     if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of Section 7.22(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included to the extent of the underlying letter of credit;

(5)     the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)     Indebtedness permitted by this Section 7.22 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.22 permitting such Indebtedness; and

(7)     the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)     Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 7.22.

(e)     The Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness, or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 7.22, the Company shall be in Default of this Section 7.22.

(f)     For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(g)     Nothing contained in this Indenture is intended to treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 7.23.     Limitation on Restricted Payments.

(a)     The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)     pay any dividend or make any payment or distribution on or in respect of the Company’s or any Restricted Subsidiaries’ Capital Stock (including any payment or distribution in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(A)     dividends or distributions by the Company payable solely in Capital Stock of the Company (other than Disqualified Stock but including options, warrants or other rights to purchase such Capital Stock of the Company); and

(B)     dividends or distributions payable to the Company or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(2)     purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)     purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness permitted under clause (3) of Section 7.22(b) of this Indenture or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement);

(4)     purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Unsecured Debt (but excluding, for the avoidance of doubt, any “make-whole” payment in connection with such purchase, repurchase, redemption, defeasance, acquisition or retirement); or

(5)     make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (5) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A)     a Default shall have occurred and be continuing (or would result therefrom);

(B)     the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 7.22(a) of this Indenture after giving effect, on a pro forma basis, to such Restricted Payment; or

(C)     the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of (the “Restricted Payments Basket”):

(i)     50% of Consolidated Net Income for the period (treated as one accounting period) from April 1, 2019 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)     100% of the aggregate Net Cash Proceeds and the Fair Market Value of property or securities other than cash (including Capital Stock of Persons engaged primarily in the Oil and Gas Business or assets used in the Oil and Gas Business), in each case received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to (x) Persons indicated in clause 6(a) of Section 7.23(b) or any direct or indirect parent of the Company, to the extent such Net Cash Proceeds have been used to make a Restricted Payment pursuant to clause (6)(a) of Section 7.23(b), (y) a Subsidiary of the Company or (z) an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination));

(iii)     the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property (other than such Capital Stock), distributed by the Company upon such conversion or exchange), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; and

(iv)     the amount equal to the aggregate net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person subsequent to the Issue Date resulting from:

(A)     repurchases, repayments or redemptions of such Restricted Investments by such Person or proceeds realized upon the sale of such Restricted Investment (other than to a Subsidiary of the Company);

(B)     the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; and

(C)     the sale by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) of all or a portion of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary (whether any such distribution or dividend is made with proceeds from the issuance by such Unrestricted Subsidiary of its Capital Stock or otherwise).

(b)     Notwithstanding the foregoing, Section 7.23(a) shall not prohibit the following actions:

(1)     any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (a) such Restricted Payment will be excluded from subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock or capital contribution will be excluded from clause (C)(ii) of Section 7.23(a);

(2)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Refinancing Indebtedness that, in each case, is permitted to be Incurred pursuant to Section 7.22 of this Indenture; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(3)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Unsecured Debt of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Unsecured Debt constituting Refinancing Indebtedness of the Company or such Restricted Subsidiary that, in each case, is permitted to be Incurred pursuant to Section 7.22 of this Indenture; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(4)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 7.22 of this Indenture; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(5)     dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this covenant if it had been made on such date; provided, however, that such dividends and distributions will be included in subsequent calculations of the amount of Restricted Payments; and provided further, however, that for purposes of clarification, this clause (5) shall not include cash payments in lieu of the issuance of fractional shares included in clause (10) below;

(6)     so long as no Default has occurred and is continuing, the repurchase or other acquisition of Capital Stock (including options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock) of the Company held by any existing or former employees, officers or directors of the Company or any Restricted Subsidiary of the Company or their assigns, estates or heirs, in each case pursuant to the repurchase or other acquisition provisions under employee stock option or stock purchase plans or agreements or other agreements to compensate officers, employees or directors, in each case approved by the Company’s Board of Directors; provided, however that such repurchases or other acquisitions pursuant to this clause (6) during any calendar year will not exceed $2.5 million in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5.0 million in any calendar year); provided further, that such amount in any calendar year may be increased by an amount not to exceed

(A)     the cash proceeds received by the Company from the sale of Capital Stock of the Company to any existing or former employees, officers or directors of the Company and any of its Restricted Subsidiaries or their assigns, estates or heirs that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of Section 7.23(a), plus

(B)     the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date, less

(C)     the amount of any Restricted Payments made pursuant to Section 7.23(b)(6)(A)-(B); provided further that the amount of any such repurchase or other acquisition under this clause (C) will be excluded in subsequent calculations of the amount of Restricted Payments and the proceeds received from any such transaction will be excluded from clause (C)(ii) of Section 7.23(a) for purposes of calculating the Restricted Payments Basket; and

(7) loans or advances to employees, officers or directors of the Company or any Subsidiary of the Company, in each case as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Company, or to refinance loans or advances made pursuant to this subclause (7), in an aggregate principal amount not in excess of $2.5 million at any one time outstanding; provided, however, that the amount of such loans and advances will be excluded in subsequent calculations of the amount of Restricted Payments;

(8)     purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock; provided, however, that such acquisitions or retirements will be excluded from subsequent calculations of the amount of Restricted Payments;

(9)     the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Unsecured Debt or Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Unsecured Debt or Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 7.30; provided, however that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer as provided Section 7.30 and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer; provided, however, that such acquisitions or retirements will be excluded in subsequent calculations of the amount of Restricted Payments;

(10)     payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets; provided, however, that any payment pursuant to this clause (10) shall be excluded in the calculation of the amount of Restricted Payments;

(11)     cash payments in lieu of the issuance of fractional shares; provided, however, that any payment pursuant to this clause (11) shall be excluded in the calculation of the amount of Restricted Payments;

(12)     the payment of scheduled or accrued dividends to holders of any class of or series of Disqualified Stock of the Company issued on or after the Issue Date in accordance with Section 7.22, to the extent such dividends are included in Consolidated Interest Expense; provided, however, that any payment pursuant to this clause (12) shall be excluded in the calculation of the amount of Restricted Payments;

(13)     Restricted Payments in an amount not to exceed $5.0 million in the aggregate since the Issue Date; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments; and

(14)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary in an amount paid (whether in cash, securities or otherwise) not to exceed $5.0 million in the aggregate.

(c)     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term.

(d)     In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (14) of Section 7.23(b) above or is entitled to be made pursuant to Section 7.23(a), the Company shall, in its sole discretion, subdivide and classify such Restricted Payment in any manner that complies with this Section 7.23.

(e)     For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 7.23(a) or under clause (13) of Section 7.23(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(f)     Notwithstanding the foregoing, none of the Company or any Restricted Subsidiary shall directly purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Unsecured Debt or Capital Stock (but excluding in each case, for the avoidance of doubt, any “make-whole” payment in connection with such purchase, repurchase, redemption, defeasance, acquisition or retirement) with the proceeds of any borrowing under the First Lien Credit Agreement.

Section 7.24.     Limitation on Liens. The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, Incur or suffer to exist any Lien other than Permitted Liens upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), which Lien secures Indebtedness.

Section 7.25.     Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)     pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2)     make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)     sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary.

(b)     However, paragraph (a) of this Section 7.25 will not prohibit:

(1)     any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture and the Security Documents as in effect on such date;

(2)     any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Capital Stock or Indebtedness Incurred by a Person on or before the date on which such Person was acquired by the Company or another Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Company or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided, however that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(3)     encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(4)     any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided, however that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(5)     with respect to any Restricted Subsidiary incorporated or organized outside the United States, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive;

(6)     any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (1) through (5), clause (12) or this clause (6) of this Section 7.25(b) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clauses (1) through (5), clause (12) or this clause (6) of this Section 7.25(b); provided, however that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the Holders of the Notes than the encumbrances and restrictions contained in the agreements governing the Indebtedness being refunded, replaced or refinanced;

(7)     in the case of clause (3) of Section 7.25(a) above, any encumbrance or restriction:

(A)     that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license (including, without limitation, licenses of intellectual property) or other contract;

(B)     contained in mortgages, pledges or other security agreements permitted under this Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(C)     contained in any agreement creating Hedging Obligations permitted from time to time under this Indenture which are not included in the definition of Indebtedness pursuant to clause (3) of the penultimate paragraph of the definition thereof;

(D)     pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; or

(E)     provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

(8)     any encumbrance or restriction contained in (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 7.25(a) on the property so acquired;

(9)     any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(10)     any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Business Investment”;

(11)     encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(12)     encumbrances or restrictions contained in agreements governing Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be Incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with Section 7.22; provided, however that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole, as determined by the Company in good faith, than the provisions contained in the First Lien Credit Agreement and in this Indenture as in effect on the Issue Date;

(13)     the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided, however that issuance of such Preferred Stock is permitted pursuant to Section 7.22 and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(14)     supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(15)     restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(16)     any encumbrance or restriction contained in the First Lien Credit Agreement as in effect as of the Issue Date, and in any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, however that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the First Lien Credit Agreement as in effect on the Issue Date.

Section 7.26.     Limitation on Sales of Assets and Subsidiary Stock.

The Company and the Subsidiary Guarantors will not sell, assign, farm-out, convey or otherwise transfer any Property except for: (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Company or the Subsidiary Guarantors or is replaced by equipment of at least comparable value and use; (d) a disposition by a Subsidiary Guarantor to the Borrower or by the Borrower or a Subsidiary Guarantor to a Subsidiary Guarantor; (e) a disposition of cash, cash equivalents or other financial assets; (f) an issuance of Equity Interests by a Subsidiary Guarantor to the Borrower or to a Subsidiary Guarantor; (g) any casualty or condemnation event (other than a Casualty Event described in clause (i) of this Section 7.03); (h) the making of a Restricted Payment permitted by Section 7.23 or a Permitted Investment; (i) the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided, however that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash; provided, however, that the consideration received in respect of any sale or other disposition of undeveloped real property that is owned by the Company located in Bienville, Bossier, Caddo, DeSoto, Natchitoches, Red River, Sabine and Webster Parishes, Louisiana and Angelina, Cherokee, Gregg, Harrison, Marion, Nacogdoches, Panola, Rusk, Sabine, San Augustine, Shelby, Smith and Upshur Counties, Texas may be other Oil and Gas Properties, which shall be equivalent on a net revenue interest acre basis and limited to other undeveloped Oil and Gas Properties located in Bienville, Bossier, Caddo, DeSoto, Natchitoches, Red River, Sabine and Webster Parishes, Louisiana and Angelina, Cherokee, Gregg, Harrison, Marion, Nacogdoches, Panola, Rusk, Sabine, San Augustine, Shelby, Smith and Upshur Counties, Texas in order to facilitate future development of the field(s), and which will subsequently be mortgaged in accordance with Section 14.07; (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Company and, if requested by the Trustee, the Company shall deliver a certificate of a Responsible Officer certifying to that effect) and (iii) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary; and (j) sales and other dispositions of Properties not regulated by subsections (a) to (i) of this Section 7.26 having a fair market value not to exceed $1,000,000 during any 12-month period; provided, however that any net cash proceeds of such sale or disposition permitted by the foregoing clause (i) or this clause (j) are used to make the prepayments or reinvested as required by Section 3.08(a).

Section 7.27.     Limitation on Affiliate Transactions.

(a)     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)     the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2)     either: (a) if such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million but not greater than $30.0 million, the Company delivers to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above, or (b) if such Affiliate Transaction involves an aggregate consideration in excess of $30.0 million, the Company delivers to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above and that the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company having no personal pecuniary interest in such transaction.

(b)     Section 7.27(a) shall not apply to and does not prohibit:

(1)     any Restricted Payment (other than Investments) permitted to be made pursuant to Section 7.23;

(2)     any payments, awards or grants in cash, Capital Stock or other property pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or insurance and indemnification arrangements provided to or for the benefit of directors and employees approved by the Board of Directors of the Company;

(3)     loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed $5.0 million;

(4)     advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(5)     any transaction to the extent between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with the Indenture;

(6)     transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in such Person;

(7)     the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company to, or the receipt by the Company of any capital contribution from its shareholders;

(8)     indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(9)     the payment of reasonable compensation and fees paid to, and indemnity provided on behalf of, officers or directors of the Company or any Restricted Subsidiary;

(10)     the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and which is disclosed on Schedule 7.27 hereto, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted only to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Company and its Restricted Subsidiaries than the terms of the agreements in effect on the Issue Date;

(11)     transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, provided, however that in the reasonable determination of the Board of Directors of the Company or the senior management of the Company, such transactions are on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and

(12)     transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company, and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

Section 7.28.     Future Subsidiary Guarantors.

The Company will cause any Restricted Subsidiary that is not already a Subsidiary Guarantor that Guarantees any Indebtedness of the Company or a Subsidiary Guarantor under a Credit Facility or that incurs any Indebtedness under the First Lien Credit Agreement, in each case, to execute and deliver to the Trustee within 30 days of such guarantee or incurrence a supplemental indenture (in substantially the form specified in Exhibit E to this Indenture) pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis. Any such Subsidiary Guarantee will be subject to the release and other provisions of Article Thirteen.

Section 7.29.     Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business activity other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 7.30.     Offer to Repurchase Upon a Change of Control.

(a)     If a Change of Control occurs, unless the Company has previously or concurrently exercised its right to redeem all of the Notes pursuant to Section 3.07, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000 or $1.00 or an integral multiple thereof following any PIK Payment) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b)     Within 30 days following any Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes pursuant to Section 3.07, the Company shall deliver a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating, among other things:

(1)     that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

(2)     the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3)     that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)     that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)     that Holders electing to have any Notes in certificated form purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)     that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided, however that the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter complying with the requirements of Section 7.30(f) below;

(7)     that if the Company is repurchasing a portion of the Note of any Holder, the Holder will be issued a new Note equal in principal amount to the unpurchased portion of the Note surrendered, provided, however that the unpurchased portion of the Note must be equal to a minimum principal amount of $2,000 and an integral multiple of $1,000 in excess of $2,000 (or $1.00 or an integral multiple thereof following any PIK Payment); and

(8)     other procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased.

(c)     On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)     accept for payment all Notes or portions of Notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000 or $1.00 or an integral multiple thereof following any PIK Payment) properly tendered pursuant to the Change of Control Offer and not properly withdrawn;

(2)     deposit with the paying agent an amount in United States dollars equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted for payment, provided, however, that the funds once deposited are to be uninvested until disbursed pursuant to this Section 7.30; and

(3)     deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(d)     The paying agent will promptly mail or deliver to each Holder of Notes accepted for payment the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000 (or $1.00 or an integral multiple thereof following any PIK Payment).

(e)     If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(f)     A tender made in response to a Change of Control Payment Notice may be withdrawn if the Company receives, not later than the third Business Day prior to the Change of Control Payment Date, a telegram, telex, electronic mail, facsimile transmission or letter, specifying, as applicable: (1) the name of the Holder; (2) the certificate number of the Note in respect of which such notice of withdrawal is being submitted; (3) the principal amount of the Note (which shall be $2,000 or whole multiples of $1,000 in excess thereof or $1.00 or an integral multiple thereof following any PIK Payment) delivered for purchase by the Company as to which such notice of withdrawal is being submitted; (4) a statement that such Holder is withdrawing his election to have such principal amount of such Note purchased; and (5) the principal amount, if any, of such Note (which shall be $2,000 or whole multiples of $1,000 in excess thereof or $1.00 or an integral multiple thereof following any PIK Payment) that remains subject to the original Change of Control Payment Notice and that has been or will be delivered for purchase by the Company.

(g)     Subject to applicable unclaimed property laws, the Trustee and the Paying Agent shall return to the Company, upon its request, any cash that remains unclaimed for two years after a Change of Control Payment Date together with interest or dividends, if any, thereon (subject to Section 10.01(f)), held by them for the payment of the Change of Control Payment; and the Holder of such tendered and accepted Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company comply with the Commission Regulation 17AD-17 as it applies to lost bondholders; provided, further that (x) to the extent that the aggregate amount of cash deposited by the Company pursuant to clause (2) of paragraph (c) of this Section 7.30 exceeds the aggregate Change of Control Payment of the Notes or portions thereof to be purchased, then the Trustee shall hold such excess for the Company and (y) unless otherwise directed by the Company in writing, promptly after the Business Day following the Change of Control Payment Date the Trustee shall return any such excess to the Company together with interest, if any, thereon (subject to Section 10.01(f)).

(h)     The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 7.30, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 7.30 by virtue of such conflict.

(i)     Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(j)     In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 7.30(i) above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior written notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described under this Section 7.30, to redeem all of the Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

(k)     A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 7.31.     Asset Coverage Ratio.

The Company will not permit as of any Test Date, the ratio (the “Asset Coverage Ratio”) of (1) Total Proved PV10% as of such Test Date attributable to the Company’s and its Restricted Subsidiaries’ Proved Reserves to (2) Total Secured Debt (net of any Unrestricted Cash on such date in an amount not to exceed $10,000,000) to be less than, 1.50 to 1.00.

Section 7.32.     [Reserved].

Section 7.33.     Termination of Covenants.

From and after the occurrence of an Investment Grade Rating Event, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of this Indenture described under Sections 7.22, 7.23, 7.24, 7.26, 7.27, 7.29 and 7.31. In addition, the Company will no longer be subject to the financial test set forth in clause (3) of Section 8.01(a). Following the termination of the covenants listed in this Section 7.33, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.” The Company shall provide the Trustee and the Holders with written notice of each Investment Grade Rating Event within five Business Days of the occurrence thereof. The Trustee shall have no duty to monitor or provide notice to the Holders of the Notes of any such Investment Grade Rating Event.

ARTICLE EIGHT
SUCCESSORS

Section 8.01.     Merger and Consolidation.

(a)     The Company will not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or convey, transfer or lease all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions to, any Person, unless:

(1)     the resulting, surviving or transferee Person (the “Successor Company”) is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes, this Indenture, the Security Documents, the Intercreditor Agreement and any other Note Document;

(2)     immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)     either (A) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 7.22(a)(1), or (B) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, the Consolidated Coverage Ratio of the Company is equal to or greater than the Consolidated Coverage Ratio of the Company immediately before such transaction;

(4)     if the Company is not the Successor Company, each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) above shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes shall continue to be in effect; and

(5)     the Company shall have delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, to the effect that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with this Indenture.

For purposes of this Section 8.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Company.

(b)     The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor to, any Person (other than the Company or another Subsidiary Guarantor) unless:

(1)     (a) the resulting, surviving or transferee Person is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, the Security Documents and the Intercreditor Agreement; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (c) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or

(2)     the transaction will result in the release of the Subsidiary Guarantor from its obligations under this Indenture and its Subsidiary Guarantee after and upon compliance with Section 13.04.

(c)     Notwithstanding the preceding clause (3) of Section 8.01(a), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and the Company may consolidate with, merge into or transfer all or part of its properties and assets to a Subsidiary Guarantor and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction; and provided further that, in the case of a Restricted Subsidiary that consolidates with, merges into or transfers all or part of its properties and assets to the Company, the Company will not be required to comply with the preceding clause (5) of Section 8.01(a).

(d)     Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the assets of the Company in accordance with Section 8.01(a), the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under this Indenture with the same effect as if such successor Person has been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be released from the obligation to pay the principal of and interests on the Notes and all other covenants and obligations under this Indenture.

ARTICLE NINE
DEFAULTS AND REMEDIES

Section 9.01.     Events of Default.

An “Event of Default” shall occur if:

(1)     there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2)     there shall be a default in the payment of the principal of (or premium, if any, on) any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)     there shall be a default in the performance or breach of the provisions of Article Eight;

(4)     [reserved];

(5)     there shall be a failure by the Company to comply with any agreement in this Indenture (other than an agreement, a default in or failure to comply that is specifically dealt with elsewhere in this Section 9.01) and continuance of such default for 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(6)     there shall be any default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, which default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) (a “payment default”) or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(7)     the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary, or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)     commences a voluntary case or proceeding to be adjudicated a bankrupt or insolvent;

(B)     consents to the entry of an order for relief against it in an involuntary case or proceeding or to the commencement of any case or proceeding;

(C)     files a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law;

(D)     consents to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any substantial part of its property; or

(E)     makes a general assignment for the benefit of creditors or the admission in writing of its inability to pay its debts generally as they become due;

(8)     a court of competent jurisdiction enters a final order or decree under any Bankruptcy Law that:

(A)     is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)     adjudges the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary a bankrupt or insolvent;

(C)     approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

(D)     appoints a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, or of any substantial part of their property;

(E)     orders the winding up or liquidation of the Company’s or any of its Restricted Subsidiaries that is a Significant Subsidiary’s or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary’s, affairs, and the final order or decree remains unstayed and in effect for 60 consecutive days;

(9)     the failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect;

(10)     any of this Indenture (including the Subsidiary Guarantees), the Notes, the Security Documents and any supplemental indentures pursuant to this Indenture, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Company or a Subsidiary Guarantor party thereto or shall be repudiated by any of them in writing, or any of the Security Documents with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million shall cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Indenture, or the Company or any Restricted Subsidiary or any of their Affiliates shall so state in writing; or

(11)     there shall be any event of default under and as defined under the First Lien Credit Agreement that continues unwaived or uncured for 30 days.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) if the default relating to such Indebtedness is waived by the holders of such Indebtedness or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, in each case within 20 days after the declaration of acceleration with respect thereto.

Section 9.02.     Acceleration.

(a)     If an Event of Default (other than as specified in clause (7) or (8) of Section 9.01 with respect to the Company) shall occur and be continuing with respect to this Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare all unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (7) or (8) of Section 9.01 with respect to the Company occurs and is continuing, the principal of, premium, if any, accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(b)     After a declaration of acceleration, the Holders of a majority in aggregate principal amount of Notes outstanding by notice to the Company and the Trustee, on behalf of the Holders of Notes, may rescind and annul such declaration and its consequences if:

(1)     the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (B) all overdue interest on all Notes then outstanding, and (C) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(2)     the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(3)     all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Indenture.

(c)     No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 9.03.     Other Remedies.

(a)     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon and during the continuance of an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 9.04.     Waiver of Past Defaults.

The Holders of not less than a majority in aggregate principal amount of the Notes outstanding, by written notice (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes) to the Trustee and the Company, may on behalf of the Holders of all outstanding Notes waive any existing Default or Event of Default or non-compliance with any provisions under this Indenture and its consequences, except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each Holder of Notes affected), or (2) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. In case of any such waiver, the Company, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively. This Section 9.04 shall be in lieu of §316(a)(1)(B) of the TIA and such §316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 9.05.     Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holders of Notes or that would involve the Trustee in personal liability.

Section 9.06.     Limitation on Suits.

Subject to Section 9.07 and Section 10.01, no Holder of any of the Notes has any right to institute any proceedings with respect to this Indenture or any remedy thereunder, unless (1) such Holder has previously given the Trustee written notice that an Event of Default has occurred and is continuing, (2) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee pursue the remedy, (3) such Holders have furnished security or indemnity satisfactory to the Trustee against any loss, liability or expense, (4) the Trustee has not complied with such request within 60 days after receipt of the request and the furnishing of security or indemnity, and (5) the Holders of a majority in principal amount of the outstanding Notes have not waived such Event of Default or otherwise given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Section 9.07.     Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, or interest on such Note, on or after the respective due dates expressed in such Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 9.08.     Collection Suit by Trustee.

If an Event of Default specified in clause (1) or (2) of Section 9.01 above occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of overdue principal of, premium, if any, interest remaining unpaid on the Notes and to the extent lawful, interest on overdue principal, premium, if any, and interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 9.09.     Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company or any Subsidiary Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 10.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 10.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 9.10.     Priorities.

(a)     If the Trustee collects any money or other property (or the same is distributed) pursuant to this Article Nine, it shall pay out the money and other property in the following order:

First: to the Trustee and Collateral Agent, their agents and attorneys for amounts due hereunder and under the Security Documents, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and Collateral Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

(b)     The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 9.10.

Section 9.11.     Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 9.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 9.07, or a suit by Holders of more than ten percent in principal amount of the then outstanding Notes.

ARTICLE TEN
TRUSTEE

Section 10.01.     Duties of Trustee.

(a)     If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)     Except during the continuance of an Event of Default:

(1)     the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)     in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture.

(c)     The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)     this paragraph does not limit the effect of paragraph (b) of this Section 10.01;

(2)     the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)     the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 9.05.

(d)     Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 10.01.

(e)     No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have furnished to the Trustee security or indemnity satisfactory to it, in its sole discretion, against all losses and expenses caused by taking or not taking such action.

(f)     Money held in trust by the Trustee need not be segregated from other funds and need not be held in an interest-bearing account, in each case except to the extent required by law or by any other provision of this Indenture. The Trustee (acting in any capacity hereunder) shall not be liable for interest on any money received by it hereunder unless the Trustee otherwise agrees in writing with the Company.

Section 10.02.     Certain Rights of Trustee.

(a)     The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)     Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice or opinion of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)     The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)     The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)     Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)     The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have furnished to the Trustee security or indemnity satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action. IN NO EVENT SHALL THE TRUSTEE BE LIABLE TO ANY PERSON FOR SPECIAL, PUNITIVE, INDIRECT, CONSEQUENTIAL OR INCIDENTAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS) FOR ANY ACTION IT TAKES OR OMITS TO TAKE, EVEN IF THE TRUSTEE HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE.

(g)     The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such event is sent to the Trustee in accordance with Section 16.02, and such notice references the Notes.

(h)     Subject to Section 10.01(b)(2), the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(i)     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including the Collateral Agent.

(j)     The Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the right of any other Holder or that would involve the Trustee in personal liability.

(k)     The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders holding a principal amount of the Notes not less than the principal amount of Notes required to make such direction pursuant to this Indenture as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(l)     Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note and such request or authorization or consent shall be conclusive and binding upon future holders of Notes executed and delivered in exchange therefor or in place thereof.

(m)     The Trustee may request that the Company delivers an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(n)     The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o)     The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, earthquakes, fire, flood, terrorism, wars and other military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunction of utilities, computer (hardware or software) or communication services, accidents, labor disputes, and acts of civil or military authorities and governmental actions.

Section 10.03.     Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Company or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as described in the TIA while any Default exists, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee. The Collateral Agent and any other Agent may do the same with like rights and duties. The Trustee is also subject to Sections 10.10 and 10.11.

Section 10.04.     Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Subsidiary Guarantees or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 9.01(3), (4), (5), (6), (7), (8), (9) or (10), or of the identity of any Significant Subsidiary unless either (a) a Responsible Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 16.02 hereof from the Company, any Subsidiary Guarantor or any Holder. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the Holders of the Notes and the Company having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

Section 10.05.     Notice of Default.

If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall deliver to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 10.06.     Reports by Trustee to Holders of the Notes.

(a)     Within 60 days after each August 15 beginning with August 15, 2019, and for so long as Notes remain outstanding, the Trustee shall deliver to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA §313(b)(2). The Trustee shall also deliver all reports as required by TIA §313(c).

(b)     A copy of each report at the time of its delivery to the Holders of Notes shall be delivered to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

Section 10.07.     Compensation and Indemnity.

(a)     The Company shall pay to the Trustee (in its capacity as Trustee, and, to the extent it has been appointed as such, as Paying Agent, Registrar and Conversion Agent) from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a written schedule provided by the Trustee to the Company. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and reasonable out-of-pocket expenses incurred or made by it in addition to the compensation for its services, except those resulting from its own negligent action, negligent failure to act or willful misconduct. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)     The Company shall indemnify the Trustee in its capacity against any and all losses, liabilities or reasonable out-of-pocket expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 10.07) and defending itself against any claim (whether asserted by either of the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may elect to have separate counsel defend the claim, but the Company will be obligated to pay the reasonable fees and expenses of such separate counsel only if the Company fails to assume the Trustee’s defense or there is a conflict of interest between the Company, on the one hand, and the Trustee, on the other hand, with respect to the claim, as reasonably determined by the Trustee. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)     The obligations of the Company under this Section 10.07 shall survive the satisfaction and discharge of this Indenture.

(d)     To secure the Company’s payment obligations in this section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(e)     When the Trustee incurs expenses or renders services after an Event of Default specified in clause (7) or (8) of Section 9.01 occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 10.08.     Replacement of Trustee.

(a)     A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 10.08.

(b)     The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1)     the Trustee fails or ceases to comply with Section 10.10;

(2)     the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)     a custodian or public officer takes charge of the Trustee or its property; or

(4)     the Trustee becomes incapable of acting.

(c)     If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)     If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

(e)     If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with the obligations imposed on it under TIA §310(b) or Section 10.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided, however that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 10.07. Notwithstanding replacement of the Trustee pursuant to this Section 10.08, the Company’s obligations under Section 10.07 shall continue for the benefit of the retiring Trustee.

Section 10.09.     Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

Section 10.10.     Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by Federal or state authorities, that has (or its corporate parent shall have) a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition and that is not an Affiliate of the Company.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 10.11.     Preferential Collection of Claims Against Company.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

Section 10.12.     Trustee in Other Capacities.

References to the Trustee in Sections 10.01, 10.02, 10.03, 10.04, 10.07, 10.08 and 10.09 shall be understood to include the Trustee when acting in other capacities under the Indenture, the Notes, the Intercreditor Agreement and the Security Documents, including, without limitation, as Collateral Agent and Paying Agent. Without limiting the foregoing, and for the avoidance of doubt, such Sections shall be read to apply to the Collateral Agent and the Intercreditor Agreement and Security Documents, mutatis mutandis, in addition to this Indenture. The privileges, rights, indemnities and exculpatory provisions contained in this Indenture shall apply to the Trustee, wherever it is acting under the Intercreditor Agreement or the Security Documents.

Section 10.13.     Credit Bid.

(a)     The Trustee, on behalf of itself and the Holders, shall have the right, exercisable at the discretion and direction of the Holders of not less than 50% in aggregate principal amount of the Notes then outstanding, to credit bid and purchase for the benefit of the Trustee and the Holders all or any portion of Collateral at any sale thereof conducted by the Trustee under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Law, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Trustee (whether by judicial action or otherwise) in accordance with applicable law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Trustee to make such credit bid or purchase and, in connection therewith, the Trustee is authorized, on behalf of itself and the other Holders, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Holders on the basis of the obligations so assigned by each Holder); provided, however that any actions by the Trustee with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Holders of not less than 50% in the aggregate principal amount of the Notes then outstanding, irrespective of the termination of this Indenture and without giving effect to the limitations on actions by the Holders of not less than 50% in the aggregate principal amount of the Notes then outstanding contained in Section 12.03.

(b)     Each Holder hereby agrees, on behalf of itself and each of its Affiliates that is a Holder, that, except as otherwise provided in any Note Document or with the written consent of the Trustee and the Holders of not less than 50% in the aggregate principal amount of the Notes then outstanding, it will not take any enforcement action, accelerate obligations under any of the Note Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE ELEVEN
DEFEASANCE AND COVENANT DEFEASANCE

Section 11.01.     Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 11.02 or 11.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eleven.

Section 11.02.     Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 11.01 of the option applicable to this Section 11.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 11.04, be deemed to have been discharged from its obligations with respect to this Indenture and the Security Documents and all outstanding Notes and all obligations of the Subsidiary Guarantors shall be deemed to have been discharged with respect to their obligations under this Indenture, the Guarantees and the Security Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and Guarantees, respectively, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 11.05 and the other Sections of this Indenture referred to in clauses (a) and (b) of this Section 11.02, and shall be deemed discharged from the payment and performance of all other obligations under this Indenture, the Notes, the Guarantees and the Security Documents (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from Funds in Trust (as defined in Section 11.04 and as more fully set forth in such Section) payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) subject to clause (a) of this Section 11.02, the Company’s obligations with respect to such Notes under Article Two and Section 7.02, (c) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder and (d) this Article Eleven. If the Company exercises its legal defeasance option pursuant to this Section 11.02, the Subsidiary Guarantees will terminate with respect to the Notes, and payment of the Notes may not be accelerated pursuant to Section 9.02 because of an Event of Default. Subject to compliance with this Article Eleven, the Company may exercise its option (if any) to have this Section 11.02 applied to any Notes notwithstanding the prior exercise of its option (if any) to have Section 11.03 applied to such Notes.

Section 11.03.     Covenant Defeasance.

Upon the Company’s exercise under Section 11.01 of the option applicable to this Section 11.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 11.04, be released from its obligations, and each Restricted Subsidiary shall be released from its obligations, under the covenants contained in Sections 7.22 through 7.30, the covenants set forth in the Security Documents and the limitations set forth in clause (3) of Section 8.01(a) with respect to the outstanding Notes on and after the date the conditions set forth in Section 11.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and each Restricted Subsidiary may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 9.01, but, except as specified above, the remainder of this Indenture, the Security Documents and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 11.01 of the option applicable to this Section 11.03, subject to the satisfaction of the conditions set forth in Section 11.04, (i) Sections 9.01(6), (7), (8) (clauses (7) and (8) with respect to Significant Subsidiaries only), and Sections 9.01(9) and (10) shall not constitute Events of Default and (ii) payment of the Notes may not be accelerated because of an Event of Default specified in Sections 9.01(4), (5), (6), (7), (8) (clauses (7) and (8) with respect to Significant Subsidiaries only), or Sections 9.01(9) and (10) or because of the failure of the Company to comply with clause (3) of Section 8.01(a).

Section 11.04.     Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 11.02 or 11.03 to the outstanding Notes:

(a)     the Company must irrevocably deposit or cause to be deposited with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes cash in United States dollars, U.S. Government Obligations denominated in United States dollars, or a combination thereof (“Funds in Trust”), in such amounts as, in the aggregate, will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or the applicable redemption date) (in each case assuming the payment of interest as Cash Interest through such date), if at or prior to electing either Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date);

(b)     in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders and Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(c)     in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States confirming that the Holders and Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(d)     no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default or Default resulting from the incurrence of Indebtedness or Liens securing such Indebtedness, all or a portion of the proceeds of which will be applied to such deposit);

(e)     such deposit shall not result in a breach of, or constitute a default under, any material agreement or instrument (other than this Indenture or the Security Documents) to which the Company, any Subsidiary Guarantor or any Restricted Subsidiary is a party or by which it is bound or if such breach or default would occur, which is not waived as of, or for all purposes, on or after, the date of such deposit;

(f)     the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes or any Guarantee over the other creditors of the Company or any Subsidiary Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Subsidiary Guarantor or others; and

(g)     the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 11.05.     Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

(a)     Subject to Section 11.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.05, the “Trustee”) pursuant to Section 11.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

(b)     The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 11.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)     Anything in this Article Eleven to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 11.04 which, in the opinion of a nationally recognized firm of independent public accountants, nationally recognized investment banking firm, or appraisal firm expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 11.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 11.06.     Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company upon its request; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company comply with the Commission Regulation 17AD-17 as it applies to lost bondholders.

Section 11.07.     Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 11.02 or 11.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations to make the related payments under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.02 or 11.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 11.02 or 11.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE TWELVE
AMENDMENT, SUPPLEMENT AND WAIVER

Section 12.01.     Without Consent of Holders of Notes.

(a)     Notwithstanding Section 12.02, the Company, any Subsidiary Guarantor and the Trustee and the Collateral Agent may modify, supplement or amend this Indenture, the Notes, the Security Documents and the Intercreditor Agreement without the consent of any Holder of a Note to:

(1)     cure any ambiguity, omission, defect, mistake or inconsistency;

(2)     provide for the assumption by a successor of the obligations of the Company or any Subsidiary Guarantor under this Indenture, the Security Documents and the Intercreditor Agreement in accordance with the applicable provisions thereof;

(3)     provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)     add guarantors or Collateral with respect to the Notes, including Subsidiary Guarantors, or release a Subsidiary Guarantor from its Subsidiary Guarantee and terminate such Subsidiary Guarantee or terminate a Lien securing the Notes; provided, however that the release and termination is in accordance with the applicable provisions of this Indenture;

(5)     secure the Notes or Subsidiary Guarantees;

(6)     add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders or surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(7)     make any change that does not adversely affect the rights of any Holder;

(8)     comply with any requirement of the Commission in connection with the qualification of this Indenture under the TIA;

(9)     provide for the succession of a successor Trustee; provided, however that the successor Trustee is otherwise qualified and eligible to act as such under this Indenture;

(10)     make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents;

(11)      provide for the issuance of PIK Interest Notes or to increase the outstanding principal amount of the Notes, in each case in accordance with the limitations set forth in this Indenture as of the date hereof;

(12)     make any change as provided for in the Intercreditor Agreement; or

(13)     provide for conversion adjustments in accordance with Article Four in connection with a Reorganization Event.

In addition, the Intercreditor Agreement may be amended in accordance with its terms and without the consent of any Holder, the Trustee or the Collateral Agent with the consent of the parties thereto or otherwise in accordance with its terms; provided, however that such amendment does not affect the rights, duties, protections, indemnities, immunities or obligations of the Trustee or the Collateral Agent. The Intercreditor Agreement will also provide that in certain circumstances the Security Documents may be amended automatically without the consent of Holders of Notes, the Trustee or the Collateral Agent in connection with any amendments to corresponding security documents creating Prior Liens; provided, however that such amendment does not affect the rights, duties, protections, indemnities, immunities or obligations of the Trustee or the Collateral Agent.

(b)     Upon the request of the Company, and upon receipt by the Trustee or Collateral Agent, as applicable, of the documents described in Section 16.04 and Section 12.06, the Trustee or Collateral Agent shall join with the Company and each Subsidiary Guarantor in the execution of any amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Collateral Agent shall not be obligated to enter into such amendment or supplement that affects its own rights, duties, protections, obligations, indemnities or immunities under this Indenture or otherwise.

Section 12.02.     With Consent of Holders of Notes.

(a)     Except as provided below in this Section 12.02, the Company, any Subsidiary Guarantor, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Security Documents and the Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, the PIK Interest Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby (including, without limitation, PIK Interest Notes, if any) voting as a single class:

(1)     reduce the percentage in principal amount of such outstanding Notes, the consent of whose Holders is required for any such amendment or supplemental indenture, or the consent of whose Holders is required for any waiver or compliance with certain provisions of this Indenture;

(2)     reduce the stated rate of or change the stated time for payment of interest on any Note;

(3)     reduce the principal of or change the Stated Maturity of any Note;

(4)     reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed pursuant to Section 3.07 and Section 3.08 hereof; other than modifications of Sections 7.26 and 7.30 or provisions relating thereto;

(5)     make any Note payable in money other than that stated in the Note;

(6)     waive a Default or Event of Default in the payment of principal of, or interest or premium on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration) or impair the right of any Holder to receive payment of the principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)     modify the Subsidiary Guarantees in any manner adverse to the Holders of the Notes;

(8)     release all or substantially all of the collateral subject to the Liens created by the Security Documents (except with respect to releases permitted under this Indenture)

(9)     adversely affect the right of Holders to convert the Notes other than as provided in this Indenture; or

(10)     make any change to or modify the ranking of the Notes that would adversely affect the Holders.

(b)     The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto. If a record date is fixed, the Holders on such record date, or its duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided, however that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be canceled and of no further effect.

(c)     Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment, supplement or waiver, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee or the Collateral Agent, as applicable, of the documents described in Section 12.06 and Section 16.04, the Trustee or the Collateral Agent shall join with the Company and each Subsidiary Guarantor in the execution of such amendment, supplement or waiver unless such amendment, supplement or waiver directly affects the Trustee’s or the Collateral Agent’s own rights, duties, indemnities or immunities under this Indenture or otherwise, in which case the Trustee and the Collateral Agent may in its discretion, but shall not be obligated to, enter into such amendment, supplement or waiver.

(d)     It shall not be necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e)     After an amendment, supplement or waiver under this Section 12.02 becomes effective, the Company shall deliver to the Holders of Notes a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 12.03.     Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 12.04.     Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 12.05.     Notation on or Exchange of Notes.

(a)     The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)     Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 12.06.     Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture or Note authorized pursuant to this Article Twelve if the amendment or supplement does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee. In executing any amended or supplemental indenture or Note, the Trustee shall be entitled to receive and shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE THIRTEEN
SUBSIDIARY GUARANTEES

Section 13.01.     Subsidiary Guarantee.

(a)     Subject to this Article Thirteen, each of the Subsidiary Guarantors, jointly and severally, fully and unconditionally, guarantees, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (i) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, if any, if lawful (subject in all cases to any applicable grace period provided herein), and all other monetary obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)     The Subsidiary Guarantors agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Subject to Section 9.06, each Subsidiary Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)     If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either of the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)     Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Nine for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Nine, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Guarantee. Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee shall have the right to seek contribution from any non-paying Subsidiary Guarantor, in a pro rata amount based on the net assets of each Subsidiary Guarantor determined in accordance with GAAP, so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(e)     In respect to its obligations under its Guarantee, each Subsidiary Guarantor agrees to be bound to, and hereby covenants, with respect to itself, the covenant set forth in Section 7.06.

Section 13.02.     Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under this Article Thirteen, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

Section 13.03.     Execution and Delivery of Notation of Guarantee.

(a)     To evidence its Guarantee set forth in Section 13.01, with respect to the Notes issued on the Issue Date, a Subsidiary Guarantor shall execute a notation of such Guarantee substantially in the form included in Exhibit D hereto endorsed by an Officer of such Subsidiary Guarantor by manual or facsimile signature on each Note authenticated and delivered by the Trustee.

(b)     Each Subsidiary Guarantor hereby agrees that its Guarantee set forth in Section 13.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

(c)     If an Officer whose signature is on this Indenture or on the notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a notation of Guarantee is endorsed, the Guarantee shall be valid nevertheless.

(d)     The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

Section 13.04.     Releases of Subsidiary Guarantors.

(a)     A Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Guarantee without any further action on the part of the Trustee or any Holder of the Notes:

(1)     in the event that a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving entity in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company if the sale or other disposition does not violate Section 7.26.

(2)     if the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Indenture or if the Subsidiary Guarantor no longer meets the definition of Restricted Subsidiary;

(3)     if such Subsidiary Guarantor ceases to guarantee any other Indebtedness of the Company or a Subsidiary Guarantor under a Credit Facility, and is not a borrower under the First Lien Credit Agreement; provided, however that no Event of Default has occurred and is continuing; or

(4)     upon a satisfaction and discharge or a legal or covenant defeasance of the Notes in accordance with Article Eleven or Article Fifteen.

(b)     Any Subsidiary Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of, premium, if any, and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article Thirteen.

ARTICLE FOURTEEN
COLLATERAL AND SECURITY

Section 14.01.     The Collateral Agent. By accepting a Note, each Holder is deemed to have irrevocably appointed the Collateral Agent to act as its agent under the Security Documents and irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents or other documents to which it is a party, together with any other incidental rights, powers and discretions, and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf. Each Holder agrees that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Collateral Agent by this Indenture and the Security Documents. The Collateral Agent will have no duties or obligations except those expressly set forth in the Security Documents to which it is party; provided, however that no provision of this Indenture shall be construed to relieve the Collateral Agent from liability for its own negligent action, its own negligent failure to act or its own willful misconduct. Notwithstanding the generality of the foregoing:

(a)     The duties and obligations of the Collateral Agent shall be determined solely by the express provisions of this Indenture and the Security Documents and the Collateral Agent shall not be liable to any party hereto or to any Security Document to which it is a party by reason of any failure on the part of any other party hereto or any maker, guarantor, endorser or other signatory of any document or any other Person to perform such Person’s obligations under any such document.

(b)     The Collateral Agent shall not be responsible in any manner for the validity, enforceability or sufficiency of this Indenture, the Security Documents or any Collateral delivered under the Security Documents, or for the value or collectability of any Notes or for any representations made or obligations assumed by any party other than the Collateral Agent. The Collateral Agent shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title of the Grantors to all or any of the assets whether such defect or failure was known to the Collateral Agent or might have been discovered upon examination or inquiry and whether capable of remedy or not.

(c)     The Collateral Agent shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created pursuant to any Security Document pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created pursuant to any Security Document pertaining to this matter.

(d)     The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, in each case except for its own gross negligence or willful misconduct.

(e)     The Collateral Agent may seek the advice, at the expense of the Company, of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Indenture or its duties hereunder or under any Security Document or applicable law, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice or written opinion of such counsel.

(f)     The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, approval or other paper or document it receives in connection with this Indenture or any Security Document.

(g)     IN NO EVENT SHALL THE COLLATERAL AGENT BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, EVEN IF SUCH LOSS OR DAMAGE WAS FORESEEABLE OR IT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

(h)     In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder or under any Security Document because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, strikes, work stoppages, civil or military disturbances, nuclear or natural catastrophes, fire, riot, embargo, loss or malfunctions of utilities, communications or computer (software and hardware) services, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Indenture or any Security Document.

(i)     The Collateral Agent agrees to accept and act upon facsimile transmission of written instructions pursuant to this Indenture or any Security Document; provided, however that (i) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Collateral Agent in a timely manner, and (ii) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions.

(j)     The Collateral Agent shall be entitled to seek written directions from the requisite Holders prior to taking any action under this Indenture or any Security Document or with respect to any Collateral.

(k)     Except with respect to its own gross negligence or willful misconduct, the Collateral Agent shall not be responsible to any Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any Security Document or any other instrument or document furnished pursuant thereto.

(l)     The Collateral Agent shall have no responsibility for or liability with respect to monitoring compliance of any other party to the Security Documents, this Indenture or any other document related hereto or thereto. The Collateral Agent has no duty to monitor the value or rating of any Collateral on an ongoing basis.

(m)     No provision of this Indenture or any Security Document shall require the Collateral Agent to expend, advance or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Indenture or in any of the Security Documents or in the exercise of any of its rights or powers hereunder or under any of the Security Documents unless it is indemnified to its satisfaction and the Collateral Agent shall have no liability to any Person for any loss occasioned by any delay in taking or failure to take any such action while it is awaiting an indemnity satisfactory to it.

(n)     Whenever in the administration of this Indenture or any Security Document the Collateral Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Collateral Agent (unless other evidence be herein specifically prescribed) may, in the absence of willful misconduct or gross negligence on its part, conclusively rely upon instructions from the requisite Holders.

(o)     The Collateral Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of, or information obtained from, any counsel, accountant, investment banker, appraiser or other expert or adviser, whether retained or employed by the Holders or by the Collateral Agent.

(p)     The Collateral Agent may employ or retain such counsel, accountants, sub-agent, agent or attorney in fact, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for the actions of any such parties it appoints with due care.

(q)     The Collateral Agent may request that the requisite Holders or other parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or any Security Document.

(r)     Money held by the Collateral Agent in trust hereunder need not be segregated from other funds except to the extent required by law. The Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed by the Collateral Agent in writing.

(s)     Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

(t)     The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent shall have no duty to ascertain or inquire as to or monitor the performance or observance of any of the terms of this Indenture or the Security Documents.

(u)     The Company and the Subsidiary Guarantors, jointly and severally, shall defend, indemnify, and hold harmless the Collateral Agent from and against any claims, demands, penalties, fines, liabilities, settlements, damages or reasonable costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of the following in respect of the Collateral:

(w)     the presence, disposal, release, or threatened release of any Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, Persons or animals; (x) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (y) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (z) any violation of laws, orders, regulations, requirements or demands of government authorities, which are based upon or in any way related to such Hazardous Materials including, reasonable attorney and consultant fees and expenses, reasonable investigation and laboratory fees, court costs, and reasonable litigation expenses, except, in each case, where such claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses arise from the gross negligence or willful misconduct of the Collateral Agent as determined in a final, non-appealable order of a court of competent jurisdiction. For purposes of this paragraph, “Hazardous Materials” includes radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5108, et seq.), the RCRA, and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, state or local environmental law, ordinance, rule, or regulation. The provisions of this paragraph shall be in addition to any and all other obligations and liabilities the Company and the Subsidiary Guarantors may have to the Collateral Agent at common law, and shall survive the termination of this Indenture.

(v)     The Collateral Agent reserves the right to conduct an environmental audit prior to foreclosing on any real estate Collateral or mortgage Collateral. The Collateral Agent reserves the right to forebear from foreclosing in its own name if to do so may expose it to undue risk.

(w)     Upon any payment or distribution of assets hereunder or under any Security Document, the Collateral Agent shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which an insolvency or liquidation proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other Person making such payment or distribution in such insolvency or liquidation proceeding, delivered to the Collateral Agent, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.

(x)     In the event that, following a foreclosure in respect of any Property, the Collateral Agent acquires title to any portion of such Property or takes any managerial action of any kind in regard thereto in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of CERCLA or otherwise cause the Collateral Agent to incur liability under CERCLA or any other Federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign as Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver.

(y)     The rights and protections of the Collateral Agent set forth herein shall also be applicable to the Collateral Agent in its roles as mortgagee, beneficiary, pledgee or any of its other roles (including as Collateral Agent) under the Security Documents.

(z)     In acting as Collateral Agent, the Collateral Agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article Ten hereof.

(aa)     Notwithstanding anything in this Indenture to the contrary and for the avoidance of doubt, the Collateral Agent and the Trustee shall have no duty to act outside of the United States of America in respect of any Collateral.

Section 14.02.     Authority Of Collateral Agent To Release Collateral And Liens. By accepting a Note, each Holder is deemed to authorize the Collateral Agent to release or subordinate any Collateral that is permitted to be sold, reclassified or released or be subject to a Lien pursuant to the terms of this Indenture or the Security Documents. By accepting a Note, each Holder is deemed to authorize the Collateral Agent to execute and deliver to the Company, at the Company’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Company in connection with any sale, reclassification or other disposition of Oil or Gas Property or such other Collateral to the extent such sale, reclassification or other disposition is permitted by the terms of Section 7.26 or is otherwise authorized by the terms of this Indenture or the Security Documents.

Section 14.03.     Security Documents. (a) To secure the full and punctual payment when due and the full and punctual performance of the obligations of the Company and the Subsidiary Guarantors in respect of the Notes and this Indenture (including the Subsidiary Guarantees), the Company and the Subsidiary Guarantors shall, on the Issue Date:

(1)     enter into the Collateral Agreement and deliver to the Trustee or Collateral Agent all certificates representing Capital Stock and other instruments and documents required thereunder to be delivered to the Trustee (or to the First Lien Administrative Agent as gratuitous bailee for the Trustee);

(2)     file, register or record all documents and instruments, including UCC financing statements, required by applicable law or reasonably requested by the Trustee or the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and to perfect such Liens to the extent required by, and with the priority required by, the Security Documents or this Indenture; and

(3)     enter into such Security Documents creating Liens on all interests in Property owned by the Company or any Domestic Subsidiary that are subject to any Lien securing the First Lien Secured Indebtedness (or that would be required, under the First Lien Credit Agreement as in effect on Issue Date, to secure such First Lien Secured Indebtedness if such First Lien Secured Indebtedness were outstanding and such First Lien Credit Agreement were in effect).

(b)     Notwithstanding anything to the contrary set forth in clause (a) or elsewhere in this Indenture or any Security Document, (1) any mortgages (and any related Security Documents) required to be granted pursuant to clause (a) on the Issue Date with respect to real property that is securing First Lien Secured Indebtedness on the Issue Date shall be granted as soon as commercially reasonable following the Issue Date, but in no event later than 30 days following the Issue Date (it being understood any such mortgages shall be accompanied by customary local counsel opinions (but limited only to those jurisdictions in which local counsel opinions were delivered to the First Lien Administrative Agent in connection with the mortgages granted pursuant to the First Lien Secured Indebtedness)) and (2) any control agreements required to be entered into pursuant to clause (a) with respect to deposit accounts and securities accounts that are securing First Lien Secured Indebtedness on the Issue Date shall be entered into as soon as commercially reasonably following the Issue Date, but in no event later than 30 days following the Issue Date. The Company shall deliver an Officer’s Certificate to the Trustee certifying to the satisfaction of the foregoing obligations in this Section 14.03(b) promptly upon the completion thereof.

(c)     On or after the Issue Date, the Company and the other Grantors shall enter into additional Security Documents and take or cause to be taken all such actions as may be required pursuant to this Indenture or under any Security Document to create, perfect and maintain, as security for the obligations of the Company and the Subsidiary Guarantors in respect of the Notes, this Indenture (including the Subsidiary Guarantors) and the Security Documents, a valid and enforceable perfected second-priority Lien and security interest in all of the Collateral (subject to the terms of the Intercreditor Agreement and the Security Documents in all respects) in favor of the Trustee for the benefit of the Holders.

(d)     Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents entered into on the Issue Date or from time to time thereafter (including the provisions providing for the possession, use, release and foreclosure of Collateral) as each may be amended from time to time in accordance with their terms and this Indenture, the Security Documents and the Intercreditor Agreement.

(e)     In the event that security interests in any of the Collateral are not created as of the Issue Date, the Company and the other Grantors shall use commercially reasonable efforts to implement security arrangements with respect to such Collateral as promptly as reasonably practicable after the Issue Date (or on such later date as may be permitted by the Holders in their sole discretion).

(f)     Each Holder, by accepting the Notes, is deemed to acknowledge that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be for the benefit of all the Holders, the Collateral Agent, the Trustee and the other secured parties described in the Security Documents and that the Lien granted in the Security Documents relating to the Notes in respect of the Trustee, the Collateral Agent, the Holders and such other secured parties is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

Section 14.04.     Intercreditor Agreement.

By accepting a Note, each Holder is deemed to acknowledge that the obligations of the Company under the First Lien Credit Agreement and Refinancing Indebtedness in respect thereof are and shall be secured by Liens on assets of the Company and the other Grantors that constitute Collateral under the Security Documents and that the relative Lien priorities and other creditor rights of the Holders hereunder and the secured parties thereunder will be set forth in the Intercreditor Agreement. By accepting a Note, each Holder is deemed to acknowledge that it has received a copy of the Intercreditor Agreement. By accepting a Note, each Holder is deemed to (a) consent to the subordination of the Liens on the Collateral securing the Notes and the Subsidiary Guarantees on the terms set forth in the Intercreditor Agreement, authorize and direct the Trustee and the Collateral Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Holder and without any further consent, authorization or other action by such Holder, (c) agrees that, upon the execution and delivery thereof, such Holder will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Holder shall have any right of action whatsoever against the Trustee or the Collateral Agent as a result of any action taken by the Trustee or the Collateral Agent pursuant to this Section 14.04 or in accordance with the terms of the Intercreditor Agreement. By accepting a Note, each Holder is deemed to further irrevocably authorize and direct the Trustee and the Collateral Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement and (ii) to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Notes or any refinancing indebtedness in respect thereof as are reasonably acceptable to the Trustee and Collateral Agent to give effect thereto, in each case on behalf of such Holder and without any further consent, authorization or other action by such Holder. The Trustee and the Collateral Agent shall have the benefit of the provisions of Article Ten with respect to all actions taken by it pursuant to this Section 14.04 or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.

Section 14.05.     Release of Collateral. (a) The Collateral will be automatically released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or as provided hereby under any one or more of the following circumstances:

(1)     in connection with asset sales and dispositions permitted or not prohibited under Section 7.26 so long as, to the extent applicable, the Company applies the net proceeds of such sale or disposition in accordance with the provisions of Section 3.08(a); provided, however that such Liens will not be released if such sale or disposition is to the Company or a Restricted Subsidiary;

(2)     with respect to the assets of a Subsidiary Guarantor that constitute Collateral, upon the release of such Subsidiary Guarantor from its Guarantee; and

(3)     as described in Section 12.02; and

(4)     if required in accordance with the terms of the Intercreditor Agreement.

(b)     The Liens on all Collateral that secures the Notes and the Guarantees also will be released:

(1)     if the Company exercises its Legal Defeasance option or Covenant Defeasance option as described in Article Eleven; or

(2)     upon satisfaction and discharge of this Indenture as described in Article Fifteen or payment in full of the principal of, premium, if any, and accrued and unpaid interest on the Notes and all other Obligations that are then due and payable.

The Company will comply with the provisions of TIA §314. To the extent applicable, the Company will comply with TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents. Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by the Company. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral. For the purposes of the TIA or otherwise under this Indenture, the release of any Collateral from the terms of the Security Documents shall not be deemed to impair the security under this Indenture or the Security Documents. To the extent permitted under the TIA and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, the fair value of Collateral released from the Liens and security interest created by this Indenture and the Security Documents pursuant to the terms of the Security Documents shall not be considered in determining whether the aggregate fair value of the Collateral released from the Liens and security interest created by this Indenture and the Security Documents in any calendar year exceeds the 10% threshold specified in TIA §314(d)(1).

(c)     Upon receipt of an Officers’ Certificate and Opinion of Counsel that such release (and the execution, delivery and acknowledgement of the instruments specified below) is authorized or permitted by this Indenture and that all relevant conditions precedent under this Indenture have been met, the Collateral Agent will execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture.

Section 14.06.     Form and Sufficiency of Release. In the event that (i) the Company or any Subsidiary Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Subsidiary Guarantor pursuant to the terms hereof, (ii) the Company or such Subsidiary Guarantor requests the Trustee or the Collateral Agent to furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Security Documents and (iii) all conditions set forth herein and for execution, acknowledgement and delivery of such an instrument have been satisfied, upon receipt of an Officers’ Certificate and Opinion of Counsel that such release (and the execution, delivery and acknowledgement of such an instrument) is authorized or permitted by this Indenture and that all relevant conditions precedent under this Indenture thereto have been met, the Collateral Agent and the Trustee, as applicable, shall execute, acknowledge and deliver to the Company or such Subsidiary Guarantor (in proper form) such an instrument. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Security Documents.

Section 14.07.     After-Acquired Property. Promptly, but in no event later than 90 days, following the acquisition by the Company or any Subsidiary Guarantor of any After Acquired Property, the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, Security Document supplements, security instruments and financing statements as shall be reasonably necessary to cause such After Acquired Property to be made subject to a perfected Lien (subject to Liens permitted under this Indenture, including Permitted Liens) in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such After Acquired Property to the same extent and with the same force and effect; provided, however, that while the First Lien Credit Agreement is outstanding, the execution and delivery of such documents will only be required, and such After Acquired Property will only become part of the Collateral securing the Notes, if and to the extent that such After Acquired Property becomes part of the Collateral securing the First Lien Credit Agreement substantially concurrently therewith.

ARTICLE FIFTEEN
SATISFACTION AND DISCHARGE

Section 15.01.     Satisfaction and Discharge.

This Indenture and the Security Documents will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise expressly provided for in this Indenture) as to all outstanding Notes issued under this Indenture when:

(a)     either:

(1)     all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation; or

(2)     all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise;

(b)     the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for such purpose cash in United States dollars, U.S. Government Obligations denominated in United States dollars, or a combination thereof, in such amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

(c)     the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums due and payable under this Indenture by the Company and any Subsidiary Guarantor;

(d)     the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture and the Security Documents have been complied with; and

(e)     the Company has delivered irrevocable instructions to the Trustee hereunder to apply any deposited money described in clause (b) above to the payment of the Notes at Stated Maturity or the redemption date, as the case may be.

Section 15.02.     Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

(a)     Subject to Section 15.03, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 15.02, the “Trustee”) pursuant to Section 15.01 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

(b)     Notwithstanding the above, the Trustee shall pay to the Company from time to time upon its request any cash or U.S. Government Obligations held by it as provided in this Section 15.02 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a satisfaction and discharge under this Article Fifteen.

Section 15.03.     Repayment to the Company.

Any money deposited with the Trustee, any Paying Agent or the Conversion Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its written request; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee, such Paying Agent or such Conversion Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company comply with the Commission Regulation 17AD-17 as it applies to lost bondholders.

Section 15.04.     Reinstatement.

Section 11.07 of this Indenture shall apply to this Article Fifteen.

ARTICLE SIXTEEN
MISCELLANEOUS

Section 16.01.     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 16.02.     Notices.

(a)     Any notice or communication by either of the Company or any Subsidiary Guarantor, on the one hand, or the Trustee on the other hand, to the other is duly given if in writing in the English language and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Subsidiary Guarantor:

Goodrich Petroleum Corporation
801 Louisiana, Suite 700
Houston, Texas 77002
Facsimile: (713) 780-9254
Attention: Chief Financial Officer

If to the Trustee:

Wilmington Trust, National Association
15950 N. Dallas Parkway, Suite 550

Dallas, TX 75248

Facsimile No.: (888) 316-6238
Attention: Goodrich Petroleum Administrator

(b)     The Company, the Subsidiary Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c)     All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five Business Days after being deposited in the mail, postage prepaid, if mailed; (iii) when receipt acknowledged, if telecopied; (iv) and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d)     Any notice or communication to a Holder (i) of a Global Note shall be given in accordance with the rules and procedures of the Depositary, and (ii) otherwise shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be delivered to any Person described in TIA §313(c), to the extent required by the TIA. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e)     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f)     If the Company delivers a notice or communication to Holders, it shall deliver a copy to the Trustee and each Agent at the same time.

Section 16.03.     Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar, and Conversion Agent and any other Person shall have the protection of TIA §312(c).

Section 16.04.     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee: (1) an Officers’ Certificate (which shall include the statements set forth in Section 16.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and (2) an Opinion of Counsel (which shall include the statements set forth in Section 16.05) stating that, in the opinion of such counsel (who may rely on such Officers’ Certificate as to matters of fact), all such conditions precedent and covenants have been satisfied. To the extent applicable, the Company shall also comply with TIA §314(c)(3).

Section 16.05.     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) shall comply with the provisions of TIA §314(e) and shall include:

(1)     a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)     a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)     a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)     a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 16.06.     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Paying Agent or Conversion Agent may make reasonable rules and set reasonable requirements for its functions.

Section 16.07.     No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, this Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 16.08.     Governing Law.

THIS INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH PARTY (INCLUDING THE HOLDERS) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR IN CONNECTION WITH THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

EACH PARTY (INCLUDING THE HOLDERS) HEREBY AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

TO THE EXTENT THAT THE COMPANY OR ANY SUBSIDIARY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY FEDERAL OR NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY IN SUCH JURISDICTION, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS INDENTURE AND THE NOTES OR GUARANTEES, AS APPLICABLE, TO THE FULLEST EXTENT PERMITTED BY LAW.

Section 16.09.     Trust Indenture Act Controls.

This Indenture shall incorporate and be governed by the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by the TIA including TIA §318(c), the imposed duties shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.

Section 16.10.     Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 8.01 or 13.04.

Section 16.11.     Severability.

In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 16.12.     Counterpart Originals.

The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 16.13.     Acts of Holders.

(a)     Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing, and may be given or obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding Notes; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company if made in the manner provided in this Section 16.13.

(b)     The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)     Notwithstanding anything to the contrary contained in this Section 16.13, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.04.

(d)     If the Company shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. Notwithstanding TIA §316(c), such record date shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.06 and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided, however that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

(e)     Subject to Section 12.04, any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(f)     Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

(g)     For purposes of this Indenture, any action by the Holders which may be taken in writing may be taken by electronic means or as otherwise reasonably acceptable to the Trustee.

Section 16.14.     Benefit of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 16.15.     Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SIGNATURES

Company:

GOODRICH PETROLEUM CORPORATION

By:     ____________________________________
Name:
Title:

Subsidiary Guarantor:

GOODRICH PETROLEUM COMPANY, L.L.C.

By:     ____________________________________
Name:
Title:

Trustee:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as

Trustee and Collateral Agent

By:     ____________________________________
Name:
Title:

EXHIBIT A

[Face of Initial Note]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.]1

[THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER THE LAWS OF ANY STATE OR OTHER JURISDICTION AND THIS SECURITY MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, INCLUDING (X) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (Y) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF THE SECURITIES ACT (IF AVAILABLE) OR (Z) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (III) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION TO THE COMPANY, THE TRUSTEE AND THE REGISTRAR REASONABLY SATISFACTORY TO THEM, AND, IN EACH OF CASES (I) THROUGH (III), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.] 2

CUSIP:

No.     Principal Amount: $

GOODRICH PETROLEUM CORPORATION

13.50% Convertible Second Lien Senior Secured Notes due 2021

Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), which term includes any successor under the Indenture hereinafter referred to, for value received, promises to pay to, or its registered assigns, the principal sum of [ ] ($[ ]) UNITED STATES DOLLARS on May [ ], 2021 (the “Maturity Date”). If the Holder delivers a written notice to the Company on or before the Maturity Date requesting that any portion of the outstanding and unpaid principal amount of the Note (together with any accrued and unpaid interest) be made in Common Stock, the Company shall convert the Conversion Amount into fully paid and non-assessable shares of Common Stock at the Conversion Rate. If the Holder makes an election as described in the preceding sentence, the Company shall be entitled to (i) deliver shares of Common Stock to the Holder, (ii) pay the Holder an amount in cash equal to the market value of the shares calculated using the Closing Price of the Common Stock on the Conversion Date; provided that the Company may not elect to deliver cash in respect of any Conversion Obligation in an aggregate amount exceeding 10% of the Conversion Obligation on any Conversion Date, or (iii) any combination thereof.

Interest Payment Dates: January 15, April 15, July 15 and October 15 of each year, commencing July 15, 2019.

Regular Record Dates: January 1, April 1, July 1 and October 1 of each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

GOODRICH PETROLEUM CORPORATION,
a Delaware corporation

By:     ____________________________________
Name:
Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the 13.50% Convertible Second Lien Senior Secured Notes due 2021 described in the within-mentioned Indenture.

Wilmington Trust, National Association, as Trustee

By:	____________________________________ Authorized Signatory

Date:     ____________________________________

[Reverse Side of Initial Note]

GOODRICH PETROLEUM CORPORATION

13.50% Convertible Second Lien Senior Secured Notes due 2021

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.     Interest. The Company promises to pay interest on the principal amount of this Note at 13.50% per annum until maturity; provided, however, that in the event that the Company fails to comply with its obligations under Section 14.03(b) of the Indenture, and for so long as such failure shall have occurred and be continuing, the Company promises to pay interest on the principal amount of this Note at a rate that is .25% per annum in excess of the interest rate otherwise applicable to this Note from time to time for the first month that such failure is continuing, commencing on and including the first day of the next succeeding month, and thereafter, such interest rate shall increase by an additional .25% for each month thereafter for so long as such failure is continuing, each such increase commencing on and including the first day of each succeeding month: any such additional interest payable pursuant to this proviso shall be paid on the next succeeding Interest Payment Date to the Holders on the related record date for such Interest Payment Date. For any interest period ending other than at Stated Maturity, the Company may elect to pay all or any portion of interest in kind on the then outstanding principal amount of this Note by increasing the principal amount of the outstanding Notes or by issuing additional Notes (“PIK Interest Notes”) in a principal amount equal to such interest (“PIK Interest”). The Company shall pay interest quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from and including the date of original issuance; provided, however that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be July 15, 2019. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at one percentage point in excess of the rate then in effect on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at such higher rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If any payment date with respect to the Notes is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period provided such payment is made on the next succeeding Business Day.

2.     Method of Payment. Except as provided in Section (1) of this Note, interest on the Notes shall be payable entirely in cash (“Cash Interest”). The Company shall pay interest on the Notes (except defaulted interest, if any) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on January 1, April 1, July 1 and October 1 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. If a Holder of the Notes has given wire transfer instructions to the Company or the Paying Agent at least 10 Business Days before payment is due, the Company shall pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions to an account in the United States. All other payments on the Notes shall be made at the office or agency of the Paying Agent designated by the Company in the City and State of New York unless the Company elects to make Cash Interest payments by check, or PIK Payments by PIK Interest Notes that are Definitive Notes, mailed to the Holders at their addresses set forth in the register of Holders. Payments of Cash Interest to the Trustee as Paying Agent, if the Trustee then acts as Paying Agent, with respect to any Interest Payment Date shall be made by the Company in immediately available funds for receipt by the Trustee no later than 1:00 p.m. New York Time on such Interest Payment Date. The Company will pay principal of, premium, if any, and Cash Interest on, Global Notes held by the Depositary or its nominee, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered holder of such Global Note. The Company will make PIK Payments on Global Notes held by the Depositary or its nominee, to the Depositary or its nominee, as the case may be, as the registered holder of such Global Note.

The Notes shall be payable as to principal, premium, if any, and Cash Interest at the office or agency of the Paying Agent designated by the Company and maintained for such purpose, except as noted in the preceding paragraph. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(i)      In connection with the payment of PIK Interest in respect of the Notes, the Company shall be entitled, without the consent of the Holders thereof (and without regard to any restrictions or limitations set forth in Section 7.22 of the Indenture), to make such PIK Payments by (i) issuing PIK Interest Notes or (ii) increasing the outstanding principal amount of the then authenticated Global Notes.

(ii)      Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or repurchase of the Notes as described under Sections 3.07, 3.08 and 7.30 of the Indenture or at Stated Maturity will be made solely in cash. If the Company elects to pay interest on the Notes as a combination of Cash Interest and as PIK Interest, Cash Interest and PIK Interest shall be paid on the Notes to the Holders on a pro rata basis.

PIK Interest on the Notes will be payable (a) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of such Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) as provided in writing by an Officer of the Company to the Trustee and, upon receipt of such written order of the Company, the Trustee shall increase such Global Note by the amount of PIK Interest and (y) with respect to Definitive Notes, by issuing PIK Interest Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee shall, at the request of the Company and upon receipt of an Authentication Order, authenticate and deliver such PIK Interest Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding Global Notes as a result of a payment of PIK Interest, the Global Notes shall bear interest on such increased principal amount from and after the date of such payment. Any PIK Interest Notes issued in certificated form shall be dated as of the applicable Interest Payment Date and shall bear interest from and after such date. All PIK Interest Notes issued pursuant to a payment of PIK Interest shall be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Interest Notes shall be issued with the description “PIK” on the face of such PIK Interest Note.

3.     Paying Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity (except for purposes of Articles Eleven or Fourteen under the Indenture).

4.     Indenture. The Company issued the Notes under an Indenture dated as of May [  ], 2019 (the “Indenture”) by and between the Company, the Subsidiary Guarantor named therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.     Conversion of Notes. This Note shall be convertible by the Holder into shares of Common Stock on the terms and conditions (and the Conversion Price shall be subject to adjustment) as set forth in the Indenture.

6.     Optional Redemption. The Notes shall be redeemable at the option of the Company as provided in Article Three of the Indenture.

7.     Mandatory Redemption. The Notes shall be redeemed by the Company as provided in Article Three of the Indenture.

8.     Repurchase at Option of Holders.

(a)     Upon the occurrence of a Change of Control, each Holder may require the Company to purchase such Holder’s Notes in whole or in part in amounts of $2,000 or integral multiples of $1,000 in excess thereof (or $1.00 or an integral multiple thereof following any PIK Payment), at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the rights of Holders of record on relevant record dates to receive interest due on an Interest Payment Date), pursuant to a Change of Control Offer in accordance with the procedures set forth in the Indenture.

(b)     Under certain circumstances described in the Indenture, the Company will be required to apply the proceeds of sale, assignment or other transfer of Property to the repayment of the Notes.

9.     Selection and Notice of Redemption. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (and the Company shall notify the Trustee of any such listing) or, if the Notes are not so listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate (or in the case of Global Notes, the Trustee will select Notes for redemption based on the Depositary’s method that most nearly approximates a pro rata selection).

10.     Denominations, Transfer, Exchange. Subject to the issuance of PIK Interest Notes as described herein, the Notes are in registered form without coupons in denominations of $2,000 and whole multiples of $1,000 in excess thereof (or, following any PIK Payment, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof). The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any transfer taxes or other governmental taxes and fees payable in connection therewith. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

11.     Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.

12.     Amendment, Supplement and Waiver. The Indenture or the Notes may be amended or supplemented only as provided in the Indenture.

13.     Defaults. In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization specified in the Indenture, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare all unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of not less than a majority in aggregate principal amount of the Notes outstanding by notice to the Trustee may on behalf of the Holders of all outstanding Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default of Event of Default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each Holder of Notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

14.     Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15.     No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture, the Security Documents or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

16.     Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.     CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be place only on the other identification number placed thereon.

18.     Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Goodrich Petroleum Corporation
801 Louisiana, Suite 700
Houston, Texas 77002
Facsimile: (713) 780-9254
Attention: Chief Financial Officer

EXHIBIT I

GOODRICH PETROLEUM CORPORATION

CONVERSION NOTICE

Reference is made to the Convertible Second Lien Secured Notes due 2021 (the “Note”) issued to the undersigned by Goodrich Petroleum Corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:

(if electronic book entry transfer)

Transaction Code Number:

(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs its transfer agent to issue the above-indicated number of shares of Common Stock in accordance with the Conversion Agent Instructions dated [ ] from the Company and acknowledged and agreed to by .

GOODRICH PETROLEUM CORPORATION

By:
Name:
Title:

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

__________________________________________

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this
Note on the books of the Company. The agent may substitute another to act for him.

Date: ______________________

Signature: ____________________

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 7.30 of the Indenture, check the appropriate box below:

[  ] Section 7.30

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 7.30 of the Indenture, state the amount you elect to have purchased:

$

Date: ____________________

Your Signature:

(Sign exactly as your name appears on the face of
this Note)

Tax Identification No.: _______________________

Signature Guarantee*: ________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such Decrease (or Increase)

EXHIBIT B-1

FORM OF CERTIFICATE OF TRANSFER

Goodrich Petroleum Corporation
801 Louisiana, Suite 700
Houston, Texas 77002
Facsimile: (713) 780-9254
Attention: Chief Financial Officer

Wilmington Trust, National Association
15950 N. Dallas Parkway, Suite 550

Dallas, TX 75248
Facsimile No.: (888) 316-6238
Attention: Goodrich Petroleum Administrator

Re: 13.50% Convertible Second Lien Senior Secured Notes due 2021

Reference is hereby made to the Indenture, dated as of May [ ], 2019 (the “Indenture”) among Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), the Subsidiary Guarantor named therein and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $_________ in such Note[s] or interests (the “Transfer”), to ____________ the (“Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.     [  ] Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.     [  ] Check if Transferee will take delivery of a beneficial interest in the Regulation S Permanent Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.     [  ] Check and complete if Transferee will take delivery of a beneficial interest in a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)     [  ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act; or

(b)     [ ] such Transfer is being effect to the Company or a subsidiary thereof; or

(c)     [  ] such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to the Notes being transferred and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit B-2 to the Indenture and (2) if requested by the Company, an opinion of counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act, and other certification or information satisfactory to the Company or the Trustee. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Institutional Accredited Investor Global Note and/or the Definitive Note and in the Indenture and the Securities Act. For purposes of this provision, the term “Institutional Accredited Investor” shall mean an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

______________________________________
[Insert Name of Transferor]

By:     __________________________________
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.     The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(A)     a beneficial interest in the:

(i)     [  ] 144A Global Note (CUSIP); or

(ii)     [  ] Regulation S Permanent Global Note (CUSIP); or

(iii)     [  ] Institutional Accredited Investor Global Note (CUSIP); or

(B)     [  ] a Restricted Definitive Note.

2.     After the Transfer the Transferee will hold:

[CHECK ONE]

(A)     a beneficial interest in the:

(i)     [  ] 144A Global Note (CUSIP); or

(ii)     [  ] Regulation S Permanent Global Note (CUSIP); or

(iii)     [  ] Institutional Accredited Investor Global Note (CUSIP); or

(iv)     [  ] Unrestricted Global Note (CUSIP); or

(B)     [  ] a Restricted Definitive Note; or

(C)     [  ] an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT B-2

FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

[Date]

Goodrich Petroleum Corporation
801 Louisiana, Suite 700
Houston, Texas 77002
Facsimile: (713) 780-9254
Attention: Chief Financial Officer

Wilmington Trust, National Association
15950 N. Dallas Parkway, Suite 550

Dallas, TX 75248
Facsimile No.: (888) 316-6238
Attention: Goodrich Petroleum Administrator

Re: 13.50% Convertible Second Lien Senior Secured Notes due 2021

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of May [ ], 2019 (the “Indenture”) among Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), the Subsidiary Guarantor named therein and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $___________ aggregate principal amount of:

(a)	☐ a beneficial interest in a Global Note, or
(b)	☐ a Definitive Note,

We represent and warrant to you that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and distribution of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if requested by the Company, an opinion of counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, and other certification or information satisfactory to the Company or the Trustee, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interests therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

______________________________________
[Insert Name of Accredited Investor]

By:     __________________________________
Name:
Title:

Dated:

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[Date]

Goodrich Petroleum Corporation
801 Louisiana, Suite 700
Houston, Texas 77002
Facsimile: (713) 780-9254
Attention: Chief Financial Officer

Wilmington Trust, National Association
15950 N. Dallas Parkway, Suite 550

Dallas, TX 75248
Facsimile No.: (888) 316-6238
Attention: Goodrich Petroleum Administrator

Re: 13.50% Convertible Second Lien Senior Secured Notes due 2021

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of May [ ], 2021 (the “Indenture”) among Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), the Subsidiary Guarantor named therein and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $______________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

(a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that (i) the Restricted Definitive Note is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in a Restricted Global Note, with an equal principal amount, the Owner hereby certifies that (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Note and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Note and in the Indenture and the Securities Act.

______________________________________
[Insert Name of Owner]

By:     __________________________________
Name:
Title:

Dated:

EXHIBIT D

FORM OF NOTATION OF GUARANTEE

For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, fully and unconditionally and irrevocably guaranteed, to the extent set forth in the Indenture, dated as of May [ ], 2019 (as supplemented or amended, the “Indenture”), among Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), the Subsidiary Guarantor named therein and Wilmington Trust, National Association, as trustee (the “Trustee”), and subject to the provisions in the Indenture, (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal, premium, and interest, to the extent permitted by law, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Subsidiary Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Thirteen of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

______________________________________
[Insert Name of Transferor]

By:     __________________________________
Name:
Title:

Dated:

EXHIBIT E

FORM OF GUARANTOR SUPPLEMENTAL INDENTURE TO BE DELIVERED BY GUARANTORS

GUARANTOR SUPPLEMENTAL INDENTURE (this “Guarantor Supplemental Indenture”), dated as of, among Goodrich Petroleum Corporation (the “Company”), the Company’s Subsidiaries listed on Schedule A hereto (each, a “New Guarantor”), the Company’s Subsidiaries listed on Schedule B hereto (each, an “Existing Guarantor”) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company, the Existing Guarantors and the Trustee are parties to an indenture (as supplemented or amended, the “Indenture”), dated as of May [ ], 2019, providing for the issuance of the Company’s 13.50% Convertible Second Lien Senior Secured Notes due 2021 (the “Notes”);

WHEREAS, Section 12.01 of the Indenture provides that, without the consent of any Holders, the Company, the Existing Guarantors and the Trustee, at any time and from time to time, may modify, supplement or amend the Indenture to add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the Notes and/or obligations under the Indenture;

WHEREAS, each New Guarantor wishes to guarantee the Notes pursuant to the Indenture;

WHEREAS, pursuant to the Indenture, the Company, the Existing Guarantors, the New Guarantors and the Trustee have agreed to enter into this Guarantor Supplemental Indenture for the purposes stated herein; and

WHEREAS, all things necessary have been done to make this Guarantor Supplemental Indenture, when executed and delivered by the Company, the Existing Guarantors and each New Guarantor, the legal, valid and binding agreement of the Company, the Existing Guarantors and each New Guarantor, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each New Guarantor, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)     Guarantee. Each New Guarantor hereby guarantees the obligations of the Company under the Indenture and the Notes related thereto pursuant to the terms and conditions of Article Thirteen of the Indenture, such Article Thirteen being incorporated by reference herein as if set forth at length herein (each such guarantee, a “Guarantee”) and such New Guarantor agrees to be bound as a Subsidiary Guarantor under the Indenture as if it had been an initial signatory thereto; provided, however that the New Guarantor can be released from its Guarantee to the same extent as any other Subsidiary Guarantor under the Indenture.

(3)     GOVERNING LAW. THIS GUARANTOR SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(4)     Counterparts. The parties may sign any number of copies of this Guarantor Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(5)     Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(6)     The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Guarantor Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, Existing Guarantors and the New Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantor Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:

GOODRICH PETROLEUM CORPORATION
a Delaware corporation

By:     _________________________________
Name:
Title:

EACH GUARANTOR LISTED ON
SCHEDULE A HERETO

By:     _________________________________
Name:
Title:

EACH GUARANTOR LISTED ON
SCHEDULE B HERETO

By:     _________________________________
Name:
Title:

Wilmington Trust, National Association, as Trustee

By:	_________________________________ Authorized Signatory

Schedule A

Schedule B

SCHEDULE 7.27

AFFILIATE TRANSACTIONS

[None.]

Exhibit B

[FORM OF]

INTERCREDITOR AGREEMENT

dated as of May [ ], 2019 between

SUNTRUST BANK,

as Priority Lien Agent,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Second Lien Agent

and Acknowledged and Agreed by

GOODRICH PETROLEUM COMPANY, L.L.C.,

GOODRICH PETROLEUM CORPORATION,

and the other Grantors referred to herein

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS

Section 1.01.     Construction; Certain Defined Terms                         1

ARTICLE II
LIEN PRIORITIES

Section 2.01.     Relative Priorities                                   12

Section 2.02.     Prohibition on Marshalling, Etc                         13

Section 2.03.     No New Liens                                        13

Section 2.04.     Similar Collateral and Agreements                         13

Section 2.05.     No Duties of Priority Lien Agent                         13

ARTICLE III
ENFORCEMENT RIGHTS; PURCHASE OPTION

Section 3.01.     Limitation on Enforcement Action                         14

Section 3.02.     Standstill Period; Permitted Enforcement Action               15

Section 3.03.     Insurance                                        16

Section 3.04.     Notification of Release of Collateral                         16

Section 3.05.     No Interference; Payment Over                         17

Section 3.06.     Purchase Option                                   18

ARTICLE IV
OTHER AGREEMENTS

Section 4.01.     Release of Liens; Automatic Release of Second Liens          21

Section 4.02.     Certain Agreements With Respect to Insolvency or Liquidation Proceedings                                                       21

Section 4.03.     Reinstatement                                        25

Section 4.04.     Refinancings                                        26

Section 4.05.     Amendments to Priority Lien Documents and Second Lien Documents                                                                 27

Section 4.06.     Legends                                        28

Section 4.07.     Second Lien Secured Parties Rights as Unsecured Creditors; Judgment Lien Creditor                                                  28

Section 4.08.     Postponement of Subrogation                              28

Section 4.09.     Acknowledgment by the Secured Debt Representatives          28

Section 4.10.     Permitted Prepayments of Second Lien Obligations               28

ARTICLE V
GRATUITOUS BAILMENT FOR PERFECTION OF CERTAIN SECURITY INTERESTS

Section 5.01.     General                                        29

Section 5.02.     Deposit Accounts                                   30

ARTICLE VI
APPLICATION OF PROCEEDS; DETERMINATION OF AMOUNTS

Section 6.01.     Application of Proceeds                              30

Section 6.02.     Determination of Amounts                              30

ARTICLE VII
NO RELIANCE; NO LIABILITY; OBLIGATIONS ABSOLUTE; CONSENT OF GRANTORS; ETC.

Section 7.01.     No Reliance; Information                              31

Section 7.02.     No Warranties or Liability                              31

Section 7.03.     Obligations Absolute                                   32

Section 7.04.     Grantors Consent                                   32

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Section 8.01.     Representations and Warranties of Each Party               33

Section 8.02.     Representations and Warranties of Each Representative          33

ARTICLE IX
MISCELLANEOUS

Section 9.01.     Notices                                        33

Section 9.02.     Waivers; Amendment                                   34

Section 9.03.     Actions Upon Breach; Specific Performance                    35

Section 9.04.     Parties in Interest                                   35

Section 9.05.     Survival of Agreement                              35

Section 9.06.     Counterparts                                        35

Section 9.07.     Severability                                        35

Section 9.08.     Governing Law; Jurisdiction; Consent to Service of Process          36

Section 9.09.     WAIVER OF JURY TRIAL                              36

Section 9.10.     Headings                                        36

Section 9.11.     Conflicts                                        36

Section 9.12.     Provisions Solely to Define Relative Rights                    37

Section 9.13.     Certain Terms Concerning the Second Lien Agent               37

Section 9.14.     Certain Terms Concerning the Priority Lien Agent and the Second Lien Agent                                                       37

Section 9.15.     Authorization of Secured Agents                         37

Section 9.16.     Further Assurances                                   38

Section 9.17.     Relationship of Secured Parties                         38

Annex and Exhibits

Annex I

Exhibit A     Form of Priority Confirmation Joinder

Exhibit B     Security Documents

INTERCREDITOR AGREEMENT, dated as of May [ ], 2019 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), between SunTrust Bank, as administrative agent for the Priority Lien Secured Parties referred to herein (in such capacity, and together with its successors and assigns in such capacity, the “Original Priority Lien Agent”), and Wilmington Trust, National Association, as collateral agent for the Second Lien Secured Parties referred to herein (in such capacity, and together with its successors in such capacity, the “Original Second Lien Agent”) and acknowledged and agreed by Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (together with its successors and assigns, the “Company”), Goodrich Petroleum Corporation, a Delaware corporation (the “Parent Guarantor” and together with the Company, “Goodrich”), and certain subsidiaries of the Company.

Reference is made to (a) the Priority Credit Agreement (defined below) and (b) the Second Lien Indenture (defined below).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Priority Lien Agent (for itself and on behalf of the Priority Lien Secured Parties) and the Second Lien Agent (for itself and on behalf of the Second Lien Secured Parties) agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.     Construction; Certain Defined Terms. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any agreement, instrument, other document, statute or regulation shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b)     All terms used in this Agreement that are defined in Article 1, 8 or 9 of the New York UCC (whether capitalized herein or not) and not otherwise defined herein have the meanings assigned to them in Article 1, 8 or 9 of the New York UCC. If a term is defined in Article 9 of the New York UCC and another Article of the New York UCC, such term shall have the meaning assigned to it in Article 9 of the New York UCC.

(c)     As used in this Agreement, the following terms have the meanings specified below:

“Accounts” has the meaning assigned to such term in Section 3.01.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Bank Product” means each and any of the following bank services and products provided to Goodrich or any other Grantor by any lender under the Priority Credit Agreement or any Priority Substitute Credit Facility or any Affiliate of any such lender: (a) commercial credit cards; (b) stored value cards; and (c) Treasury Management Arrangements (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Obligations” means any and all obligations of Goodrich or any other Grantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with any Bank Product.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests, provided that any debt that is convertible into Capital Stock is not “Capital Stock” unless or until such instrument is converted or exchanged.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting the Priority Lien Collateral, or the Second Lien Collateral, or both.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Debt” means the indebtedness under the Priority Credit Agreement (including letters of credit and reimbursement obligations with respect thereto) that was permitted to be incurred and secured under the Priority Credit Agreement, the Second Lien Indenture, or any Second Lien Substitute Facility (or as to which the lenders under the Priority Credit Agreement obtained an Officers’ Certificate at the time of incurrence to the effect that such indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents) and additional indebtedness under any Priority Substitute Credit Facility. For purposes of this Agreement, indebtedness under the Priority Credit Agreement is permitted to be incurred under the Second Lien Indenture or any Second Lien Substitute Facility.

“Credit Agreement Obligations” means the Credit Agreement Debt and all other Obligations in respect of or in connection with Credit Agreement Debt together with Hedging Obligations and Bank Product Obligations. For the avoidance of doubt, Hedging Obligations and Bank Product Obligations shall only constitute Credit Agreement Obligations to the extent that such Hedging Obligations or Bank Product Obligations are secured under the terms of the Priority Lien Documents. Notwithstanding any other provision hereof, the term “Credit Agreement Obligations” will include accrued interest, fees, costs, and other charges incurred under the Priority Credit Agreement and the other Priority Lien Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding, and whether or not allowable in an Insolvency or Liquidation Proceeding. To the extent that any payment with respect to the Credit Agreement Obligations (whether by or on behalf of Goodrich, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Priority Credit Agreement), indentures or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Priority Credit Agreement or any other credit or other agreement or indenture).

“DIP Financing” has the meaning assigned to such term in Section 4.02(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 4.02(b).

“DIP Lenders” has the meaning assigned to such term in Section 4.02(b).

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(a)     termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(b)     payment in full in cash of the principal of and interest, fees and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(c)     discharge or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Obligations;

(d)     payment in full in cash of obligations in respect of Hedging Obligations constituting Priority Lien Obligations (and, with respect to any particular agreement regarding Hedging Obligations, termination of such agreement and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the Priority Lien Agent) pursuant to the terms of the Priority Credit Agreement); and

(e)     payment in full in cash of all other Priority Lien Obligations, including without limitation, Bank Product Obligations, that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided that, if, at any time after the Discharge of Priority Lien Obligations has occurred, Goodrich or any Grantor enters into any Priority Lien Document evidencing a Priority Lien Obligation which incurrence is not prohibited by the applicable Secured Debt Documents, then such Discharge of Priority Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement with respect to such new Priority Lien Obligations (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Priority Lien Obligations), and, from and after the date on which Goodrich designates such indebtedness as Priority Lien Debt in accordance with this Agreement, the obligations under such Priority Lien Document shall automatically and without any further action be treated as Priority Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in this Agreement, any Second Lien Obligations shall be deemed to have been at all times Second Lien Obligations and at no time Priority Lien Obligations. For the avoidance of doubt, a Replacement as contemplated by Section 4.04(a) shall not be deemed to cause a Discharge of Priority Lien Obligations.

“Disposition” shall mean any sale, lease, exchange, assignment, license, contribution, transfer or other disposition. “Dispose” shall have a correlative meaning.

“Excess Priority Lien Obligations” means Obligations constituting Priority Lien Obligations for the principal amount of loans, letters of credit and letter of credit reimbursement obligations under the Priority Credit Agreement and/or any other Credit Facility pursuant to which Priority Lien Debt has been issued to the extent that such Obligations for principal, letters of credit and reimbursement obligations are in excess of the amount in clause (a) of the definition of “Priority Lien Cap.”

“Goodrich” has the meaning assigned to such term in the preamble hereto.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” means Goodrich, each other subsidiary of Goodrich that shall have granted any Lien in favor of any of the Priority Lien Agent or the Second Lien Agent on any of its assets or properties to secure any of the Secured Obligations.

“Hedging Obligations” means, with respect to any Grantor, the obligations of such Grantor incurred in the normal course of business and not for speculative purposes under any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that obligations under phantom stock or a similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Goodrich shall not be Hedging Obligations.

“Insolvency or Liquidation Proceeding” means:

(a)     any case commenced by or against Goodrich or any other Grantor under the Bankruptcy Code or any other Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Goodrich or any other Grantor, any receivership or assignment for the benefit of creditors relating to Goodrich or any other Grantor or any similar case or proceeding relative to Goodrich or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b)     any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Goodrich or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c)     any other proceeding of any type or nature in which substantially all claims of creditors of Goodrich or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means any principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of Goodrich by any Officers of Goodrich.

“Original Priority Lien Agent” has the meaning assigned to such term in the preamble hereto.

“Original Second Lien Agent” has the meaning assigned to such term in the preamble hereto.

“Permitted Reserve Based Facility” means a reserve based credit facility with lenders holding a majority in principal amount of the commitments thereunder that are (a) commercial bank lenders, (b) investment banks or (c) Affiliates of Persons described in clauses (a) and (b) (but not hedge funds or other alternative capital providers), which, in each case, have experience participating in reserve based credit facilities, and which shall contain a borrowing base determined on a basis substantially consistent with customary terms and advance rates for oil and gas reserve based lending practices. For avoidance of doubt, the Priority Credit Agreement as in effect on the date hereof (including the lenders parties thereto, the methodology for borrowing base determinations and the initial borrowing base determination thereunder) are agreed to satisfy all requirements for a Permitted Reserve Based Facility.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Priority Confirmation Joinder” means an agreement substantially in the form of Exhibit A.

“Priority Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of May 14, 2019, by and among the Company, as borrower, the Parent Guarantor, the Original Priority Lien Agent, and the other lenders party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, restated, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, restatements, renewals, extensions, substitutions, foregoing) and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any Priority Substitute Credit Facility.

“Priority Lien” means a Lien granted by Goodrich or any other Grantor in favor of the Priority Lien Agent, at any time, upon any Property of Goodrich or such Grantor to secure Priority Lien Obligations (including Liens on such Collateral under the security documents associated with any Priority Substitute Credit Facility).

“Priority Lien Agent” means the Original Priority Lien Agent, and, from and after the date of execution and delivery of a Priority Substitute Credit Facility, the agent, collateral agent, trustee, collateral trustee or other representative of the lenders or holders of the indebtedness and other Obligations evidenced thereunder or governed thereby, in each case, together with its successors in such capacity.

“Priority Lien Cap” means, as of any date, (a) the aggregate principal amount of all indebtedness outstanding at any time under any Priority Lien Debt (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) to the extent constituting indebtedness pursuant to a Permitted Reserve Based Facility, plus (b) the amount of all Hedging Obligations, to the extent such Hedging Obligations are secured by the Priority Liens, plus (c) the amount of all Bank Product Obligations, to the extent such Bank Product Obligations are secured by the Priority Liens, plus (d) the amount of accrued and unpaid interest (excluding any interest paid-in-kind) and outstanding fees, to the extent such Obligations are secured by the Priority Liens, plus (e) fees, indemnifications, reimbursements and expenses as may be due pursuant to the terms of any Priority Lien Debt. For avoidance of doubt, the Priority Lien Cap (including determination of the criteria for a Permitted Reserve Based Facility) represents an incurrence-only determination and any Priority Lien Debt that falls within the Priority Lien Debt on the date incurred shall remain within the Priority Lien Cap thereafter notwithstanding any borrowing base re-determination or any change in compliance with the criteria for a Permitted Reserve Based Facility.

“Priority Lien Collateral” shall mean all “Collateral”, as defined in the Priority Credit Agreement or any other Priority Lien Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure, but only to the extent securing, any Priority Lien Obligation.

“Priority Lien Debt” means the Credit Agreement Debt and all indebtedness incurred under any Priority Substitute Credit Facility.

“Priority Lien Documents” means the Priority Credit Agreement, the Priority Lien Security Documents, the other “Loan Documents” (as defined in the Priority Credit Agreement) and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Priority Substitute Credit Facility.

“Priority Lien Obligations” means the Credit Agreement Obligations and, all other Obligations in respect thereof. Notwithstanding any other provision hereof, the term “Priority Lien Obligations” will include accrued interest, fees, costs and other charges incurred under the Priority Lien Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding.

“Priority Lien Secured Parties” means, at any time, (a) the Priority Lien Agent, (b) each lender or issuing bank under the Priority Credit Agreement, (c) each holder, provider or obligee of any Hedging Obligations or Bank Product Obligation that is a lender under the Priority Credit Agreement or an Affiliate (as defined herein or in the Priority Credit Agreement) thereof at the time such Hedging Obligation or Bank Product Obligation is entered into (or, for the avoidance of doubt, if such Hedging Obligation or Bank Product Obligation was entered into prior to the date such holder, provider or obligee became a lender or an Affiliate thereof), or is a secured party (or a party entitled to the benefits of the security) under any Priority Lien Document, (d) the beneficiaries of each indemnification obligation undertaken by any Grantor under any Priority Lien Document, (e) each other Person that provides letters of credit, guarantees or other credit support related thereto under any Priority Lien Document and (f) each other holder of, or obligee in respect of, any Credit Agreement Obligations (including pursuant to a Priority Substitute Credit Facility), in each case to the extent designated as a secured party (or a party entitled to the benefits of the security) under any Priority Lien Document outstanding at such time.

“Priority Lien Security Documents” means the Priority Credit Agreement (insofar as the same grants a Lien on the Collateral), each agreement listed in Part A of Exhibit B hereto, and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, or grants or transfers for security, now existing or entered into after the date hereof, executed and delivered by Goodrich or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Priority Lien Agent (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any Priority Substitute Credit Facility).

“Priority Substitute Credit Facility” means any Credit Facility with respect to which the requirements contained in Section 4.04(a) of this Agreement have been satisfied and that Replaces the Priority Credit Agreement then in existence. For the avoidance of doubt, no Priority Substitute Credit Facility shall be required to be a revolving or asset-based loan facility and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any Priority Lien securing such Priority Substitute Credit Facility shall be subject to the terms of this Agreement for all purposes (including the lien priorities as set forth herein as of the date hereof).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Recovery” has the meaning assigned to such term in Section 4.03.

“Replaces” means, (a) in respect of any agreement with reference to the Priority Credit Agreement or the Priority Lien Obligations or any Priority Substitute Credit Facility, that such agreement refunds, refinances or replaces the Priority Credit Agreement, the Priority Lien Obligations or such Priority Substitute Credit Facility in whole (in a transaction that is in compliance with Section 4.04(a)) and that all commitments thereunder are terminated, or, to the extent permitted by the terms of the Priority Credit Agreement, Priority Lien Obligations or such Priority Substitute Credit Facility, in part and (b) in respect of any agreement with reference to the Second Lien Documents, the Second Lien Obligations or any Second Lien Substitute Facility, that such indebtedness refunds, refinances or replaces the Second Lien Documents, the Second Lien Obligations or such Second Lien Substitute Facility in whole (in a transaction that is in compliance with Section 4.04(a)) and that all commitments thereunder are terminated, or, to the extent permitted by the terms of the Second Lien Documents, the Second Lien Obligations or such Second Lien Substitute Facility, in part. “Replace,” “Replaced” and “Replacement” shall have correlative meanings.

“Required Priority Lien Secured Parties” means the Priority Lien Secured Parties holding more than 50% of the outstanding aggregate principal amount of the Priority Lien Obligations.

“Second Lien” means a Lien granted by a Second Lien Document to the Second Lien Agent, at any time, upon any Collateral by any Grantor to secure Second Lien Obligations (including Liens on such Collateral under the security documents associated with any Second Lien Substitute Facility).

“Second Lien Agent” means the Original Second Lien Agent, together with its successors in such capacity appointed pursuant to the terms of the Second Lien Indenture.

“Second Lien Collateral” shall mean all “Collateral”, as defined in any Second Lien Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure, but only to the extent securing, any Second Lien Obligations.

“Second Lien Debt” means the indebtedness under the Second Lien Notes issued as of the date hereof and guarantees thereof that was permitted to be incurred and secured in accordance with the Secured Debt Documents, and all indebtedness incurred under any Second Lien Substitute Facility with respect to which the requirements of Section 4.04 have been (or are deemed) satisfied. For the avoidance of doubt, the Second Lien Notes shall constitute “Second Lien Debt” under this Agreement.

“Second Lien Documents” means the Second Lien Indenture, the Second Lien Notes, the Second Lien Security Documents and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing the Second Lien Obligations or any Second Lien Substitute Facility.

“Second Lien Indenture” means the Indenture, dated as of May [ ], 2019, among the Company, the Grantors party thereto from time to time and Wilmington Trust, National Association in its capacity as trustee and collateral agent thereunder, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof unless restricted by the terms of this Agreement, and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any Second Lien Substitute Facility.

“Second Lien Notes” means the 13.50% Convertible Secured Lien Senior Second Notes due 2021 issued under the Second Lien Indenture.

“Second Lien Obligations” means Second Lien Debt and all other Obligations in respect thereof. Notwithstanding any other provision hereof, the term “Second Lien Obligations” will include accrued interest, fees, costs and other charges incurred under the Second Lien Indenture and the other Second Lien Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding and whether or not allowable in an Insolvency or Liquidation Proceeding.

“Second Lien Purchasers” has the meaning assigned to such term in Section 3.06(a).

“Second Lien Secured Parties” means, at any time, the Second Lien Agent, the trustees, agents and other representatives of the holders of the Second Lien Notes who maintain the transfer register for such Second Lien Notes, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Second Lien Document and each other holder of, or obligee in respect of, any Second Lien Obligations (including pursuant to a Second Lien Substitute Facility), in each case to the extent designated as a secured party (or a party entitled to the benefits of the security) under any Second Lien Document outstanding at any time.

“Second Lien Security Documents” means the Second Lien Indenture (insofar as the same grants a Lien on the Collateral), each agreement listed in Part B of Exhibit B hereto and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, or grants or transfers for security, now existing or entered into after the date hereof, executed and delivered by Goodrich or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Second Lien Agent (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any Second Lien Substitute Facility).

“Second Lien Substitute Facility” means any facility with respect to which the requirements contained in Section 4.04(a) of this Agreement have been satisfied and that is permitted to be incurred pursuant to the Priority Lien Documents, the proceeds of which are used to, among other things, Replace the Second Lien Indenture then in existence. For the avoidance of doubt, no Second Lien Substitute Facility shall be required to be evidenced by notes or other instruments and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any such Second Lien Substitute Facility shall be subject to the terms of this Agreement for all purposes (including the lien priority as set forth herein as of the date hereof) as the other Liens securing the Second Lien Obligations are subject to under this Agreement.

“Secured Debt Documents” means the Priority Lien Documents and the Second Lien Documents.

“Secured Debt Representative” means the Priority Lien Agent and the Second Lien Agent.

“Secured Obligations” means the Priority Lien Obligations and the Second Lien Obligations.

“Secured Parties” means the Priority Lien Secured Parties and the Second Lien Secured Parties.

“Security Documents” means the Priority Lien Security Documents and the Second Lien Security Documents.

“Standstill Period” has the meaning assigned to such term in Section 3.02.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which equity interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time equity interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

ARTICLE II
LIEN PRIORITIES

Section 2.01.     Relative Priorities. The grant of the Priority Liens pursuant to the Priority Lien Documents and the grant of the Second Liens pursuant to the Second Lien Documents create two separate and distinct Liens on the Collateral.

(b)     Notwithstanding anything contained in this Agreement, the Priority Lien Documents, the Second Lien Documents or any other agreement or instrument or operation of law to the contrary, or any other circumstance whatsoever and irrespective of (i) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise), (ii) the time, manner, or order of the grant, attachment or perfection of a Lien, (iii) any conflicting provision of the New York UCC or other applicable law, (iv) any defect in, or non-perfection, setting aside, or avoidance of, a Lien or a Priority Lien Document or a Second Lien Document, (v) the modification of a Priority Lien Obligation or a Second Lien Obligation, or (vi) the subordination of a Lien on Collateral securing a Priority Lien Obligation to a Lien securing another obligation of Goodrich or other Person that is permitted under the Priority Lien Documents as in effect on the date hereof or securing a DIP Financing, each of the Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, hereby agrees that (i) any Priority Lien on any Collateral now or hereafter held by or for the benefit of any Priority Lien Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Second Liens on any Collateral and (ii) any Second Lien on any Collateral now or hereafter held by or for the benefit of any Second Lien Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all Priority Liens on any Collateral, in any case, subject to the Priority Lien Cap as provided herein.

(c)     It is acknowledged that, subject to the Priority Lien Cap (as provided herein), (i) the aggregate amount of the Priority Lien Obligations may be increased from time to time pursuant to the terms of the Priority Lien Documents, (ii) a portion of the Priority Lien Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and (iii) (A) the Priority Lien Documents may be replaced, restated, supplemented, restructured or otherwise amended or modified from time to time and (B) the Priority Lien Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, in the case of the foregoing (A) and (B) all without affecting the subordination of the Second Liens hereunder or the provisions of this Agreement defining the relative rights of the Priority Lien Secured Parties and the Second Lien Secured Parties. The lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, renewal, restatement or Replacement of either the Priority Lien Obligations (or any part thereof) or the Second Lien Obligations (or any part thereof), by the release of any Collateral or of any guarantees for any Priority Lien Obligations or by any action that any Secured Debt Representative or Secured Party may take or fail to take in respect of any Collateral.

Section 2.02.     Prohibition on Marshalling, Etc. Until the Discharge of Priority Lien Obligations, the Second Lien Agent will not assert any marshalling, appraisal, valuation, or other similar right that may otherwise be available to a junior secured creditor.

Section 2.03.     No New Liens. The parties hereto agree that, so long as the Discharge of Priority Lien Obligations has not occurred, none of the Grantors shall, nor shall any Grantor permit any of its subsidiaries to, (a) grant or permit any additional Liens on any asset of a Grantor to secure any Second Lien Obligation, or take any action to perfect any additional Liens, unless it has granted, or concurrently therewith grants (or offers to grant), a Lien on such asset of such Grantor to secure the Priority Lien Obligations and has taken all actions required to perfect such Liens; provided, however, the refusal or inability of the Priority Lien Agent to accept such Lien will not prevent the Second Lien Agent from taking the Lien or (b) grant or permit any additional Liens on any asset of a Grantor to secure any Priority Lien Obligation, or take any action to perfect any additional Liens, unless it has granted, or concurrently therewith grants (or offers to grant), a Lien on such asset of such Grantor to secure the Second Lien Obligations and has taken all actions required to perfect such Liens; provided, however, the refusal or inability of the Second Lien Agent to accept such Lien will not prevent the Priority Lien Agent from taking the Lien, with each such Lien as described in this Section 2.03 to be subject to the provisions of this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the Priority Lien Agent, the other Priority Lien Secured Parties, the Second Lien Agent or the other Second Lien Secured Parties, each of the Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that any amounts received by or distributed to any Second Lien Secured Party, pursuant to or as a result of any Lien granted in contravention of this Section 2.03 shall be subject to Section 3.05(b).

Section 2.04.     Similar Collateral and Agreements. The parties hereto acknowledge and agree that it is their intention that the Priority Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing, the parties hereto agree (a) to cooperate in good faith in order to determine, upon any reasonable request by the Priority Lien Agent or the Second Lien Agent, the specific assets included in the Priority Lien Collateral and the Second Lien Collateral, the steps taken to perfect the Priority Liens and the Second Liens thereon and the identity of the respective parties obligated under the Priority Lien Documents and the Second Lien Documents in respect of the Priority Lien Obligations and the Second Lien Obligations, respectively, (b) that the Second Lien Security Documents creating Liens on the Collateral shall be in all material respects the same forms of documents as the respective Priority Lien Security Documents creating Liens on the Collateral other than (i) with respect to the priority nature of the Liens created thereunder in such Collateral, (ii) such modifications to such Second Lien Security Documents which are less restrictive than the corresponding Priority Lien Security Documents, and (iii) provisions in the Second Lien Security Documents which are solely applicable to the rights and duties of the Second Lien Secured Parties and (c) that at no time shall there be any Grantor that is an obligor in respect of the Second Lien Obligations that is not also an obligor in respect of the Priority Lien Obligations.

Section 2.05.     No Duties of Priority Lien Agent. The Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, acknowledges and agrees that neither the Priority Lien Agent nor any other Priority Lien Secured Party shall have any duties or other obligations to any such Second Lien Secured Party with respect to any Collateral, other than to transfer to the Second Lien Agent any remaining Collateral and any proceeds of the sale or other Disposition of any such Collateral remaining in its possession following the associated Discharge of Priority Lien Obligations, in each case without representation or warranty on the part of the Priority Lien Agent or any Priority Lien Secured Party. In furtherance of the foregoing, each Second Lien Secured Party acknowledges and agrees that until the Discharge of Priority Lien Obligations (subject to the terms of Section 3.02, including the rights of the Second Lien Secured Parties following the expiration of the Standstill Period), the Priority Lien Agent shall be entitled, for the benefit of the Priority Lien Secured Parties, to sell, transfer or otherwise Dispose of or deal with such Collateral, as provided herein and in the Priority Lien Documents, without regard to any Second Lien or any rights to which the Second Lien Agent or any Second Lien Secured Party would otherwise be entitled as a result of such Second Lien. Without limiting the foregoing, the Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, agrees that neither the Priority Lien Agent nor any other Priority Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Collateral, or to sell, Dispose of or otherwise liquidate all or any portion of such Collateral, in any manner that would maximize the return to the Second Lien Secured Parties, notwithstanding that the order and timing of any such realization, sale, Disposition or liquidation may affect the amount of proceeds actually received by the Second Lien Secured Parties from such realization, sale, Disposition or liquidation. The Second Lien Agent, for itself and on behalf of each of the Second Lien Secured Parties, waives any claim such Second Lien Secured Party may now or hereafter have against the Priority Lien Agent or any other Priority Lien Secured Party arising out of any actions which the Priority Lien Agent or the Priority Lien Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral, and actions with respect to the collection of any claim for all or any part of the Priority Lien Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the Priority Lien Documents or the valuation, use, protection or release of any security for the Priority Lien Obligations.

ARTICLE III
ENFORCEMENT RIGHTS; PURCHASE OPTION

Section 3.01.     Limitation on Enforcement Action. Prior to the Discharge of Priority Lien Obligations, the Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, hereby agrees that, subject to Section 3.05(b) and Section 4.07, none of the Second Lien Agent or any other Second Lien Secured Party shall commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Collateral under any Second Lien Security Document, applicable law or otherwise (including but not limited to any right of setoff), it being agreed that only the Priority Lien Agent, acting in accordance with the applicable Priority Lien Documents, shall have the exclusive right (and whether or not any Insolvency or Liquidation Proceeding has been commenced), to take any such actions or exercise any such remedies, in each case, without any consultation with or the consent of the Second Lien Agent or any other Second Lien Secured Party. In exercising rights and remedies with respect to the Collateral, the Priority Lien Agent and the other Priority Lien Secured Parties may enforce the provisions of the Priority Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion and regardless of whether such exercise and enforcement is adverse to the interest of any Second Lien Secured Party. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. Without limiting the generality of the foregoing, the Priority Lien Agent will have the exclusive right to deal with that portion of the Collateral consisting of deposit accounts and securities accounts (collectively “Accounts”), including exercising rights under control agreements with respect to such Accounts. Each of the Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Security Document, any other Second Lien Document, as applicable, shall be deemed to restrict in any way the rights and remedies of the Priority Lien Agent or the other Priority Lien Secured Parties with respect to the Collateral as set forth in this Agreement. Notwithstanding the foregoing, subject to Section 3.05, the Second Lien Agent, on behalf of the Second Lien Secured Parties, may, but will have no obligation to, take all such actions (not adverse to the Priority Liens or the rights of the Priority Lien Agent and the Priority Lien Secured Parties) it deems necessary to perfect or continue the perfection of the Second Liens in the Collateral or to create, preserve or protect (but not enforce) the Second Liens in the Collateral. Nothing herein shall limit the right or ability of the Second Lien Secured Parties to (i) purchase (by credit bid or otherwise) all or any portion of the Collateral in connection with any enforcement of remedies by the Priority Lien Agent to the extent that, and so long as, the Priority Lien Secured Parties receive payment in full in cash of all Priority Lien Obligations upon giving effect thereto or (ii) file a proof of claim with respect to the Second Lien Obligations.

Section 3.02.     Standstill Period; Permitted Enforcement Action. Prior to the Discharge of Priority Lien Obligations and notwithstanding the foregoing Section 3.01, both before and during an Insolvency or Liquidation Proceeding after a period of 180 days has elapsed (which period will be tolled during any period in which the Priority Lien Agent is not entitled, on behalf of the Priority Lien Secured Parties, to enforce or exercise any rights or remedies with respect to any Collateral as a result of (A) any injunction issued by a court of competent jurisdiction or (B) the automatic stay or any other stay in any Insolvency or Liquidation Proceeding) since the later of (1) the date on which the Second Lien Debt is accelerated or (2) date on which the Second Lien Agent has delivered to the Priority Lien Agent written notice of the acceleration of any Second Lien Debt (the “Standstill Period”), the Second Lien Agent and the other Second Lien Secured Parties may enforce or exercise any rights or remedies with respect to any Collateral; provided, however that notwithstanding the expiration of the Standstill Period in no event may the Second Lien Agent or any other Second Lien Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the Priority Lien Agent on behalf of the Priority Lien Secured Parties or any other Priority Lien Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from, or modification of, the automatic stay or any other stay or other prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to the Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Lien Agent by the Priority Lien Agent); provided, further, that, at any time after the expiration of the Standstill Period, if neither the Priority Lien Agent nor any other Priority Lien Secured Party shall have commenced and be diligently pursuing (or shall have sought or requested relief from, or modification of, the automatic stay or any other stay or other prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof) the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding, and the Second Lien Agent shall have commenced the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding, then for so long as the Second Lien Agent is diligently pursuing such rights or remedies, none of any Priority Lien Secured Party or the Priority Lien Agent shall take any action of a similar nature with respect to such Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding; provided, further, that, if the Second Lien Agent or any Second Lien Secured Party exercises rights or remedies in accordance with the terms of this Section 3.02, then such Person shall promptly give notice thereof to the Priority Lien Agent.

Section 3.03.     Insurance. Unless and until the Discharge of Priority Lien Obligations has occurred (subject to the terms of Section 3.02, including the rights of the Second Lien Secured Parties following expiration of the Standstill Period), the Priority Lien Agent shall have the sole and exclusive right, subject to the rights of the Grantors under the Priority Lien Documents, to adjust and settle claims in respect of Collateral under any insurance policy in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of Priority Lien Obligations has occurred, and subject to the rights of the Grantors under the Priority Lien Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect to the Collateral shall be paid to the Priority Lien Agent pursuant to the terms of the Priority Lien Documents (including for purposes of cash collateralization of commitments, letters of credit and Hedging Obligations). If the Second Lien Agent or any Second Lien Secured Party shall, at any time prior to the Discharge of Priority Lien Obligations, receive any proceeds of any such insurance policy or any such award or payment in contravention of the foregoing, it shall forthwith pay such proceeds over to the Priority Lien Agent. In addition, if by virtue of being named as an additional insured or loss payee of any insurance policy of any Grantor covering any of the Collateral, the Second Lien Agent or any other Second Lien Secured Party shall have the right to adjust or settle any claim under any such insurance policy, then unless and until the Discharge of Priority Lien Obligations has occurred, the Second Lien Agent and any such Second Lien Secured Party shall promptly, without delay or hindrance, follow the instructions of the Priority Lien Agent, or of the Grantors under the Priority Lien Documents to the extent the Priority Lien Documents grant such Grantors the right to adjust or settle such claims, with respect to such adjustment or settlement (subject to the terms of Section 3.02, including the rights of the Second Lien Secured Parties following expiration of the Standstill Period).

Section 3.04.     Notification of Release of Collateral. Each of the Priority Lien Agent and the Second Lien Agent shall give the other Secured Debt Representative prompt written notice of the Disposition by it of, and Release by it of the Lien on, any Collateral. Such notice shall describe in reasonable detail the subject Collateral, the parties involved in such Disposition or Release, the place, time, manner and method thereof, and the consideration, if any, received therefor; provided, however, that the failure to give any such notice shall not in and of itself in any way impair the effectiveness of any such Disposition or Release.

Section 3.05.     No Interference; Payment Over.

(a)     No Interference. The Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, agrees that each Second Lien Secured Party (i) will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Second Lien pari passu with, or to give such Second Lien Secured Party any preference or priority relative to, any Priority Lien with respect to the Collateral or any part thereof, (ii) will not challenge or question in any proceeding the validity or enforceability of any Priority Lien Obligations or Priority Lien Document, or the validity, attachment, perfection or priority of any Priority Lien, or the validity or enforceability of the priorities, rights or duties established by the provisions of this Agreement, (iii) will not take or cause to be taken any action the purpose or effect of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other Disposition of the Collateral by any Priority Lien Secured Party or the Priority Lien Agent acting on their behalf, (iv) shall have no right to (A) direct the Priority Lien Agent or any other Priority Lien Secured Party to exercise any right, remedy or power with respect to any Collateral or (B) consent to the exercise by the Priority Lien Agent or any other Priority Lien Secured Party of any right, remedy or power with respect to any Collateral, (v) will not institute any suit or assert in any suit or Insolvency or Liquidation Proceeding any claim against the Priority Lien Agent or other Priority Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Priority Lien Agent nor any other Priority Lien Secured Party shall be liable for, any action taken or omitted to be taken by the Priority Lien Agent or other Priority Lien Secured Party with respect to any Priority Lien Collateral, (vi) prior to the Discharge of Priority Lien Obligations will not seek, and hereby waives any right, to have any Collateral or any part thereof marshaled upon any foreclosure or other Disposition of such Collateral, (vii) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement, (viii) will not object to forbearance by the Priority Lien Agent or any Priority Lien Secured Party, and (ix) prior to the Discharge of Priority Lien Obligations will not assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law.

(b)     Payment Over. The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, hereby agrees that if any Second Lien Secured Party shall obtain possession of any Collateral or shall realize any proceeds or payment in respect of any Collateral, pursuant to the exercise of any rights or remedies with respect to the Collateral under any Second Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding, to the extent permitted hereunder, at any time prior to the Discharge of Priority Lien Obligations secured, or intended to be secured, by such Collateral, then it shall hold such Collateral, proceeds or payment in trust for the Priority Lien Agent and the other Priority Lien Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Priority Lien Agent as promptly as practicable. Furthermore, the Second Lien Agent shall, at the Grantors’ expense, promptly send written notice to the Priority Lien Agent upon receipt of such Collateral, proceeds or payment by any Second Lien Secured Party and within three (3) days of such receipt, shall deliver such Collateral, proceeds or payment to the Priority Lien Agent in the same form as received, with any necessary endorsements, or as court of competent jurisdiction may otherwise direct. The Priority Lien Agent is hereby authorized to make any such endorsements as agent for the Second Lien Agent or any other Second Lien Secured Party. The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, agrees that if, at any time, it obtains written notice that all or part of any payment with respect to any Priority Lien Obligations previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the Priority Lien Agent any payment received by it and then in its possession or under its direct control in respect of any such Priority Lien Collateral and shall promptly turn any such Collateral then held by it over to the Priority Lien Agent, and the provisions set forth in this Agreement will be reinstated as if such payment had not been made, until the Discharge of Priority Lien Obligations. All Second Liens will remain attached to and enforceable against all proceeds so held or remitted, subject to the priorities set forth in this Agreement. Anything contained herein to the contrary notwithstanding, this Section 3.05(b) shall not apply to any proceeds of Collateral realized in a transaction not prohibited by the Priority Lien Documents and as to which the possession or receipt thereof by the Second Lien Agent or any other Second Lien Secured Party is otherwise permitted by the Priority Lien Documents.

Section 3.06.     Purchase Option.

(a)     Notwithstanding anything in this Agreement to the contrary, within sixty (60) days of the earlier of (i) the commencement of an Insolvency or Liquidation Proceeding or (ii) the acceleration of the Priority Lien Obligations, holders of the Second Lien Debt and each of their respective designated Affiliates (the “Second Lien Purchasers”) will have the right, at their sole option and election (but will not be obligated), at any time upon prior written notice to the Priority Lien Agent, to purchase from the Priority Lien Secured Parties (x) all (but not less than all, other than any Priority Lien Obligations constituting Excess Priority Lien Obligations) Priority Lien Obligations (including unfunded commitments) and (y) any loans provided by any of the Priority Lien Secured Parties in connection with a DIP Financing that are outstanding on the date of such purchase. Promptly following the receipt of such notice, the Priority Lien Agent will deliver to the Second Lien Agent a statement of the amount of Priority Lien Debt, other Priority Lien Obligations (other than any Priority Lien Obligations constituting Excess Priority Lien Obligations) and DIP Financing provided by any of the Priority Lien Secured Parties, if any, then outstanding and the amount of the cash collateral requested by the Priority Lien Agent to be delivered pursuant to Section 3.06(b)(ii) below. The right to purchase provided for in this Section 3.06 will expire unless, within 10 Business Days after the receipt by the Second Lien Agent of such statement from the Priority Lien Agent, the Second Lien Agent delivers to the Priority Lien Agent an irrevocable commitment of the Second Lien Purchasers to purchase (x) all (but not less than all, other than any Priority Lien Obligations constituting Excess Priority Lien Obligations) of the Priority Lien Obligations (including unfunded commitments) and (y) any loans provided by any of the Priority Lien Secured Parties in connection with a DIP Financing and to otherwise complete such purchase on the terms set forth under this Section 3.06.

(b)     On the date specified by the Second Lien Agent (on behalf of the Second Lien Purchasers) in such irrevocable commitment (which shall not be less than five Business Days nor more than 20 Business Days, after the receipt by the Priority Lien Agent of such irrevocable commitment), the Priority Lien Secured Parties shall sell to the Second Lien Purchasers (x) all (but not less than all, other than any Priority Lien Obligations constituting Excess Priority Lien Obligations (such period from the date of receipt by the Priority Lien Agent of such irrevocable commitment to such date specified by the Second Lien Agent for such sale in such irrevocable commitment the “Pendency Period”)) of the Priority Lien Obligations (including unfunded commitments) and (y) any loans provided by any of the Priority Lien Secured Parties in connection with a DIP Financing that are outstanding on the date of such sale, subject to any required approval of any Governmental Authority then in effect, if any, and only if on the date of such sale, the Priority Lien Agent receives the following:

(i)     payment, as the purchase price for all Priority Lien Obligations sold in such sale, of an amount equal to the full par value amount of (x) all Priority Lien Obligations (other than outstanding letters of credit as referred to in clause (ii) below) other than any Priority Lien Obligations constituting Excess Priority Lien Obligations to the extent not purchased and (y) loans provided by any of the Priority Lien Secured Parties in connection with a DIP Financing then outstanding (including principal, interest, fees, reasonable attorneys’ fees and legal expenses, but excluding contingent indemnification obligations for which no claim or demand for payment has been made at or prior to such time); provided that in the case of Hedging Obligations that constitute Priority Lien Obligations the Second Lien Purchasers shall cause the applicable agreements governing such Hedging Obligations to be assigned and novated or, if such agreements have been terminated, such purchase price shall include an amount equal to the sum of any unpaid amounts then due in respect of such Hedging Obligations, calculated in accordance with the terms of such Hedging Obligation and after giving effect to any netting arrangements;

(ii)     a cash collateral deposit in such amount as the Priority Lien Agent determines is reasonably necessary to secure the payment of any outstanding letters of credit constituting Priority Lien Obligations that may become due and payable after such sale (but not in any event in an amount greater than one hundred five percent (105%) of the amount then reasonably estimated by the Priority Lien Agent to be the aggregate outstanding amount of such letters of credit at such time), which cash collateral shall be (A) held by the issuer of such letters of credit as security solely to reimburse the issuers of such letters of credit that become due and payable after such sale and any fees and expenses incurred in connection with such letters of credit and (B) returned to the Second Lien Agent (except as may otherwise be required by applicable law or any order of any court or other Governmental Authority) promptly after the expiration or termination from time to time of all payment contingencies affecting such letters of credit; and

(iii)     any agreements, documents or instruments which the Priority Lien Agent may reasonably request pursuant to which the Second Lien Agent and the Second Lien Purchasers in such sale expressly assume and adopt all of the obligations of the Priority Lien Agent and the Priority Lien Secured Parties under the Priority Lien Documents and in connection with loans provided by any of the Priority Lien Secured Parties in connection with a DIP Financing on and after the date of the purchase and sale and the Second Lien Agent (or any other representative appointed by the holders of a majority in aggregate principal amount of the Second Lien Notes then outstanding) becomes a successor agent thereunder.

(iv)     During the Pendency Period, the Priority Lien Secured Parties shall refrain from exercising remedies (subject to exigent circumstances).

(c)     Such purchase of the Priority Lien Obligations (including unfunded commitments) and any loans provided by any of the Priority Lien Secured Parties in connection with a DIP Financing shall be made on a pro rata basis among the Second Lien Purchasers giving notice to the Priority Lien Agent of their interest to exercise the purchase option hereunder according to each such Second Lien Purchaser’s portion of the Second Lien Debt outstanding on the date of purchase or such portion as such Second Lien Purchasers may otherwise agree among themselves. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Priority Lien Agent as the Priority Lien Agent may designate in writing to the Second Lien Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such sale occurs if the amounts so paid by the Second Lien Purchasers to the bank account designated by the Priority Lien Agent are received in such bank account prior to 12:00 noon, New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the Second Lien Purchasers to the bank account designated by the Priority Lien Agent are received in such bank account later than 12:00 noon, New York City time.

(d)     Such sale shall be expressly made without representation or warranty of any kind by the Priority Lien Secured Parties as to the Priority Lien Obligations, the Collateral or otherwise and without recourse to any Priority Lien Secured Party, except that the Priority Lien Secured Parties shall represent and warrant severally as to the Priority Lien Obligations (including unfunded commitments) and any loans provided by any of the Priority Lien Secured Parties in connection with a DIP Financing then owing to it: (i) that such applicable Priority Lien Secured Party owns such Priority Lien Obligations (including unfunded commitments) and any loans provided by any of the Priority Lien Secured Parties in connection with a DIP Financing; and (ii) that such applicable Priority Lien Secured Party has the necessary corporate or other governing authority to assign such interests.

(e)     After such sale becomes effective, the outstanding letters of credit will remain enforceable against the issuers thereof and will remain secured by the Priority Liens upon the Collateral in accordance with the applicable provisions of the Priority Lien Documents as in effect at the time of such sale, and the issuers of letters of credit will remain entitled to the benefit of the Priority Liens upon the Collateral and sharing rights in the proceeds thereof in accordance with the provisions of the Priority Lien Documents as in effect at the time of such sale, as fully as if the sale of the Priority Lien Debt had not been made, but, except with respect to cash collateral held by the issuers of such letters of credit, only the Person or successor agent to whom the Priority Liens are transferred in such sale will have the right to foreclose upon or otherwise enforce the Priority Liens and only the Second Lien Purchasers in the sale will have the right to direct such Person or successor as to matters relating to the foreclosure or other enforcement of the Priority Liens.

ARTICLE IV
OTHER AGREEMENTS

Section 4.01.     Release of Liens; Automatic Release of Second Liens. (a) Prior to the Discharge of Priority Lien Obligations, the Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, agrees that, in the event the Priority Lien Secured Parties release their Lien on any Collateral, the Second Lien on such Collateral shall terminate and be released automatically and without further action if (i) such release is in connection with a sale, transfer or other disposition of Collateral in a transaction or circumstance that does not violate Section 7.26 of the Second Lien Indenture (or any similar provision of any other Second Lien Document), (ii) such release is effected in connection with the Priority Lien Agent’s foreclosure upon, or other exercise of rights or remedies with respect to, such Collateral, or (iii) such release is effected in connection with a sale or other Disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Priority Lien Secured Parties shall have consented to such sale or Disposition of such Collateral; provided that, in the case of each of clauses (i), (ii) and (iii), the Second Liens on such Collateral shall attach to (and shall remain subject and subordinate to all Priority Liens securing Priority Lien Obligations, subject to the Priority Lien Cap) any proceeds of a sale, transfer or other Disposition of Collateral not paid to the Priority Lien Secured Parties or that remain after the Discharge of Priority Lien Obligations.

(b)     The Second Lien Agent agrees to execute and deliver (at the sole cost and expense of the Grantors) all such releases and other instruments as shall reasonably be requested by the Priority Lien Agent to evidence and confirm any release of Collateral provided for in this Section 4.01.

Section 4.02.     Certain Agreements With Respect to Insolvency or Liquidation Proceedings. The parties hereto acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code and shall continue in full force and effect, notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against Goodrich or any subsidiary of Goodrich. All references in this Agreement to Goodrich or any subsidiary of Goodrich or any other Grantor will include such Person or Persons as a debtor-in-possession and any receiver or trustee for such Person or Persons in an Insolvency or Liquidation Proceeding. For the purposes of this Section 4.02, unless otherwise provided herein, clauses (b) through and including (o) shall be in full force and effect prior to the Discharge of Priority Lien Obligations.

(b)     If Goodrich or any of its subsidiaries shall become subject to any Insolvency or Liquidation Proceeding and shall, as debtor(s)-in-possession, or if any receiver or trustee for such Person or Persons shall, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, the Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, agrees that neither it nor any other Second Lien Secured Party will raise any objection, contest or oppose, and each Second Lien Secured Party will waive any claim such Person may now or hereafter have, to any such financing or to the Liens on the Collateral securing the same (“DIP Financing Liens”), or to any use, sale or lease of cash collateral that constitutes Collateral or to any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless (A) the Priority Lien Agent or the Priority Lien Secured Parties oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral or (B) (1) the sum of (x) the aggregate principal amount of the DIP Financing, (y) the aggregate amount of Indebtedness for borrowed money constituting principal outstanding under the Priority Lien Documents and (z) the aggregate face amount of any letters of credit issued and outstanding under the Priority Lien Documents exceeds (2) the sum of (x) the amount of the Priority Lien Obligations “rolled up” or otherwise refinanced by such DIP Financing, if any, plus (y) $10,000,000. To the extent such DIP Financing Liens are senior to, or rank pari passu with, the Priority Liens, the Second Lien Agent will, for itself and on behalf of the other Second Lien Secured Parties, subordinate the Second Liens on the Collateral to the Priority Liens and to such DIP Financing Liens, so long as the Second Lien Agent, on behalf of the Second Lien Secured Parties, retains Liens on all the Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, with the same priority relative to the Priority Liens as existed prior to the commencement of the case under the Bankruptcy Code. If the Priority Lien Secured Parties are granted adequate protection Liens on post-petition assets of Goodrich to secure Priority Lien Obligations in connection with the DIP Financing, the Second Lien Secured Parties shall have the right to request adequate protection Liens on post-petition assets of Goodrich to secure the Second Lien Obligations in connection with the DIP Financing (which Liens shall be junior to the adequate protection Liens and prepetition Liens of the Priority Lien Secured Parties) and the Priority Lien Secured Parties shall not object to such a request by the Second Lien Secured Parties. For the avoidance of doubt, nothing in this Section 4.02(b) shall limit or impair the right of the Second Lien Agent to object to any motion regarding DIP Financing or cash collateral to the extent that the objection could be asserted in an Insolvency or Liquidation Proceeding by unsecured creditors generally, is not otherwise prohibited by the terms of this Agreement and is not based on the status of any Second Lien Secured Party as a holder of a Lien.

(c)     Prior to the Discharge of Priority Lien Obligations, without the consent of the Priority Lien Agent, in its sole discretion, the Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, agrees not to propose, support or enter into any DIP Financing; provided that if no Priority Lien Secured Party offers to provide DIP Financing within the amount permitted under clause (B)(2) of Section 4.02(b) on or before the date of the hearing to approve a DIP Financing, then a Second Lien Secured Party may seek to provide such DIP Financing secured by Liens equal or senior in priority to the Liens securing the Priority Lien Obligations and the Priority Lien Secured Parties may object thereto on any and all grounds; provided that such DIP Financing may not “roll-up” or otherwise refinance any pre-petition Second Lien Obligations.

(d)     The Second Lien Agent, for itself and on behalf of each Second Lien Secured Party, agrees that it will not object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) a sale or other Disposition, a motion to sell or Dispose or the bidding procedure for such sale or Disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Priority Lien Secured Parties shall have consented to such sale or Disposition, such motion to sell or Dispose or such bidding procedure for such sale or Disposition of such Collateral and all Priority Liens and Second Liens will attach to the proceeds of the sale in the same respective priorities as set forth in this Agreement; provided that (i) no motion or order regarding such sale or other Disposition shall impair the rights of the Second Lien Secured Parties under Section 363(k) of the Bankruptcy Code and (ii) the Priority Lien Cap shall be reduced by an amount equal to the net cash proceeds of any such sale or other Disposition which are used to pay the principal or face amount of the Priority Lien Obligations.

(e)     The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, waives any claim that may be had against the Priority Lien Agent or any other Priority Lien Secured Party arising out of any DIP Financing Liens, request for adequate protection or administrative expense priority under Section 364 of the Bankruptcy Code (in each case, that is granted in a manner that is consistent with this Agreement).

(f)     The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, agrees that neither the Second Lien Agent nor any other Second Lien Secured Party, will file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral, nor object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) (i) any request by the Priority Lien Agent or any other Priority Lien Secured Party for adequate protection or (ii) any objection by the Priority Lien Agent or any other Priority Lien Secured Party to any motion, relief, action or proceeding based on the Priority Lien Agent or Priority Lien Secured Parties claiming a lack of adequate protection, except that the Second Lien Secured Parties may:

(A)     freely seek and obtain relief granting adequate protection in the form of a replacement lien co-extensive in all respects with, but subordinated (as set forth in Section 2.01) to, and with the same relative priority to the Priority Liens as existed prior to the commencement of the Insolvency or Liquidation Proceeding, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the Priority Lien Secured Parties; and

(B)     freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

(g)     The Second Lien Agent, for itself and on behalf of each of the other of the Second Lien Secured Parties, waives any claim it or any such other Second Lien Secured Party may now or hereafter have against the Priority Lien Agent or any other Priority Lien Secured Party (or their representatives) arising out of any election by the Priority Lien Agent or any Priority Lien Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code.

(h)     The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, agrees that in any Insolvency or Liquidation Proceeding, neither the Second Lien Agent nor any other Second Lien Secured Party shall support or vote to accept any plan of reorganization or disclosure statement of Goodrich or any other Grantor unless (i) such plan is accepted by the Class of Priority Lien Secured Parties in accordance with Section 1126(c) of the Bankruptcy Code or otherwise provides for the payment in full in cash of all Priority Lien Obligations (including all post-petition interest approved by the bankruptcy court, fees and expenses and cash collateralization of all letters of credit) on the effective date of such plan of reorganization, or (ii) such plan provides on account of the Priority Lien Secured Parties for the retention by the Priority Lien Agent, for the benefit of the Priority Lien Secured Parties, of the Liens on the Collateral securing the Priority Lien Obligations, and on all proceeds thereof whenever received, and such plan also provides that any Liens retained by, or granted to, the Second Lien Agent are only on property securing the Priority Lien Obligations and shall have the same relative priority with respect to the Collateral or other property, respectively, as provided in this Agreement with respect to the Collateral. Except as provided herein, each of the Second Lien Secured Parties shall remain entitled to vote their claims in any such Insolvency or Liquidation Proceeding.

(i)     The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, agrees that neither the Second Lien Agent nor any other Second Lien Secured Party shall seek relief, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral without the prior written consent of the Priority Lien Agent.

(j)     The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, agrees that neither the Second Lien Agent nor any other Second Lien Secured Party shall oppose or seek to challenge any claim by the Priority Lien Agent or any other Priority Lien Secured Party for allowance or payment in any Insolvency or Liquidation Proceeding of Priority Lien Obligations consisting of post-petition interest, fees or expenses or cash collateralization of all letters of credit to the extent of the value of the Priority Liens (it being understood that such value will be determined without regard to the existence of the Second Liens on the Collateral). Neither Priority Lien Agent nor any other Priority Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Agent or any other Second Lien Secured Party for allowance or payment in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Second Liens, on the Collateral.

(k)     Without the express written consent of the Priority Lien Agent, none of the Second Lien Agent or any other Second Lien Secured Party shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving any Grantor, (i) oppose, object to or contest the determination of the extent of any Liens held by any of Priority Lien Secured Party or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) oppose, object to or contest the payment to the Priority Lien Secured Party of interest, fees or expenses under Section 506(b) of the Bankruptcy Code subject to the Priority Lien Cap.

(l)     Notwithstanding anything to the contrary contained herein, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, agrees that, any distribution or recovery they may receive in respect of any Collateral shall be segregated and held in trust and forthwith paid over to the Priority Lien Agent for the benefit of the Priority Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Second Lien Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the Priority Lien Agent, and any officer or agent of the Priority Lien Agent, with full power of substitution, the attorney-in-fact of each Second Lien Secured Party for the limited purpose of carrying out the provisions of this Section 4.02(l) and taking any action and executing any instrument that the Priority Lien Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02(l), which appointment is irrevocable and coupled with an interest.

(m)     The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, hereby agrees that the Priority Lien Agent shall have the exclusive right to credit bid the Priority Lien Obligations and further that none of the Second Lien Agent or any other Second Lien Secured Party shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be) oppose, object to or contest such credit bid by the Priority Lien Agent.

(n)     Without the consent of the Priority Lien Agent in its sole discretion, the Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, agrees it will not file an involuntary bankruptcy claim or seek the appointment of an examiner or a trustee for Goodrich or any of its subsidiaries.

(o)     The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, waives any right to assert or enforce any claim under Section 506(c) or 552 of the Bankruptcy Code as against any Priority Lien Secured Party or any of the Collateral, except as expressly permitted by this Agreement.

Section 4.03.     Reinstatement. If any Priority Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount (a “Recovery”) for any reason whatsoever, then the Priority Lien Obligations shall be reinstated to the extent of such Recovery and the Priority Lien Secured Parties shall be entitled to a reinstatement of Priority Lien Obligations with respect to all such recovered amounts. The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, agrees that if, at any time, a Second Lien Secured Party receives notice of any Recovery, the Second Lien Agent or any other Second Lien Secured Party shall promptly pay over to the Priority Lien Agent any payment received by it and then in its possession or under its control in respect of any Collateral subject to any Priority Lien securing such Priority Lien Obligations and shall promptly turn any Collateral subject to any such Priority Lien then held by it over to the Priority Lien Agent, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made. If this Agreement shall have been terminated prior to any such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any amounts received by the Second Lien Agent or any other Second Lien Secured Party and then in its possession or under its control on account of the Second Lien Obligations after the termination of this Agreement shall, in the event of a reinstatement of this Agreement pursuant to this Section 4.03, be held in trust for and paid over to the Priority Lien Agent for the benefit of the Priority Lien Secured Parties for application to the reinstated Priority Lien Obligations until the discharge thereof. This Section 4.03 shall survive termination of this Agreement.

Section 4.04.     Refinancings.

(a)     The Priority Lien Obligations and the Second Lien Obligations may be Replaced by any Priority Substitute Credit Facility or Second Lien Substitute Facility, as the case may be, in each case without notice to, or the consent of, any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, that (i) the Priority Lien Agent and the Second Lien Agent shall receive on or prior to incurrence of a Priority Substitute Credit Facility or Second Lien Substitute Facility (A) an Officers’ Certificate from Goodrich stating that (I) the incurrence thereof is permitted by each applicable Secured Debt Document to be incurred and (II) the requirements of Section 4.06 have been satisfied, and (B) a Priority Confirmation Joinder from the holders or lenders of any indebtedness that Replaces the Priority Lien Obligations or the Second Lien Obligations (or an authorized agent, trustee or other representative on their behalf), (ii) the aggregate outstanding principal amount of the Priority Lien Obligations, after giving effect to such Priority Substitute Credit Facility, shall not exceed the Priority Lien Cap, (iii) in the case of a Second Lien Substitute Facility, (A) the final maturity of the Second Lien Debt incurred pursuant to such Second Lien Substitute Facility is at least 180 days after the final maturity of the Priority Lien Debt (as in effect on the date such Second Lien Substitute Facility is entered into) and (B) the terms of such Second Lien Substitute Facility taken as a whole (I) other than fees and interest are not materially less favorable to the obligor thereunder than the original terms of the Second Lien Indenture and Second Lien Notes and (II) shall not contain any default, event of default or covenant that is materially adverse to the obligor thereunder than the original terms of the Second Lien Indenture and Second Lien Notes unless such additional  default, event of default or covenant would also be added to the Priority Lien Documents and (iv) on or before the date of such incurrence, such Priority Substitute Credit Facility or Second Lien Substitute Facility is designated by Goodrich, in an Officers’ Certificate delivered to the Priority Lien Agent and the Second Lien Agent, as “Priority Lien Debt” or “Second Lien Debt”, as applicable, for the purposes of the Secured Debt Documents and this Agreement.

(b)     Notwithstanding the foregoing, nothing in this Agreement will be construed to allow Goodrich or any other Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Secured Debt Document.

(c)     Each of the then-existing Priority Lien Agent and the Second Lien Agent shall be authorized to execute and deliver such documents and agreements (including amendments or supplements to this Agreement) as such holders, lenders, agent, trustee or other representative may reasonably request to give effect to any such Replacement, it being understood that the Priority Lien Agent and the Second Lien Agent or (if permitted by the terms of the applicable Secured Debt Documents) the Grantors, without the consent of any other Secured Party or (in the case of the Grantors) one or more Secured Debt Representatives, may amend, supplement, modify or restate this Agreement to the extent necessary or appropriate to facilitate such amendments or supplements to effect such Replacement or incurrence all at the expense of the Grantors. Upon the consummation of such Replacement or incurrence and the execution and delivery of the documents and agreements contemplated in the preceding sentence, the holders or lenders of such indebtedness and any authorized agent, trustee or other representative thereof shall be entitled to the benefits of this Agreement.

Section 4.05.     Amendments to Priority Lien Documents and Second Lien Documents.

(a)     Prior to the Discharge of Priority Lien Obligations, without the prior written consent of the Priority Lien Agent and the Required Priority Lien Secured Parties (unless permitted by the terms of any Priority Substitute Credit Facility then in effect), no Second Lien Document may be amended, supplemented, restated or otherwise modified and/or refinanced or entered into to the extent such amendment, supplement, restatement or modification and/or refinancing, or the terms of any new Second Lien Document, would (i) modify a covenant or event of default that directly restricts one or more Grantors from making payments on the Priority Lien Obligations that would otherwise be permitted under this Agreement and the Second Lien Documents as in effect on the date hereof, (ii) shorten the final maturity or weighted average life to maturity of the Second Lien Obligations, (iii) add any additional Property as collateral for the Second Lien Obligations unless such Property is added as collateral for the Priority Lien Obligations (iv) provide for any Person to issue a guarantee or be required to issue a guarantee unless such Person guarantees the Priority Lien Obligations, (v) add or provide for any increase in, or shorten the period for payment of, any mandatory prepayment or redemption provisions or shorten the period for reinvestment of any net cash proceeds (other than change of control or asset sale tender offer provisions substantially similar to those applicable under the Second Lien Documents, as in effect on the date hereof, or otherwise customary in the market at the time of such amendment, exchange or refinancing), (vi) increase the interest rate or yield, including by increasing the “applicable margin” or similar component of the interest rate, by imposing fees or premiums, or by modifying the method of computing interest, or modifying or implementing any commitment, consent, facility, utilization, make-whole or similar fee so that the aggregate yield is in excess of the total yield on the Second Lien Obligations as in effect on the issue date thereof (excluding increases resulting from the accrual of interest at the default rate), (vii) amend or otherwise modify any “Default” or “Event of Default” or covenants thereunder in a manner, taken as a whole, that is materially adverse to any Grantors unless such modification would also apply to the Priority Lien Documents, (viii) adversely affect the lien priority rights of the Priority Lien Secured Parties or (ix) contravene the provisions of this Agreement.

(b)     Prior to the Discharge of the Second Lien Obligations without the prior written consent of the Second Lien Agent and the Required Second Lien Secured Parties no Priority Lien Document may be amended, supplemented, restated or otherwise modified and/or refinanced or entered into to the extent such amendment, supplement, restatement or modification and/or refinancing would (i) modify a covenant or event of default that directly restricts one or more Grantors from making payments on the Second Lien Obligations that would otherwise be permitted under this Agreement and the Priority Lien Documents as in effect on the date hereof, (ii) shorten the final maturity of the Priority Lien Obligations, (iii) add any additional Property as collateral for the Priority Lien Obligations unless such Property is added as collateral for the Second Lien Obligations, (iv) provide for any Person to issue a guarantee or be required to issue a guarantee unless such Person guarantees the Second Lien Obligations or (v) contravene the provisions of this Agreement.

Section 4.06.     Legends. The Second Lien Agent acknowledges with respect to the Second Lien Indenture and the Second Lien Security Documents, that the Second Lien Indenture, the Second Lien Documents (other than control agreements to which both the Priority Lien Agent and the Second Lien Agent are parties), and each associated Security Document (other than control agreements to which both the Priority Lien Agent and the Second Lien Agent are parties) granting any security interest in the Collateral will contain the appropriate legend set forth on Annex I.

Section 4.07.     Second Lien Secured Parties Rights as Unsecured Creditors; Judgment Lien Creditor. Both before and during an Insolvency or Liquidation Proceeding, any of the Second Lien Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims; provided, however, that the Second Lien Secured Parties may not take any of the actions prohibited by Section 3.05(a) or Section 4.02 or any other provisions in this Agreement; provided, further, that in the event that any of the Second Lien Secured Parties becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Priority Lien Obligations and the Second Lien Obligations, as applicable) as the Second Liens are subject to this Agreement.

Section 4.08.     Postponement of Subrogation. The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, hereby agrees that no payment or distribution to any Priority Lien Secured Party pursuant to the provisions of this Agreement shall entitle any Second Lien Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Priority Lien Obligations shall have occurred. Following the Discharge of Priority Lien Obligations, but subject to the reinstatement as provided in Section 4.03, each Priority Lien Secured Party will execute such documents, agreements, and instruments as any Second Lien Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Priority Lien Obligations resulting from payments or distributions to such Priority Lien Secured Party by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Priority Lien Secured Party are paid by such Person upon request for payment thereof.

Section 4.09.     Acknowledgment by the Secured Debt Representatives. Each of the Priority Lien Agent, for itself and on behalf of the other Priority Lien Secured Parties, and the Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby acknowledges that this Agreement is a material inducement to enter into a business relationship, that each has relied on this Agreement to enter into the Priority Credit Agreement and the Second Lien Indenture, as applicable, and all documentation related thereto, and that each will continue to rely on this Agreement in their related future dealings.

Section 4.10.     Permitted Prepayments of Second Lien Obligations.

(a)     Until the Discharge of Priority Lien Obligations, unless otherwise permitted by the Priority Lien Agent or otherwise permitted by the terms of the Priority Lien Credit Agreement or, if the Priority Lien Credit Agreement has been Replaced by a Priority Substitute Credit Facility, the terms of such Priority Substitute Credit Facility, no Second Lien Secured Party may accept or retain any optional prepayment (howsoever described) of principal of the Second Lien Obligations; provided that the foregoing shall not prohibit a Second Lien Secured Party from receiving cash in lieu of fractional shares upon a retirement of Second Lien Obligations by exchanging such Second Lien Obligations for Capital Stock of the Parent Guarantor pursuant to the Second Lien Indenture.

(b)     Goodrich may retire any Second Lien Obligations by exchanging such Second Lien Obligations for Capital Stock of the Parent Guarantor (other than Disqualified Capital Stock (as defined in the Priority Credit Agreement)).

(c)     Notwithstanding anything to the contrary in this Section 4.10, the Second Lien Obligations may be refinanced in whole or in part so long as refinancing is permitted by the terms of the Priority Credit Agreement then in effect and Section 4.05 hereof.

ARTICLE V
GRATUITOUS BAILMENT FOR PERFECTION OF CERTAIN SECURITY INTERESTS

Section 5.01.     General. Prior to the Discharge of Priority Lien Obligations, the Priority Lien Agent agrees that if it shall at any time hold a Priority Lien on any Collateral that can be perfected by the possession or control of such Collateral or of any Account in which such Collateral is held, and if such Collateral or any such Account is in fact in the possession or under the control of the Priority Lien Agent, the Priority Lien Agent will serve as gratuitous bailee for the Second Lien Agent for the sole purpose of perfecting the Second Lien of the Second Lien Agent on such Collateral. It is agreed that the obligations of the Priority Lien Agent and the rights of the Second Lien Agent and the other Second Lien Secured Parties in connection with any such bailment arrangement will be in all respects subject to the provisions of Article II. Notwithstanding anything to the contrary herein, the Priority Lien Agent will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Second Lien on any such Collateral and shall have no responsibility, duty, obligation or liability to the Second Lien Agent or any other Second Lien Secured Party or any other Person for such perfection or failure to perfect, it being understood that the sole purpose of this Article is to enable the Second Lien Secured Parties to obtain a perfected Second Lien in such Collateral to the extent, if any, that such perfection results from the possession or control of such Collateral or any such Account by the Priority Lien Agent. The Priority Lien Agent acting pursuant to this Section 5.01 shall not have by reason of the Priority Lien Security Documents, the Second Lien Security Documents, this Agreement or any other document or theory, a fiduciary relationship in respect of any Priority Lien Secured Party, the Second Lien Agent or any Second Lien Secured Party. Subject to Section 4.03, from and after the Discharge of Priority Lien Obligations, the Priority Lien Agent shall take all such actions in its power as shall reasonably be requested by the Second Lien Agent (at the sole cost and expense of the Grantors) to transfer possession or control of such Collateral or any such Account (in each case to the extent the Second Lien Agent has a Lien on such Collateral or Account after giving effect to any prior or concurrent releases of Liens) to the Second Lien Agent for the benefit of all Second Lien Secured Parties.

Section 5.02.     Deposit Accounts. Prior to the Discharge of Priority Lien Obligations, to the extent that any Account is under the control of the Priority Lien Agent at any time, the Priority Lien Agent will act as gratuitous bailee for the Second Lien Agent for the purpose of perfecting the Liens of the Second Lien Secured Parties in such Accounts and the cash and other assets therein as provided in Section 5.01 (but will have no duty, responsibility or obligation to the Second Lien Secured Parties (including, without limitation, any duty, responsibility or obligation as to the maintenance of such control, the effect of such arrangement or the establishment of such perfection) except as set forth in the last sentence of this Section 5.02). Unless the Second Liens on such Collateral shall have been or concurrently are released, after the occurrence of Discharge of Priority Lien Obligations, the Priority Lien Agent shall, at the request of the Second Lien Agent, cooperate with the Grantors and the Second Lien Agent (at the expense of the Grantors) in permitting control of any other Accounts to be transferred to the Second Lien Agent (or for other arrangements with respect to each such Accounts satisfactory to the Second Lien Agent to be made).

ARTICLE VI
APPLICATION OF PROCEEDS; DETERMINATION OF AMOUNTS

Section 6.01.     Application of Proceeds. Prior to the Discharge of Priority Lien Obligations, and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, Collateral or proceeds received in connection with the enforcement or exercise of any rights or remedies with respect to any portion of the Collateral will be applied:

(i)     first, to the payment in full in cash of all Priority Lien Obligations that are not Excess Priority Lien Obligations,

(ii)     second, to the payment in full in cash of all Second Lien Obligations,

(iii)     third, to the payment in full in cash of all Excess Priority Lien Obligations; and

(iv)     fourth, to Goodrich or as otherwise required by applicable law.

Section 6.02.     Determination of Amounts. Whenever a Secured Debt Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Priority Lien Obligations (or the existence of any commitment to extend credit that would constitute Priority Lien Obligations), or Second Lien Obligations, or the existence of any Lien securing any such obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Secured Debt Representatives and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Secured Debt Representative shall fail or refuse to provide reasonably promptly the requested information, the requesting Secured Debt Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of Goodrich. Each Secured Debt Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to Goodrich or any of their subsidiaries, any Secured Party or any other Person as a result of such determination.

ARTICLE VII
NO RELIANCE; NO LIABILITY; OBLIGATIONS ABSOLUTE; CONSENT OF GRANTORS; ETC.

Section 7.01.     No Reliance; Information. The Priority Lien Secured Parties and the Second Lien Secured Parties shall have no duty to disclose to any Second Lien Secured Party or to any Priority Lien Secured Party, as the case may be, any information relating to Goodrich or any of the other Grantors, or any other circumstance bearing upon the risk of non-payment of any of the Priority Lien Obligations or the Second Lien Obligations that is known or becomes known to any of them or any of their Affiliates. In the event any Priority Lien Secured Party or any Second Lien Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to, any Second Lien Secured Party or any Priority Lien Secured Party, as the case may be, it shall be under no obligation (a) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (b) to provide any additional information or to provide any such information on any subsequent occasion or (c) to undertake any investigation.

Section 7.02.     No Warranties or Liability.

(a)     The Priority Lien Agent, for itself and on behalf of the other Priority Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Second Lien Agent nor any other Second Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(b)     The Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Priority Lien Agent nor any other Priority Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Priority Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(c)      The Priority Lien Agent and the other Priority Lien Secured Parties shall have no express or implied duty to the Second Lien Agent or any other Second Lien Secured Party and (ii) the Second Lien Agent and the other Second Lien Secured Parties shall have no express or implied duty to the Priority Lien Agent or any other Priority Lien Secured Party; in each case to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any Priority Lien Document or any Second Lien Document (other than, in each case, this Agreement), as applicable, regardless of any knowledge thereof which they may have or be charged with.

(d)     The Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, hereby waives any claim that may be had against the Priority Lien Agent or any other Priority Lien Secured Party arising out of any actions which the Priority Lien Agent or such Priority Lien Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any Collateral, and actions with respect to the collection of any claim for all or only part of the Priority Lien Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the Priority Lien Documents or the valuation, use, protection or release of any security for such Priority Lien Obligations.

Section 7.03.     Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the Priority Lien Agent and the other Priority Lien Secured Parties, the Second Lien Agent and the other Second Lien Secured Parties shall remain in full force and effect irrespective of:

(a)     any lack of validity or enforceability of any Secured Debt Document;

(b)     any change in the time, place or manner of payment of, or in any other term of (including the Replacing of), all or any portion of the Priority Lien Obligations, it being specifically acknowledged that a portion of the Priority Lien Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c)     any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Secured Debt Document;

(d)     the securing of any Priority Lien Obligations or Second Lien Obligations with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any Priority Lien Obligations or Second Lien Obligations;

(e)     the commencement of any Insolvency or Liquidation Proceeding in respect of Goodrich or any other Grantor; or

(f)     any other circumstances that otherwise might constitute a defense available to, or a discharge of, Goodrich or any other Grantor in respect of the Priority Lien Obligations or the Second Lien Obligations.

Section 7.04.     Grantors Consent. Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the Secured Debt Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein).

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Section 8.01.     Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a)     Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b)     This Agreement has been duly executed and delivered by such party.

(c)     The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority of which the failure to obtain could reasonably be expected to have a Material Adverse Effect (as defined in the Priority Credit Agreement), (ii) will not violate any applicable law or regulation or any order of any Governmental Authority or any indenture, agreement or other instrument binding upon such party which could reasonably be expected to have a Material Adverse Effect and (iii) will not violate the charter, by-laws or other organizational documents of such party.

Section 8.02.     Representations and Warranties of Each Representative. Each of the Priority Lien Agent and the Second Lien Agent represents and warrants to the other parties hereto that it is authorized under the Priority Credit Agreement and the Second Lien Indenture, as applicable, to enter into this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.01.     Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)     if to the Original Priority Lien Agent, to it at:

SunTrust Bank
3333 Peachtree Road, N.E. / 8th Floor
Atlanta, Georgia 30326
Attention: Brian Y. Guffin

With a copy to:

SunTrust Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, Georgia 30308

Attention: Agency Services Manager

Telecopy Number: (404) 221-2001

(b)     if to the Original Second Lien Agent, to it at:

Wilmington Trust, National Association
1590 N. Dallas Parkway, Suite 550
Dallas, TX 75248
Facsimile No.: (888) 316-6238
Attention: Goodrich Petroleum Administrator

(c)     if to any other Secured Debt Representative, to such address as specified in the Priority Confirmation Joinder.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to in writing among Goodrich, the Priority Lien Agent and the Second Lien Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Section 9.02.     Waivers; Amendment. No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)     Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Secured Debt Representative; provided, however, that this Agreement may be amended from time to time as provided in Section 4.04. Any amendment of this Agreement that is proposed to be effected without the consent of a Secured Debt Representative as permitted by the proviso to the preceding sentence shall be submitted to such Secured Debt Representative for its review at least 5 Business Days prior to the proposed effectiveness of such amendment.

Section 9.03.     Actions Upon Breach; Specific Performance. Prior to the Discharge of Priority Lien Obligations, if any Second Lien Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Grantor or the Collateral, such Grantor, with the prior written consent of the Priority Lien Agent, may interpose as a defense or dilatory plea the making of this Agreement, and any Priority Lien Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.

(b)     Prior to the Discharge of Priority Lien Obligations, should any Second Lien Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or take any other action in violation of this Agreement or fail to take any action required by this Agreement, the Priority Lien Agent or any other Priority Lien Secured Party (in its own name or in the name of the relevant Grantor) or the relevant Grantor, with the prior written consent of the Priority Lien Agent, (A) may obtain relief against such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Lien Agent on behalf of each Second Lien Secured Party that (I) the Priority Lien Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (II) each Second Lien Secured Party waives any defense that the Grantors and/or the Priority Lien Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages, and (B) shall be entitled to damages, as well as reimbursement for all reasonable and documented costs and expenses incurred in connection with any action to enforce the provisions of this Agreement.

Section 9.04.     Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

Section 9.05.     Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 9.06.     Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.07.     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.08.     Governing Law; Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)     Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c)     Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.09.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.10.     Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.11.     Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Secured Debt Documents, the provisions of this Agreement shall control.

Section 9.12.     Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the distinct and separate relative rights of the Priority Lien Secured Parties and the Second Lien Secured Parties. None of Goodrich, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 4.01, 4.02, 4.04, 4.05, or 4.10) is intended to or will amend, waive or otherwise modify the provisions of the Priority Credit Agreement or the Second Lien Indenture, as applicable) and except as expressly provided in this Agreement neither Goodrich nor any other Grantor may rely on the terms hereof (other than Sections 4.01, 4.02, 4.04, 4.05, or 4.10, Article V, Article VII and Article IX). Nothing in this Agreement is intended to or shall impair the obligations of Goodrich or any other Grantor, which are absolute and unconditional, to pay the Obligations under the Secured Debt Documents as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any Secured Debt Document, the Grantors shall not be required to act or refrain from acting pursuant to this Agreement, any Priority Lien Document or any Second Lien Document with respect to any Collateral in any manner that would cause a default under any Priority Lien Document.

Section 9.13.     Certain Terms Concerning the Second Lien Agent. The Second Lien Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to direction set forth in the Second Lien Indenture; and in so doing, the Second Lien Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Second Lien Agent shall have no duties or obligations under or pursuant to this Agreement other than such duties and obligations as may be expressly set forth in this Agreement as duties and obligations on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to the Agreement, the Second Lien Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Second Lien Indenture and the other Second Lien Documents.

Section 9.14.     Certain Terms Concerning the Priority Lien Agent and the Second Lien Agent. Neither of the Priority Lien Agent nor the Second Lien Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Neither of the Priority Lien Agent nor the Second Lien Agent shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or Goodrich) any amounts in violation of the terms of this Agreement, so long as the Priority Lien Agent or the Second Lien Agent, as the case may be, is acting in good faith. Each party hereto hereby acknowledges and agrees that each of the Priority Lien Agent and the Second Lien Agent is entering into this Agreement solely in its capacity under the Priority Lien Documents and the Second Lien Documents, respectively, and not in its individual capacity. (a) The Priority Lien Agent shall not be deemed to owe any fiduciary duty to the Second Lien Agent or any other Second Lien Secured Party and (b) the Second Lien Agent shall not be deemed to owe any fiduciary duty to the Priority Lien Agent or any other Priority Lien Secured Party.

Section 9.15.     Authorization of Secured Agents. By accepting the benefits of this Agreement and the other Priority Lien Security Documents, each Priority Lien Secured Party authorizes the Priority Lien Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith. By accepting the benefits of this Agreement and the other Second Lien Security Documents, each Second Lien Secured Party authorizes the Second Lien Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith.

Section 9.16.     Further Assurances. Each of the Priority Lien Agent, for itself and on behalf of the other Priority Lien Secured Party, the Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, and each Grantor party hereto, for itself and on behalf of its subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the Priority Lien Agent or the Second Lien Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

Section 9.17.     Relationship of Secured Parties. Nothing set forth herein shall create or evidence a joint venture, partnership or an agency or fiduciary relationship among the Secured Parties. None of the Secured Parties nor any of their respective directors, officers, agents or employees shall be responsible to any other Secured Party or to any other Person for any Grantor’s solvency, financial condition or ability to repay the Priority Lien Obligations or the Second Lien Obligations, or for statements of any Grantor, oral or written, or for the validity, sufficiency or enforceability of the Priority Lien Documents or the Second Lien Documents, or any security interests granted by any Grantor to any Secured Party in connection therewith. Each Secured Party has entered into its respective financing agreements with the Grantors based upon its own independent investigation, and neither the Priority Lien Agent nor the Second Lien Agent makes any warranty or representation to the other Secured Debt Representatives or the Secured Parties for which it acts as agent nor does it rely upon any representation of the other agents or the Secured Parties for which it acts as agent with respect to matters identified or referred to in this Agreement.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUNTRUST BANK, as Priority Lien Agent

By:

Name:     _______________________
Title:     _______________________

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Lien Agent

By:

Name:     _______________________

Title:     _______________________

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

GOODRICH PETROLEUM CORPORATION

By:

Name:     Michael J. Killelan

Title:     Senior Vice President, General Counsel and Corporate Secretary

GOODRICH PETROLEUM COMPANY, L.L.C.

By:

Name:     Michael J. Killelan

Title:          Senior Vice President, General Counsel and

Corporate Secretary

ANNEX I

Provision for the Second Lien Indenture and all Second Lien Security Documents that Grant a Security Interest in Collateral

Reference is made to the Intercreditor Agreement, dated as of May [ ], 2019, between SunTrust Bank, as Priority Lien Agent (as defined therein), and Wilmington Trust, National Association, as Second Lien Agent (as defined therein) and acknowledged and agreed by Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C. and certain of its subsidiaries (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”). Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the Second Lien Agent (as defined in the Intercreditor Agreement) on behalf of such Person to enter into, and perform under, the Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Person.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

EXHIBIT A
to Intercreditor Agreement

[FORM OF]
PRIORITY CONFIRMATION JOINDER

Reference is made to the Intercreditor Agreement, dated as of May [ ], 2019 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) between SunTrust Bank, as Priority Lien Agent for the Priority Lien Secured Parties (as defined therein), and Wilmington Trust, National Association, as Second Lien Agent for the Second Lien Secured Parties (as defined therein) and acknowledged and agreed by Goodrich Petroleum Corporation and certain of its subsidiaries.

Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Intercreditor Agreement. This Priority Confirmation Joinder is being executed and delivered pursuant to Section 4.04 of the Intercreditor Agreement as a condition precedent to the debt for which the undersigned is acting as representative being entitled to the rights and obligations of being [Priority][Second] Lien Obligations under the Intercreditor Agreement.

1.     Joinder. The undersigned, [_______________], a [_____________], (the “New Representative”) as [trustee] [collateral trustee] [administrative agent] [collateral agent] under that certain [describe applicable indenture, credit agreement or other document governing the [Priority][Second] Lien Obligations hereby:

(a)     represents that the New Representative has been authorized to become a party to the Intercreditor Agreement on behalf of the [Priority Lien Secured Parties under a Priority Substitute Credit Facility] [Second Lien Secured Parties under the Second Lien Substitute Facility] as [a Priority Lien Agent under a Priority Substitute Credit Facility] [a Second Lien Agent under a Second Lien Substitute Facility] under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof; and

(b)     agrees that its address for receiving notices pursuant to the Intercreditor Agreement shall be as follows:

[Address];

2.     Full Force and Effect of Intercreditor Agreement. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

3.     Governing Law and Miscellaneous Provisions. The provisions of Article IX of the Intercreditor Agreement will apply with like effect to this Priority Confirmation Joinder.

4.     Expenses. Goodrich agree to reimburse each Secured Debt Representative for its reasonable out of pocket expenses in connection with this Priority Confirmation Joinder, including the reasonable fees, other charges and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Priority Confirmation Joinder to be executed by their respective officers or representatives as of [_____________, 20___].

[insert name of New Representative]

By:

Name:

Title:

The Priority Lien Agent hereby acknowledges receipt of this Priority Confirmation Joinder [and agrees to act as Priority Lien Agent for the New Representative and the holders of the Obligations represented thereby]:

as Priority Lien Agent

By:

Name:

Title:

The Second Lien Agent hereby acknowledges receipt of this Priority Confirmation Joinder [and agrees to act as Second Lien Agent for the New Representative and the holders of the Obligations represented thereby]:

as Second Lien Agent

By:

Name:

Title:

Acknowledged and Agreed to by:

GOODRICH PETROLEUM CORPORATION

By:

Name:

Title:

GOODRICH PETROLEUM COMPANY, L.L.C.

By:

Name:

Title:

EXHIBIT B
to Intercreditor Agreement

SECURITY DOCUMENTS3

PART A.

List of Priority Lien Security Documents

1.

Second Amended and Restated Guarantee and Collateral Agreement, dated as of May 14, 2019 (as amended, modified, supplemented or amended and restated from time to time) among Goodrich, each subsidiary of Goodrich party thereto and the Priority Lien Agent as Administrative Agent for the Priority Lien Secured Parties

2.

Each mortgage and deed of trust executed and delivered by Goodrich Petroleum Company, L.L.C. or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Priority Lien Agent, to secure the Priority Lien Obligations, except to the extent released by the Priority Lien Agent in accordance with this Agreement and the Priority Lien Security Documents.

3.	Each UCC Financing Statement filed in connection with the documents listed in items 1 and 2 of this Part A.

4.

Deposit Account Control Agreement, dated as of May [ ], 2019, among Goodrich Petroleum Company, L.L.C., JPMorgan Chase Bank, N.A., as depository bank, the Priority Lien Agent and Wilmington Trust, National Association, as the Second Lien Agent.

PART B.

List of Second Lien Security Documents

1.

Second Lien Collateral Agreement, dated as of May [ ], 2019 (as amended, modified, supplemented or amended and restated from time to time) among Goodrich, each subsidiary of Goodrich party thereto and Wilmington Trust, National Association, as the Collateral Agent.

2.

Each mortgage and deed of trust entered into from time to time, executed and delivered by Goodrich Petroleum Company, L.L.C. or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Second Lien Agent, to secure the Second Lien Obligations, except to the extent released by the Second Lien Agent in accordance with this Agreement and the Second Lien Security Documents.

3.	Each UCC Financing Statement filed in connection with the documents listed in items 2 and 3 of this Part B.

4.

Deposit Account Control Agreement, dated as of May [ ], 2019, among Goodrich Petroleum Company, L.L.C., JPMorgan Chase Bank, N.A., as depository bank, the Priority Lien Agent and Wilmington Trust, National Association, as the Second Lien Agent.

Exhibit C

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (including all exhibits hereto and as may be amended, supplemented or amended and restated from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of May [●], 2019, by and among Goodrich Petroleum Corporation, a corporation incorporated under the laws of Delaware (the “Company”), and certain funds and accounts managed by Franklin Advisers, Inc., as investment manager, and any additional parties identified on the signature pages of any joinder agreement executed and delivered pursuant hereto (each a “Holder” and collectively, the “Holders”).

WHEREAS, this Agreement is made in connection with the issuance and sale of the Initial Notes pursuant to that certain Note Purchase Agreement, dated as of May 14, 2019, by and among the Company and the Initial Holders (the “Note Purchase Agreement”);

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Holders.

WHEREAS, the Company and the Initial Holders have agreed to enter into this Agreement pursuant to which the Company shall grant the Holders registration rights with respect to the Registrable Securities in furtherance of the foregoing.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Initial Holders agree as follows:

1.     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Advice” has the meaning set forth in Section 15(c).

“Affiliate” means, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly (including through one or more intermediaries), of the power or authority to direct or cause the direction of management, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“beneficially own” (and related terms such as “beneficial ownership” and “beneficial owner”) shall have the meaning given to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule.

“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday or Sunday or a day on which commercial banks in New York City are required by law to be closed.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the shares of the Company’s common stock, par value $0.01 per share, and any securities into which such shares of common stock may hereinafter be reclassified.

“Company” has the meaning set forth in the Preamble.

“Conversion Shares” means the shares of Common stock issuable upon conversion of the Notes.

“Counsel to the Holders” means (i) with respect to any Demand Registration, the counsel selected by the Holders of a majority of the Registrable Securities initially requesting such Demand Registration and (ii) with respect to any Underwritten Takedown or Piggyback Registration, the counsel selected by the Majority Holders.

“Demand Registration Request” has the meaning set forth in Section 4(a).

“Effective Date” means the date that a Registration Statement filed pursuant to this Agreement is first declared effective by the Commission.

“Equity Holders” means, collectively, each Person that is a “Holder” (as defined in the Equity Registration Rights Agreement) as of the relevant determination date.

“Equity Registration Rights Agreement” means that certain registration rights agreement (including all exhibits thereto and as may be amended, supplemented or amended and restated from time to time in accordance with the terms thereof) made and entered into as of October 12, 2016, by and among the Company and the other parties identified on Schedule I thereto who were issued shares of the Company’s Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” has the meaning set forth in Section 9.

“Form S-1” means form S-1 under the Securities Act, or any other form hereafter adopted by the Commission for the general registration of securities under the Securities Act.

“Form S-3” means form S-3 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-3.

“Form S-4” means form S-4 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-4.

“Form S-8” means form S-8 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-8.

“Grace Period” has the meaning set forth in Section 6(a)(B).

“Holder” or “Holders” has the meaning set forth in the Preamble. A Person shall cease to be a Holder hereunder at such time as it ceases to hold any Registrable Securities.

“Indemnified Party” has the meaning set forth in Section 11(c).

“Indemnifying Party” has the meaning set forth in Section 11(c).

“Initial Holders” means the Holders as of the date hereof.

“Initial Notes” means the $12,000,000 million of 13.50% Convertible Second Lien Senior Secured Notes due 2021 of the Company issued pursuant to the indenture, dated the date hereof, among the Company, the guarantors named therein, and Wilmington Trust, National Association, as trustee, purchased by the Initial Holders on the date hereof pursuant to the Note Purchase Agreement.

“Initial Shelf Expiration Date” has the meaning set forth in Section 2(d).

“Initial Shelf Registration Statement” has the meaning set forth in Section 2(a).

“Losses” has the meaning set forth in Section 11(a).

“Majority Holders” means, with respect to any Underwritten Offering, the holders of a majority of the Registrable Securities to be included in such Underwritten Offering held by all Holders that have made the request requiring the Company to conduct such Underwritten Offering (but not including any Holders that have exercised “piggyback” rights hereunder to be included in such Underwritten Offering).

“Notes” means the Initial Notes and the PIK Notes.

“Other Holder” has the meaning set forth in Section 7(b).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggyback Notice” has the meaning set forth in Section 7(a).

“Piggyback Offering” has the meaning set forth in Section 7(a).

“PIK Notes” means any additional notes issued as payment-in-kind on the Initial Notes or on any previously issued PIK Notes.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

7

“Registrable Securities” means, collectively, (a) all Notes issued to any Holder or to any Affiliate or Related Fund of any Holder, either directly or pursuant to a joinder or assignment (including any Conversion Shares issued or issuable upon the conversion of such Notes), and any additional Notes (including any Conversion Shares issued or issuable upon the conversion of such Notes) acquired by any Holder, Affiliate or Related Fund of any Holder in open market or other purchases after the date hereof and (b) any additional Notes, Conversion Shares or shares of Common Stock paid, issued or distributed in respect of any such Notes or Conversion Shares by way of pay-in-kind interest, dividend, split or distribution, or in connection with a combination of securities, and any security into which such Notes or Conversion Shares shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which such securities are disposed of pursuant to an effective Registration Statement; (ii) the date on which such securities are disposed of pursuant to Rule 144 (or any similar provision then in effect) promulgated under the Securities Act; and (iii) the date on which such Registrable Securities cease to be outstanding.

“Registration Statement” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation any Shelf Registration Statement), amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.

“Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled or managed by such Person, by any Affiliate of such Person, or, if applicable, such Person’s investment manager.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholder Questionnaire” means a questionnaire reasonably adopted by the Company from time to time.

“Shelf Registration Statement” means a Registration Statement filed with the Commission in accordance with the Securities Act for the offer and sale of Registrable Securities by Holders on a continuous or delayed basis pursuant to Rule 415.

“Smaller Reporting Company” means a “smaller reporting company” as defined in Item 10(f) of Regulation S-K, as such definition may be amended from time to time.

“Transfer” has the meaning set forth in Section 13.

“Underwritten Offering” means an offering of Registrable Securities under a Registration Statement in which the Registrable Securities are sold to an underwriter for reoffering to the public.

“Underwritten Takedown” has the meaning set forth in Section 2(f).

“Warrants” means the warrants, exercisable for shares of Common Stock, issued by the Company pursuant to that certain Warrant Agreement, dated as of October 12, 2016, between the Company and American Stock Transfer & Trust Company, LLC.

“Warrant Holders” means, collectively, each Person that is a “Holder” (as defined in the Warrant Registration Rights Agreement) as of the relevant determination date.

“Warrant Registration Rights Agreement” means that certain registration rights agreement (including all exhibits thereto and as may be amended, supplemented or amended and restated from time to time in accordance with the terms thereof, made and entered into as of October 12, 2016, by and among the Company and the persons to whom the Warrants were issued on such date.

2.     Initial Shelf Registration.

(a)     The Company shall prepare a Shelf Registration Statement (the “Initial Shelf Registration Statement”), and shall include in the Initial Shelf Registration Statement the Registrable Securities requested by each of the Holders for inclusion therein by written notice to the Company no later than 30 days after the date hereof. The Company shall file the Initial Shelf Registration Statement with the Commission on or prior to the 90th day following the date hereof; provided, however, that the Company shall not be required to include in the Initial Shelf Registration Statement the Registrable Securities of any Holder unless such Holder otherwise timely complies with the requirements of this Agreement with respect to the inclusion of such Registrable Securities in the Initial Shelf Registration Statement.

(b)     The Company shall include in the Initial Shelf Registration Statement all Registrable Securities whose inclusion has been timely requested as aforesaid; provided, however, that the Company shall not be required to include an amount of Registrable Securities in excess of the amount as may be permitted to be included in such Registration Statement under the rules and regulations of the Commission and the applicable interpretations thereof by the staff of the Commission.

(c)     The Initial Shelf Registration Statement shall be on Form S-3 (or any equivalent or successor form) under the Securities Act, or to the extent the Company is not eligible to use Form S-3 or any equivalent or successor form or forms, on Form S-1 or any comparable or successor form; provided, however, that if the Company has filed the registration statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form or forms, the Company may elect, in its sole discretion, to (i) file a post-effective amendment to the registration statement converting such registration statement on Form S-1 to a registration statement on Form S-3 or any equivalent or successor form or forms or (ii) withdraw the registration statement on Form S-1 and file a registration statement on Form S-3 or any equivalent or successor form or forms.

(d)     The Company shall use its reasonable efforts to cause the Initial Shelf Registration Statement to be declared effective by the Commission as promptly as practicable, and in any event not later than the 180th day following the date hereof, and shall use its reasonable efforts to keep such Shelf Registration Statement continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission until the date that all Registrable Securities covered by the Initial Shelf Registration Statement shall cease to be Registrable Securities (such date, the “Initial Shelf Expiration Date”). In the event of any stop order, injunction or other similar order or requirement of the Commission relating to the Initial Shelf Registration Statement, if any Registrable Securities covered by the Initial Shelf Registration Statement remain unsold, the period during which the Initial Shelf Registration Statement shall be required to remain effective will be extended by the number of days during which such stop order, injunction or similar order or requirement is in effect.

(e)     If the Initial Shelf Registration Statement is on Form S-1, then for so long as any Registrable Securities covered by the Initial Shelf Registration Statement remain unsold, the Company will file any supplements to the Prospectus or post-effective amendments required to be filed by applicable law in order to incorporate into such Prospectus any Current Reports on Form 8-K necessary or required to be filed by applicable law, any Quarterly Reports on Form 10-Q or any Annual Reports on Form 10-K filed by the Company with the Commission, or any other information necessary so that (i) the Initial Shelf Registration Statement shall not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading, and (ii) the Company complies with its obligations under Item 512(a)(1) of Regulation S-K; provided, however, that these obligations remain subject to the Company’s rights under Section 6.

(f)     Upon the demand of one or more Holders, the Company shall facilitate a “takedown” of Registrable Securities in the form of an Underwritten Offering (each, an “Underwritten Takedown”), in the manner and subject to the conditions described in Section 5 of this Agreement, provided that either (i) the principal amount of Registrable Securities to be included in such “takedown” shall equal at least twenty percent (20%) of the outstanding Registrable Securities held by all Holders or (ii) the Registrable Securities requested to be sold by the Holders in such “takedown” shall have an anticipated aggregate offering price (before deducting underwriting discounts and commission) of at least $12 million.

3.     Subsequent Shelf Registration Statements

(a)     After (i) the Effective Date of the Initial Shelf Registration Statement and prior to the Initial Shelf Expiration Date and (ii) for so long as any Registrable Securities remain outstanding, the Company shall use its reasonable efforts to (A) ensure that it will be eligible to register the Registrable Securities on Form S-3 after the Initial Shelf Expiration Date, and (B) meet the requirements of General Instruction VII of Form S-1 after the Initial Shelf Expiration Date.

(b)     After the Initial Shelf Expiration Date and for so long as any Registrable Securities remain outstanding, the Company shall use its reasonable efforts to (A) be eligible and/or to maintain its eligibility to register the Registrable Securities on Form S-3, and (B) meet the requirements of General Instruction VII of Form S-1.

(c)     After the Initial Shelf Expiration Date, if there is not an effective Registration Statement which includes the Registrable Securities that is currently outstanding, the Company shall (i) if the Company is eligible to register the Registrable Securities on Form S-3, promptly file a Shelf Registration Statement on Form S-3 and use its reasonable efforts to cause such Registration Statement to be declared effective, (ii) if the Company is a Smaller Reporting Company eligible to incorporate by reference pursuant to Item 12(b) of Form S-1, promptly file a Shelf Registration Statement on Form S-1 and use its reasonable efforts to cause such Registration Statement to be declared effective or (iii) promptly file a Shelf Registration Statement on Form S-1 and use its reasonable efforts to cause such Registration Statement to be declared effective and for so long as any Registrable Securities covered by such Shelf Registration Statement on Form S-1 remain unsold, the Company will file any supplements to the Prospectus or post-effective amendments required to be filed by applicable law in order to incorporate into such Prospectus any Current Reports on Form 8-K necessary or required to be filed by applicable law, any Quarterly Reports on Form 10-Q or any Annual Reports on Form 10-K filed by the Company with the Commission, or any other information necessary so that (x) such Shelf Registration Statement shall not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading, and (y) the Company complies with its obligations under Item 512(a)(1) of Regulation S-K; provided, however, that these obligations remain subject to the Company’s rights under Section 6.

4.     Demand Registration

(a)     At any time and from time to time on or following the date hereof, any Holder or group of Holders may request in writing (“Demand Registration Request”) that the Company effect the registration of all or part of such Holder’s or Holders’ Registrable Securities with the Commission under and in accordance with the provisions of the Securities Act. The Company will file a Registration Statement covering such Holder’s or Holders’ Registrable Securities requested to be registered, and shall use its reasonable efforts to cause such Registration Statement to be declared effective, as promptly as practicable after receipt of such request; provided, however, that the Company will not be required to file a Registration Statement pursuant to this Section 4(a):

(A)     unless either (i) the principal amount of Registrable Securities requested to be registered on such Registration Statement equals at least twenty percent (20%) of the outstanding Registrable Securities held by all Holders or (ii) the Registrable Securities requested to be sold by the Holders pursuant to such Registration Statement have an anticipated aggregate gross offering price (before deducting underwriting discounts and commission) of at least $12 million;

(B)     if the Registrable Securities requested to be registered are already covered by an existing and effective Registration Statement and such Registration Statement may be utilized for the offer and sale of the Registrable Securities requested to be registered;

(C)     if a registration statement filed by the Company shall have previously been initially declared effective by the Commission within the one hundred eighty (180) days preceding the date such Demand Registration Request is made; and

(D)     if the number of Demand Registration Requests previously made pursuant to this Section 4(a) shall equal or exceed five (5); provided, however that a Demand Registration Request shall not be considered made for purposes of this clause (D) unless the requested Registration Statement has been declared effective by the Commission for more than 75% of the full amount of Registrable Securities for which registration has been requested.

(b)     A Demand Registration Request shall specify (i) the then-current name and address of such Holder or Holders, (ii) the aggregate amount of Registrable Securities requested to be registered, (iii) the total amount of Registrable Securities then beneficially owned by such Holder or Holders, and (iv) the intended means of distribution. If at the time the Demand Registration Request is made the Company appears, based on public information available to such Holder or Holders, eligible to use Form S-3 for the offer and sale of the Registrable Securities, the Holder or Holders making such request may request that the registration be in the form of a Shelf Registration Statement (for the avoidance of doubt, the Company shall not be under the obligation to file a Shelf Registration on Form S-3 if, upon the advice of its counsel, it is not eligible to make such a filing).

(c)     The Company may satisfy its obligations under Section 4(a) hereof by amending (to the extent permitted by applicable law) any registration statement previously filed by the Company under the Securities Act, so that such amended registration statement will permit the disposition (in accordance with the intended methods of disposition specified as aforesaid) of all of the Registrable Securities for which a Demand Registration Request has been properly made under Section 4(b) hereof. If the Company so amends a previously filed registration statement, it will be deemed to have effected a registration for purposes of Section 4(a) hereof; provided, however that the Effective Date of the amended registration statement, as amended pursuant to this Section 4(c) shall be the “the first day of effectiveness” of such Registration Statement for purposes of determining the period during which the Registration Statement is required to be maintained effective in accordance with Section 4(e) hereof.

(d)     Within ten (10) days after receiving a Demand Registration Request, the Company shall give written notice of such request to all other Holders of Registrable Securities and shall, subject to the provisions of Section 5(c) in the case of an Underwritten Offering, include in such registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the Company’s giving of such notice, provided that such Registrable Securities are not already covered by an existing and effective Registration Statement that may be utilized for the offer and sale of the Registrable Securities requested to be registered in the manner so requested.

(e)     The Company will use its reasonable efforts to keep a Registration Statement that has become effective as contemplated by this Section 4 continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission:

(A)     in the case of a Registration Statement other than a Shelf Registration Statement, until all Registrable Securities registered thereunder have been sold pursuant to such Registration Statement, but in no event later than two hundred seventy (270) days from the Effective Date of such Registration Statement; and

(B)     in the case of a Shelf Registration Statement, until the earlier of: (x) three (3) years following the Effective Date of such Shelf Registration Statement; and (y) the date that all Registrable Securities covered by such Shelf Registration Statement shall cease to be Registrable Securities;

provided, however, that in the event of any stop order, injunction or other similar order or requirement of the Commission relating to any Shelf Registration Statement, if any Registrable Securities covered by such Shelf Registration Statement remain unsold, the period during which such Shelf Registration Statement shall be required to remain effective will be extended by the number of days during which such stop order, injunction or similar order or requirement is in effect; provided further, however, that if any Shelf Registration Statement was initially declared effective on Form S-3 and, prior to the date determined pursuant to Section 4(e)(B), the Company becomes ineligible to use Form S-3, the period during which such Shelf Registration Statement shall be required to remain effective will be extended by the number of days during which the Company did not have an effective Registration Statement covering unsold Registrable Securities initially registered on such Shelf Registration Statement.

(f)     The Holder or Holders making a Demand Registration Request may, at any time prior to the Effective Date of the Registration Statement relating to such registration, revoke their request for the Company to effect the registration of all or part of such Holder’s or Holders’ Registrable Securities by providing a written notice to the Company. If, pursuant to the preceding sentence, the entire Demand Registration Request is revoked, then, at the option of the Holder or Holders who revoke such request, either (i) such Holder or Holders shall reimburse the Company for all of its reasonable and documented out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement, which out-of-pocket expenses, for the avoidance of doubt, shall not include overhead expenses and which requested registration shall not count as one of the permitted Demand Registration Requests hereunder or (ii) the requested registration that has been revoked will be deemed to have been effected for purposes of Section 4(a).

(g)     If a Registration Statement filed pursuant to this Section 4 is a Shelf Registration Statement, then upon the demand of one or more Holders, the Company shall facilitate a “takedown” of Registrable Securities in the form of an Underwritten Offering, in the manner and subject to the conditions described in Section 5 of this Agreement, provided that either (i) the principal amount of Registrable Securities to be included in such “takedown” shall equal at least twenty percent (20%) of the outstanding Registrable Securities held by all Holders or (ii) the Registrable Securities requested to be sold by the Holders in such “takedown” shall have an anticipated aggregate offering price (before deducting underwriting discounts and commission) of at least $12 million.

5.     Procedures for Underwritten Offerings. The following procedures shall govern Underwritten Offerings pursuant to Section 2(f) or Section 4(g), whether in the case of an Underwritten Takedown or otherwise.

(a)     (i) The Majority Holders shall select one or more investment banking firm(s) of national standing to be the managing underwriter or underwriters for any Underwritten Offering pursuant to a Demand Registration Request or an Underwritten Takedown with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) the Company shall select one or more investment banking firms of national standing to be the managing underwriter or underwriters for any other Underwritten Offering with the consent of the Majority Holders, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)     All Holders proposing to distribute their securities through an Underwritten Offering, as a condition for inclusion of their Registrable Securities therein, shall agree to enter into an underwriting agreement with the underwriters; provided, however that the underwriting agreement is in customary form and reasonably acceptable to the Majority Holders and provided, further, however that no Holder of Registrable Securities included in any Underwritten Offering shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i) such Holder’s ownership of its Registrable Securities to be sold or transferred, (ii) such Holder’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested).

(c)     If the managing underwriter or underwriters for an Underwritten Offering pursuant to a Demand Registration or an Underwritten Takedown advises the Holders that the total amount of Registrable Securities or other shares of Common Stock permitted to be registered is such as to materially adversely affect the success of such Underwritten Offering, the amount of Registrable Securities or other shares of Common Stock to be registered on such Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the securities of the Company to be included by any Person other than a Holder, an Equity Holder, a Warrant Holder or the Company; second, the Company shall reduce or eliminate any securities of the Company to be included by the Company; third, the Company shall reduce or eliminate any securities of the Company, other than Registrable Securities, to be included by any Equity Holder and/or Warrant Holder entitled to participate therein on a pro rata basis based on the total amount of such securities requested by the Equity Holders and/or Warrant Holders to be included in the Underwritten Offering; and fourth, the Company shall reduce the amount of Registrable Securities to be included by Holders on a pro rata basis based on the total amount of Registrable Securities requested by the Holders to be included in the Underwritten Offering.

(d)     Within ten (10) days after receiving a request for an Underwritten Offering constituting a “takedown” from a Shelf Registration Statement, the Company shall give written notice of such request to all other Holders, and subject to the provisions of Section 5(c) hereof, include in such Underwritten Offering all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the Company’s giving of such notice; provided, however that such Registrable Securities are covered by an existing and effective Shelf Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be registered.

(e)     The Company will not be required to undertake an Underwritten Offering pursuant to Section 2(f) or Section 4(g) if the number of Underwritten Offerings previously made pursuant to Section 2(f) or Section 4(g) in the immediately preceding twelve (12)-month period shall exceed three (3); provided that an Underwritten Offering shall not be considered made for purposes of this clause (e) unless the offering has resulted in the disposition by the Holders of at least 75% of the amount of Registrable Securities requested to be included.

6.     Grace Periods.

(a)     Notwithstanding anything to the contrary herein—

(A)     the Company shall be entitled to postpone the filing or effectiveness of, or, at any time after a Registration Statement has been declared effective by the Commission suspend the use of, a Registration Statement (including the Prospectus included therein) if in the good faith judgment of the Board, such registration, offering or use would reasonably be expected to materially affect in an adverse manner or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public and the premature disclosure of which would materially affect the Company in an adverse manner; provided however, that in the event such Registration Statement relates to a Demand Registration Request or an Underwritten Offering pursuant to Section 2(f) or Section 4(g), then the Holders initiating such Demand Registration Request or such Underwritten Offering shall be entitled to withdraw the Demand Registration Request or request for the Underwritten Offering and, if such request is withdrawn, it shall not count against the limits imposed pursuant to Section 4(a)(D) or Section 5(e) and the Company shall pay all registration expenses in connection with such registration; and

(B)     at any time after a Registration Statement has been declared effective by the Commission and there is no duty to disclose under applicable law, the Company may delay the disclosure of material non-public information concerning the Company if the disclosure of such information at the time would, in the good faith judgment of the Board, adversely affect the Company (the period of a postponement or suspension as described in clause (A) and/or a delay described in this clause (B), a “Grace Period”).

(b)     The Company shall promptly (i) notify the Holders in writing of the existence of the event or material non-public information giving rise to a Grace Period (provided that the Company shall not disclose the content of such material non-public information to any Holder, without the express consent of such Holder) or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period will begin, (ii) use its reasonable efforts to terminate a Grace Period as promptly as practicable and (iii) notify the Holders in writing of the date on which the Grace Period ends.

(c)     The duration of any one Grace Period shall not exceed sixty (60) days, and the aggregate of all Grace Periods in total during any three hundred sixty-five (365) day period shall not exceed ninety (90) days. For purposes of determining the length of a Grace Period, the Grace Period shall be deemed to begin on and include the date the Holders receive the notice referred to in clause (i) of Section 6(b) and shall end on and include the later of the date the Holders receive the notice referred to in clause (iii) of Section 6(b) and the date referred to in such notice. In the event the Company declares a Grace Period, the period during which the Company is required to maintain the effectiveness of an Initial Shelf Registration Statement or a Registration Statement filed pursuant to a Demand Registration Request shall be extended by the number of days during which such Grace Period is in effect.

7.     Piggyback Registration

(a)     If at any time, and from time to time, the Company proposes to—

(A)     file a registration statement under the Securities Act with respect to an underwritten offering of Common Stock of the Company or any securities convertible or exercisable into Common Stock of the Company (other than with respect to a registration statement (i) on Form S-8 or any successor form thereto, (ii) on Form S-4 or any successor form thereto or (iii) another form not available for registering the Registrable Securities for sale to the public), whether or not for its own account; or

(B)     conduct an underwritten offering constituting a “takedown” of a class of Common Stock or any securities convertible or exercisable into Common Stock registered under a shelf registration statement previously filed by the Company;

the Company shall give written notice (the “Piggyback Notice”) of such proposed filing or underwritten offering to the Holders at least twenty (20) Business Days before the anticipated filing date. Such notice shall include the amount and class of securities proposed to be registered or offered, the proposed date of filing of such registration statement or the conduct of such underwritten offering, any proposed means of distribution of such securities, any proposed managing underwriter of such securities and a good faith estimate by the Company of the proposed maximum offering price of such securities as such price is proposed to appear on the front cover page of such registration statement (or, in the case of an Underwritten Offering, would appear on the front cover page of a registration statement), and shall offer the Holders the opportunity to register such amount of Registrable Securities as each Holder may request on the same terms and conditions as the registration of the Company’s and/or the holders of other securities of the Company securities, as the case may be (a “Piggyback Offering”). Subject to Section 7(b), the Company will include in each Piggyback Offering all Registrable Securities for which the Company has received written requests for inclusion within ten (10) Business Days after the date the Piggyback Notice is given; provided, however, that in the case of the filing of a registration statement, such Registrable Securities are not otherwise registered pursuant to an existing and effective Shelf Registration Statement under this Agreement; provided further, however that, in the case of an underwritten offering in the form of a “takedown” under a shelf registration statement, such Registrable Securities are covered by an existing and effective Shelf Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be offered.

(b)     The Company will cause the managing underwriter or underwriters of the proposed offering to permit the Holders that have requested Registrable Securities to be included in the Piggyback Offering to include all such Registrable Securities on the same terms and conditions as any similar securities, if any, of the Company. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advises the Company and the selling Holders in writing that, in its view, the total amount of securities that the Company, such Holders and any other holders entitled to participate in such offering (“Other Holders”) propose to include in such offering is such as to materially adversely affect the success of such underwritten offering, then:

(A)     if such Piggyback Offering is an underwritten primary offering by the Company for its own account, the Company will include in such Piggyback Offering: (i) first, all securities to be offered by the Company; (ii) second, up to the full amount of securities requested to be included in such Piggyback Offering by the Holders and the Equity Holders and the Warrant Holders entitled to participate in such offering, allocated pro rata among such holders on the basis of the amount of securities requested to be included therein by each such holder; and (iii) third, up to the full amount of securities requested to be included in such Piggyback Offering by all other Other Holders;

(B)     if such Piggyback Offering is an underwritten secondary offering for the account of Other Holders exercising “demand” rights, the Company will include in such registration: (i) first, all securities of the Other Holders exercising “demand” rights requested to be included therein; (ii) second, up to the full amount of securities requested to be included in such Piggyback Offering by the Holders and the Equity Holders and the Warrant Holders entitled to participate in such offering (except for any of the foregoing groups to the extent such group was the group exercising such “demand” right), allocated pro rata among such holders on the basis of the amount of securities requested to be included therein by each such holder; (iii) third, up to the full amount of securities proposed to be included in the registration by the Company; and (iv) fourth, up to the full amount of securities requested to be included in such Piggyback Offering by any other Other Holders entitled to participate therein, allocated pro rata among such other Other Holders on the basis of the amount of securities requested to be included therein by each such other Other Holder;

such that, in each case, the total amount of securities to be included in such Piggyback Offering is the full amount that, in the view of such managing underwriter, can be sold without materially adversely affecting the success of such Piggyback Offering.

(c)     If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Company determines for any reason not to register or delay the registration of the Piggyback Offering, the Company may, at its election, give notice of its determination to all Holders, and in the case of such a determination, will be relieved of its obligation to register any Registrable Securities in connection with the abandoned or delayed Piggyback Offering, without prejudice.

(d)     Any Holder of Registrable Securities requesting to be included in a Piggyback Offering may withdraw its request for inclusion by giving written notice to the Company, at least three (3) Business Days prior to the anticipated Effective Date of the Registration Statement filed in connection with such Piggyback Offering, or in the case of a Piggyback Offering constituting a “takedown” off of a shelf registration statement, at least three (3) Business Days prior to the anticipated date of the filing by the Company under Rule 424 of a supplemental prospectus (which shall be the preliminary supplemental prospectus, if one is used in the “takedown”) with respect to such offering, of its intention to withdraw from that registration; provided, however, that (i) the Holder’s request be made in writing and (ii) the withdrawal will be irrevocable and, after making the withdrawal, a Holder will no longer have any right to include its Registrable Securities in that Piggyback Offering.

8.     Registration Procedures. If and when the Company is required to effect any registration under the Securities Act as provided in Sections 2(a), 4(a), 5 or 7 of this Agreement, the Company shall use its reasonable efforts to:

(a)     prepare and file with the Commission the requisite Registration Statement to effect such registration and thereafter use its reasonable efforts to cause such Registration Statement to become and remain effective, subject to the limitations contained herein;

(b)     prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the method of disposition set forth in such Registration Statement, subject to the limitations contained herein;

(c)     (i) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Company’s expense, furnish to the Holders whose securities are covered by the Registration Statement copies of all such documents, other than documents that are incorporated by reference into such Registration Statement or Prospectus, proposed to be filed and such other documents reasonably requested by such Holders (which may be furnished by email), and afford Counsel to the Holders a reasonable opportunity to review and comment on such documents; and (ii) in connection with the preparation and filing of each such Registration Statement pursuant to this Agreement, (A) upon reasonable advance notice to the Company, give each of the foregoing such reasonable access to all financial and other records, corporate documents and properties of the Company as shall be necessary, in the reasonable opinion of Counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and Exchange Act, and (B) upon reasonable advance notice to the Company and during normal business hours, provide such reasonable opportunities to discuss the business of the Company with its officers, directors, employees and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of Counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and the Exchange Act;

(d)     notify each selling Holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(e)     with respect to any offering of Registrable Securities, furnish to each selling Holder of Registrable Securities, and the managing underwriters for such Underwritten Offering, if any, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such seller or such managing underwriters may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer;

(f)     (i) register or qualify all Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as the Holders covered by such Registration Statement shall reasonably request in writing, (ii) keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (iii) take any other action that may be necessary or reasonably advisable to enable such Holders to consummate the disposition in such jurisdictions of the securities to be sold by such Holders, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (f) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;

(g)     cause all Registrable Securities included in such Registration Statement to be registered with or approved by such other federal or state governmental agencies or authorities as necessary upon the opinion of counsel to the Company or Counsel to the Holders of Registrable Securities included in such Registration Statement to enable such Holder or Holders thereof to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(h)     with respect to any Underwritten Offering, obtain and, if obtained, furnish to each Holder that is named as an underwriter in such Underwritten Offering and each other underwriter thereof, a signed

(A)     opinion of outside counsel for the Company (including a customary 10b-5 statement), dated the date of the closing under the underwriting agreement and addressed to the underwriters, reasonably satisfactory (based on the customary form and substance of opinions of issuers’ counsel customarily given in such an offering) in form and substance to such underwriters, if any, and

(B)     “comfort” letter, dated the date of the Underwriting Agreement and another dated the date of the closing under the underwriting agreement and addressed to the underwriters and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such registration statement, reasonably satisfactory (based on the customary form and substance of “cold comfort” letters of issuers’ independent public accountant customarily given in such an offering) in form and substance to such Holder and such underwriters, if any, in each case, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and, in the case of the accountants’ comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to underwriters in such types of offerings of securities;

(i)     notify each Holder of Registrable Securities included in such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and for which the Company chooses to suspend the use of the Registration Statement and Prospectus in accordance with the terms of this Agreement, at the written request of any such Holder, promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(j)     notify the Holders of Registrable Securities included in such Registration Statement promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information;

(k)     advise the Holders of Registrable Securities included in such Registration Statement promptly after the Company receives notice or obtains knowledge of any order suspending the effectiveness of a registration statement relating to the Registrable Securities at the earliest practicable moment and promptly use its reasonable efforts to obtain the withdrawal;

(l)     otherwise comply with all applicable rules and regulations of the Commission and any other governmental agency or authority having jurisdiction over the offering of Registrable Securities, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first (1st) full calendar month after the Effective Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder and which requirement will be deemed satisfied if the Company timely files complete and accurate information on Form 10-Q and 10-K and Current Reports on Form 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(m)     provide and cause to be maintained a transfer agent and registrar for the Registrable Securities included in a Registration Statement no later than the Effective Date thereof;

(n)     enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Holders beneficially owning a majority of the Registrable Securities included in a Registration Statement or the underwriters, if any, shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification; and provide reasonable cooperation, including causing at least one (1) executive officer and a senior financial officer to attend and participate in “road shows” and other information meetings organized by the underwriters, if any, as reasonably requested; provided, however, that nothing in this Agreement shall require the Company to participate in more than two (2) “road shows” in any twelve (12)-month period and such participation shall not unreasonably interfere with the business operations of the Company;

(o)     if requested by the managing underwriter(s) or the Holders beneficially owning a majority of the Registrable Securities being sold in connection with an Underwritten Offering, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to the plan of distribution for such Registrable Securities provided to the Company in writing by the managing underwriters and the Holders of a majority of the Registrable Securities being sold and that is required to be included therein relating to the plan of distribution with respect to such Registrable Securities, including without limitation, information with respect to the amount of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering, and make any required filings with respect to such information relating to the plan of distribution as soon as practicable after notified of the information;

(p)     cooperate with the Holders of Registrable Securities included in a Registration Statement and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such amounts and registered in such names as the managing underwriters, or, if none, the Holders beneficially owning a majority of the Registrable Securities being offered for sale, may reasonably request at least three (3) Business Days prior to any sale of Registrable Securities to the underwriters; and

(q)     otherwise use its reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

In addition, at least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, the Company will notify each Holder of the information the Company requires from that Holder, including any update to or confirmation of the information contained in the Selling Stockholder Questionnaire, if any, which shall be completed and delivered to the Company promptly upon request and, in any event, within five (5) Business Days prior to the applicable anticipated filing date. Each Holder further agrees that it shall not be entitled to be named as a selling securityholder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless such Holder has returned to the Company a completed and signed Selling Stockholder Questionnaire and a response to any requests for further information as described in the previous sentence and, if an Underwritten Offering, entered into an underwriting agreement with the underwriters in accordance with Section 5(b). If a Holder of Registrable Securities returns a Selling Stockholder Questionnaire or a request for further information, in either case, after its respective deadline, the Company shall be permitted to exclude such Holder from being a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto. Each Holder acknowledges and agrees that the information in the Selling Stockholder Questionnaire or request for further information as described in this Section 8 will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.

9.     Registration Expenses. All fees and expenses incident to the Company’s performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts, fees or selling commissions or broker or similar commissions or fees, or transfer taxes of any Holder) shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any stock exchange on which any Registrable Securities are then listed for trading, (B) with respect to compliance with applicable state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as requested by the Holders) and (C) if not previously paid by the Company in connection with an Issuer Filing, with respect to any filing that may be required to be made by any broker through which a Holder intends to make sales of Registrable Securities with the Financial Industry Regulatory Authority (“FINRA”) pursuant to the FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale, (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the Holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) the reasonable fees and expenses incurred in connection with any road show for underwritten offerings, (vi) Securities Act liability insurance, if the Company so desires such insurance, and (vii) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company will pay the reasonable fees and disbursements of the Counsel to the Holders, including, for the avoidance of doubt, any expenses of Counsel to the Holders in connection with the filing or amendment of any Registration Statement, Prospectus or free writing prospectus hereunder. Each Holder that sells Registrable Securities pursuant to an Underwritten Offering shall bear and pay all underwriting discounts, fees and commissions applicable to the Registrable Securities sold for such Holder’s account.

10.     Lockups.

(a)     In connection with any Underwritten Takedown or underwritten registration pursuant to a Demand Registration Request or other underwritten public offering of equity securities by the Company, except with the written consent of the underwriters managing such offering, no Holder who participates in such offering or beneficially owns five percent (5%) or more of the outstanding shares of Common Stock at such time and an amount of Registrable Securities that exceeds three percent (3%) of the outstanding Registrable Securities held by all Holders shall effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Company, during the seven (7) days prior to and the ninety (90)-day period beginning on the date of closing of such offering (the “Lockup Period”), except as part of such offering, provided, that such Lockup Period restrictions are applicable on substantially similar terms to the Company and all of its and its subsidiaries’ executive officers and directors; provided that nothing herein shall prevent any Holder from making a distribution of Registrable Securities to any of its partners, members or stockholders thereof or a transfer of Registrable Securities to an Affiliate or Related Fund that is otherwise in compliance with the applicable securities laws, so long as such distributees or transferees, as applicable, agree to be bound by the restrictions set forth in this Section 10(a); provided, further, that nothing herein shall prevent or restrict the ability of any Holder from participating in any such offering, to the extent otherwise permitted, through the exercise of “piggyback” or similar rights that such Holder may otherwise have under the Equity Registration Rights Agreement or Warrant Registration Rights Agreement. Each Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect and, in any event, that the Company’s underwriters in any relevant offering shall be third party beneficiaries of this Section 10(a). The provisions of this Section 10(a) will no longer apply to a Holder once such Holder ceases to hold Registrable Securities.

(b)     In connection with any Underwritten Offering, the Company shall not effect any public sale or distribution of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Majority Holders, during the Lockup Period, except as part of such offering, provided, that such Lockup Period restrictions are applicable on substantially similar terms to the Majority Holders. The Company agrees to execute a lock-up agreement in favor of the Majority Holders’ underwriters to such effect and, in any event, that the Majority Holders’ underwriters in any relevant offering shall be third party beneficiaries of this Section 10(b). Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or Form S-8 or as part of any registration of securities or offering and sale to employees, directors or consultants of the company and its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement.

11.     Indemnification.

(a)     Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, partners, members, managers, investment managers, stockholders, Affiliates and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, investment managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), to which any of them may become subject, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (B) in the case of an occurrence of an event of the type specified in Section 8(i), related to the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated and defined in Section 15(c) below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 11(c)), shall survive the transfer of the Registrable Securities by the Holders, and shall be in addition to any liability which the Company may otherwise have.

(b)     Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its respective directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based solely upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein or (ii) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use in a Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (iii) in the case of an occurrence of an event of the type specified in Section 8(i), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 15(c), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 11(c)), shall survive the transfer of the Registrable Securities by the Holders, and shall be in addition to any liability which the Holder may otherwise have.

(c)     Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that in the reasonable judgment of such counsel a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the reasonable and documented fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all reasonable and documented fees and expenses of the Indemnified Party (including reasonable and documented fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 11(c)) shall be paid to the Indemnified Party, as incurred, with reasonable promptness after receipt of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 11, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.

(d)     Contribution. If a claim for indemnification under Section 11(a) or (b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 11(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 11(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

12.     Rule 144 and Rule 144A; Other Exemptions. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company without registration, until such time as when no Registrable Securities remain outstanding, the Company covenants that it will (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the Commission. Upon the reasonable request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for non-compliance.

13.     Transfer of Registration Rights. Any Holder may freely assign its rights hereunder on a pro rata basis in connection with any sale, transfer, assignment, or other conveyance (any of the foregoing, a “Transfer”) of Registrable Securities to any transferee or assignee; provided that all of the following additional conditions are satisfied: (a) such Transfer is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement; and (c) the Company is given written notice by such Holder of such Transfer, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned; and further provided, that (i) any rights assigned hereunder shall apply only in respect of the Registrable Securities that are Transferred and not in respect of any other securities that the transferee or assignee may hold and (ii) any Registrable Securities that are Transferred may cease to constitute Registrable Securities following such Transfer in accordance with the terms of this Agreement.

14.     Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

15.     Miscellaneous.

(a)     Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(b)     Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to any Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in each Registration Statement

(c)     Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of a Grace Period or any event of the kind described in Section 8(i), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

(d)     Preservation of Rights. Except as may otherwise be contained in the Equity Registration Rights Agreement or the Warrant Registration Rights Agreement (in each case as of, and as in effect on, the date hereof), the Company shall not grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder unless any such more favorable rights are concurrently added to the rights granted hereunder.

(e)     No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders in this Agreement.

(f)     Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company and Holders holding at least a majority of the then outstanding Registrable Securities; provided, however, that any party may give a waiver as to itself; provided further, however that no amendment, modification, supplement, or waiver that disproportionately and adversely affects, alters, or changes the interests of any Holder shall be effective against such Holder without the prior written consent of such Holder; and provided further that the waiver of any provision with respect to any Registration Statement or offering may be given by Holders holding at least a majority of the then outstanding Registrable Securities entitled to participate in such offering or, if such offering shall have been commenced, having elected to participate in such offering. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of a majority of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

(g)     Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or regular mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery, by electronic mail or by facsimile transmission. Such notice or communication shall be deemed given (i) if mailed, two days after the date of mailing, (ii) if sent by national courier service, one Business Day after being sent, (iii) if delivered personally, when so delivered, (iv) if sent by electronic mail, on the Business Day such electronic mail is transmitted, or (v) if sent by facsimile transmission, on the Business Day such facsimile is transmitted, in each case as follows:

(A)     If to the Company:

Goodrich Petroleum Corporation
Attn: Michael J. Killelea, Executive Vice President, General Counsel and Corporate Secretary
801 Louisiana, Suite 700
Houston, Texas 77002
Tel: (713) 780-9494
Fax: (713) 780-9254
E-mail: Mike.Killelea@goodrichpetroleum.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
Attn: Mike Telle
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
Tel: (713) 758-2350
Fax: (713) 615-5651
E-mail: mtelle@velaw.com

(B)     If to the Holders (or to any of them), at their addresses as they appear in the records of the Company or the records of the transfer agent or registrar, if any, for the Registrable Securities.

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(h)     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any trustee in bankruptcy). In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the Holders of Registrable Securities (or any portion thereof) as such shall be for the benefit of and enforceable by any subsequent holder of any Registrable Securities (or of such portion thereof); provided, that such subsequent holder of Registrable Securities shall be required to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by its terms. No assignment or delegation of this Agreement by the Company, or any of the Company’s rights, interests or obligations hereunder, shall be effective against any Holder without the prior written consent of such Holder.

(i)     Execution and Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(j)     Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(k)     Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties to this Agreement consents and agrees that any action to enforce this Agreement or any dispute, whether such dispute arises in law or equity, arising out of or relating to this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York or any New York State Court sitting in New York City. The parties hereto consent and agree to submit to the exclusive jurisdiction of such courts. Each of the parties to this Agreement waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party and such party’s property is immune from any legal process issued by such courts or (ii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding to an address provided in writing by the recipient of such mailing, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service in the manner herein provided.

(l)     Waiver of Jury Trial. Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 15(l) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(m)     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(n)     Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include”, “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation”. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.

(o)     Entire Agreement. This Agreement and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(p)     Termination. The obligations of the Company and of any Holder, other than those obligations contained in Section 11 and this Section 15, shall terminate with respect to the Company and such Holder as soon as such Holder no longer beneficially owns any Registrable Securities.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

GOODRICH PETROLEUM CORPORATION

By:

Name:     Michael J. Killelea

Title:     Executive Vice President, General Counsel and Corporate Secretary

INITIAL HOLDERS:

Funds and Accounts set forth on Schedule 1 hereto

By: FRANKLIN ADVISERS, INC., as investment manager

By:

Name:

Title:

Schedule 1

Initial Holders

Franklin High Income Trust-Franklin High Income Fund

FT Opportunistic Distressed Fund, Ltd.